   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                            MUELLER INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    3351                                   25-0790410
      (State or other jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
           of incorporation)                    Classification Code Number)                   Identification No.)

                           --------------------------

                        6799 GREAT OAKS ROAD, SUITE 200
                            MEMPHIS, TENNESSEE 38138
                                 (901) 753-3200
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                            WILLIAM H. HENSLEY, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                        6799 GREAT OAKS ROAD, SUITE 200
                            MEMPHIS, TENNESSEE 38138
                                 (901) 753-3200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                WITH COPIES TO:

              NEIL NOVIKOFF, ESQ.                              JERRY W. AMOS, ESQ.
           WILLKIE FARR & GALLAGHER                     AMOS, JEFFRIES & ROBINSON, L.L.P.
              787 SEVENTH AVENUE                              230 NORTH ELM STREET
           NEW YORK, NEW YORK 10019                     GREENSBORO, NORTH CAROLINA 27401
                (212) 728-8000                                   (336) 273-5569

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger (the "Merger") of a subsidiary of the Registrant with and into Halstead Industries, Inc. ("Halstead") pursuant to the Merger Agreement described in the enclosed Proxy Statement/Prospectus have been satisfied or waived. If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                     PROPOSED MAXIMUM       PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF SECURITIES                   AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING
                   TO BE REGISTERED (1)                        REGISTERED (2)            PER SHARE              PRICE (3)
Common Stock, $.01 par value..............................                                  N/A                $33,710,000


            TITLE OF EACH CLASS OF SECURITIES                     AMOUNT OF
                   TO BE REGISTERED (1)                       REGISTRATION FEE
Common Stock, $.01 par value..............................         $9,945

(1) This Registration Statement relates to Common Stock, par value $.01 per share ("Mueller Shares"), of the Registrant issuable to holders of Common Stock, par value $.10 per share, of Halstead ("Halstead Shares").

(2) A currently indeterminate number of Mueller Shares. The number of Mueller Shares to be issued in the Merger will be calculated based upon the Exchange Ratio set forth in the Merger Agreement.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) of the Securities Act of 1933, based upon the aggregate book value of the Halstead Shares on June 26, 1998.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           HALSTEAD INDUSTRIES, INC.
                      300 NORTH GREENE STREET, SUITE 1700
                        GREENSBORO, NORTH CAROLINA 27401
                              [            ], 1998

Dear Stockholders:

    You are cordially invited to attend a special meeting of stockholders (the "Special Meeting") of Halstead Industries, Inc. ("Halstead"), to be held at the offices of Halstead, 300 North Greene Street, Greensboro, North Carolina on
[            ], 1998 at 10:00 a.m. local time. At the Special Meeting, you will be asked to consider and vote on the Agreement and Plan of Merger, dated as of August 7, 1998 (the "Merger Agreement"), by and among Halstead, Mueller Industries, Inc., a Delaware corporation ("Mueller"), and Mueller Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Mueller ("Merger Sub"), pursuant to which Merger Sub will merge with and into Halstead (the "Merger"), and each share of common stock of Halstead ("Halstead Shares") (other than shares held by dissenting stockholders) will be converted into the right to receive shares of common stock of Mueller ("Mueller Shares"), as described below.

    At the effective date of the Merger (the "Effective Date"), each Halstead Share outstanding immediately prior to the Effective Date (other than shares held by dissenting stockholders) will be converted into the right to receive a number of Mueller Shares calculated according to a formula based in part upon the Average Market Price (defined below) of Mueller Shares (the "Exchange Ratio"). The Exchange Ratio provides that the number of Mueller Shares to be exchanged for each Halstead Share will be determined by dividing the Purchase Price (defined below) by the product of (a) the number of Halstead Shares outstanding immediately prior to the Effective Date (other than shares held by Halstead or owned by Mueller, Merger Sub or another Mueller subsidiary) and (b) the Average Market Price of a Mueller Share. "Purchase Price" means $92,750,000 less the Halstead Expenses (defined below). "Halstead Expenses" means the expenses incurred by Halstead for all services rendered, and expenses advanced, in connection with the Merger by the accountants, attorneys and financial advisors of Halstead, the Halstead Employee Stock Ownership Plan and the Halstead Management Stock Ownership Plan prior to the closing date of the Merger (the "Closing Date "). The "Average Market Price" means the average closing price of one Mueller Share on the New York Stock Exchange ("NYSE") for the 30 consecutive trading days immediately preceding the Closing Date.

    Halstead's management anticipates that the Purchase Price will be approximately $92,000,000 or $26,218 per Halstead Share based on an estimated $750,000 for the Halstead Expenses. Assuming Halstead Expenses of $750,000 and
an Average Market Price of $    (the per share closing price for Mueller Shares
on the NYSE on                ), each Halstead Share surrendered in the Merger
would be converted into the right to receive      Mueller Shares. STOCKHOLDERS
SHOULD RECOGNIZE, HOWEVER, THAT THE FINAL DETERMINATION OF THE PURCHASE PRICE WILL NOT BE MADE UNTIL THE CLOSING DATE, AT WHICH TIME A FINAL DETERMINATION WILL BE MADE AS TO THE AMOUNT OF THE HALSTEAD EXPENSES, AND THAT THE NUMBER OF MUELLER SHARES TO BE RECEIVED BY HOLDERS OF HALSTEAD SHARES WILL BE AFFECTED BY FLUCTUATIONS IN THE PRICE OF MUELLER SHARES DURING THE 30 CONSECUTIVE TRADING DAYS PRIOR TO THE CLOSING DATE. FURTHERMORE, ANY CHANGES IN THE MARKET PRICE OF MUELLER SHARES AFTER THE PERIOD DURING WHICH THE AVERAGE MARKET PRICE IS DETERMINED WILL NOT AFFECT THE NUMBER OF MUELLER SHARES THAT HOLDERS OF HALSTEAD SHARES WILL RECEIVE, AND THE ACTUAL MARKET PRICE OF MUELLER SHARES AT THE EFFECTIVE DATE COULD BE MORE OR LESS THAN THE AVERAGE MARKET PRICE USED IN THE EXCHANGE RATIO.

    No fractional Mueller Shares will be issued in the Merger. In lieu of fractional shares, each holder of Halstead Shares who would otherwise have been entitled to a fraction of a Mueller Share will be paid cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by an exchange agent, on behalf of all such holders, of the aggregate fractional Mueller Shares to which all such holders would otherwise be entitled.

    THE ENCLOSED NOTICE OF SPECIAL MEETING AND PROXY STATEMENT/PROSPECTUS CONTAIN IMPORTANT INFORMATION CONCERNING THE SPECIAL MEETING AND THE PROPOSED MERGER, INCLUDING DETAILS AS TO THE DETERMINATION OF THE EXCHANGE RATIO. PLEASE CAREFULLY READ THESE MATERIALS AND THOROUGHLY CONSIDER THE INFORMATION CONTAINED IN THEM.

    Whether or not you plan to attend the Special Meeting, you are urged to complete, sign, date, and promptly return the enclosed proxy to assure that your Halstead Shares will be voted at the Special Meeting. If you attend the Special Meeting, you may vote in person, whether or not you have previously submitted a proxy.

    THE BOARD OF DIRECTORS OF HALSTEAD UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE PROPOSED MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, HOLDERS OF HALSTEAD SHARES. ACCORDINGLY, THE BOARD OF DIRECTORS OF HALSTEAD RECOMMENDS THAT HOLDERS OF HALSTEAD SHARES VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

                                          Sincerely,

                                          William B. Halstead
                                          Chairman and Chief Executive Officer

                           HALSTEAD INDUSTRIES, INC.
                            300 NORTH GREENE STREET
                                   SUITE 1700
                        GREENSBORO, NORTH CAROLINA 27401

                     NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON [         ], 1998

To the Stockholders of
  Halstead Industries, Inc.:

    NOTICE IS HEREBY GIVEN that Halstead Industries, Inc. ("Halstead") will hold
a special meeting of stockholders on [         ], 1998 at 10:00 a.m., local
time, at the offices of Halstead, 300 North Greene Street, Greensboro, North Carolina (including any adjournment or postponement thereof, the "Special Meeting"), for the following purposes:

        1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 7, 1998 (the "Merger Agreement"), among Halstead, Mueller Industries, Inc., a Delaware corporation ("Mueller"), and Mueller Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Mueller ("Merger Sub"), and the transactions contemplated thereby. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged (the "Merger") with and into Halstead, and Halstead will become a wholly owned subsidiary of Mueller.

        2. To transact such other business as may properly come before the Special Meeting.

    Halstead has fixed the close of business on [         ], 1998 (the "Record
Date") as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Special Meeting.

    THE HALSTEAD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. The affirmative vote of a majority of the outstanding shares of common stock of Halstead, par value $.10 per share (the "Halstead Shares") entitled to vote at the Special Meeting is required to approve and adopt the Merger Agreement. Halstead Shares are entitled to one vote per share. Holders of a majority of Halstead Shares have agreements with Mueller to vote their shares in favor of the Merger Agreement. Such holders have the right to vote at the Special Meeting sufficient shares to approve the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other holder of Halstead Shares, thus ensuring approval of the Merger Agreement and the transactions contemplated thereby. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL GENERALLY HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. Holders of Halstead Shares who do not vote for the Merger may, by complying with the procedures prescribed in the Delaware General Corporation Law, be entitled to appraisal rights as described therein. See "APPRAISAL RIGHTS AVAILABLE TO HOLDERS OF HALSTEAD SHARES" in the accompanying Proxy Statement/Prospectus.

    Stockholders are invited to attend the Special Meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

    If your shares are held of record by a broker, bank or other nominee, you must instruct your broker, bank or other nominee on how to vote your shares, or else your shares will not be voted. If you require assistance in completing your proxy card or if you have questions about the voting procedure, please contact Michael E. Stoll, Vice President & Secretary of Halstead at (336) 272-1966.

    Participants in the Halstead Employee Stock Ownership Plan ("ESOP Participants") will receive a letter, enclosed herewith, from the ESOP Administration Committee (the "ESOP Letter") that provides a description of the voting procedures for ESOP Participants and certain other matters relevant to the ESOP Participants. ESOP Participants should read the ESOP Letter carefully.

    Regardless of how many shares you own, your vote is very important. Please SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                          By Order of the Board of Directors

                                          ________________________

                                          Michael E. Stoll
                                          Vice President & Secretary

Greensboro, North Carolina
[         ], 1998

                SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                           HALSTEAD INDUSTRIES, INC.
                                PROXY STATEMENT
                               ------------------

                            MUELLER INDUSTRIES, INC.
                                   PROSPECTUS

    This Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") is being furnished to the holders of common stock, par value $.10 per share ("Halstead Shares"), of Halstead Industries, Inc. ("Halstead") in connection with the solicitation of proxies by the Board of Directors of Halstead (the "Halstead Board") for use at the special meeting of stockholders of Halstead (the "Halstead Stockholders") to be held at the offices of Halstead, 300 North
Greene Street, Greensboro, North Carolina, on [         ], 1998 commencing at
10:00 a.m., local time, and any adjournments or postponements thereof (the "Special Meeting").

    At the Special Meeting, the Halstead Stockholders as of the close of
business on [          ], 1998 (the "Record Date") will consider and vote on a
proposal to approve and adopt an Agreement and Plan of Merger, dated as of August 7, 1998 (the "Merger Agreement"), among Halstead, Mueller Industries, Inc., a Delaware corporation ("Mueller"), and Mueller Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Mueller ("Merger Sub"), and the transactions contemplated thereby. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged (the "Merger") with and into Halstead, and Halstead will become a wholly owned subsidiary of Mueller. If the Merger is consummated, each outstanding Halstead Share (other than Excluded Shares (as defined below) and shares as to which appraisal rights are properly exercised under Delaware law) will be converted into the right to receive the number of shares (the "Exchange Ratio") of common stock, par value $.01 per share, of Mueller (the "Mueller Shares"), determined by dividing (A) $92,750,000 less the Halstead Expenses (as defined below) by (B) the product of
(i) the total number of Halstead Shares issued and outstanding immediately prior to the date when the Merger becomes effective (the "Effective Date") (other than Excluded Shares) and (ii) the Mueller Average Market Price (as defined below). Assuming Halstead Expenses of $750,000 and a Mueller Average Market Price of
$      (the per share closing price for Mueller Shares on the NYSE (as defined
below) on                ), the Exchange Ratio would be       . The actual
Exchange Ratio will be determined immediately prior to the closing of the Merger (the "Closing") and, therefore, may not be known at the time of the Special Meeting. No fractional Mueller Shares will be issued in the Merger. In lieu of fractional shares, each Halstead Stockholder who would otherwise have been entitled to a fraction of a Mueller Share will be paid cash (without interest) in an amount equal to such stockholder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent (as defined below), on behalf of all such stockholders, of the aggregate fractional Mueller Shares to which such stockholder would otherwise be entitled.

    For a more complete description of the terms of the Merger, including a description of the consideration to be received by Halstead Stockholders, see "THE MERGER."

    Mueller Shares are quoted on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "MLI."

    This Proxy Statement/Prospectus also constitutes a Prospectus relating to the Mueller Shares to be issued in connection with the proposed Merger.

    The information contained in this Proxy Statement/Prospectus relating to Mueller has been furnished by Mueller and the information contained in this Proxy Statement/Prospectus relating to Halstead has been furnished by Halstead.

    This Proxy Statement/Prospectus and the accompanying proxy card are first
being mailed to Halstead Stockholders on or about [          ], 1998.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

       The date of this Proxy Statement/Prospectus is [          ], 1998

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                            -----------
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................................................           1
FORWARD-LOOKING STATEMENTS................................................................................           3
AVAILABLE INFORMATION.....................................................................................           3
INCORPORATION OF DOCUMENTS BY REFERENCE...................................................................           3
SUMMARY...................................................................................................           5
MUELLER SUMMARY SELECTED FINANCIAL DATA...................................................................          10
HALSTEAD SUMMARY SELECTED FINANCIAL DATA..................................................................          11
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA......................................................          13
MARKET PRICE INFORMATION..................................................................................          14
COMPARATIVE PER SHARE DATA................................................................................          15
THE MERGER................................................................................................          16
  Background of the Merger................................................................................          16
  Reasons for the Merger..................................................................................          18
  Opinion of the Financial Advisor to the Halstead ESOP...................................................          19
  Accounting Treatment of the Merger......................................................................          20
  Governmental and Regulatory Approvals...................................................................          20
  Interests of Certain Persons in the Merger; Possible Conflicts of Interest..............................          20
  Effect of the Merger on Employee Benefit Plans..........................................................          22
  Certain Federal Income Tax Consequences of the Merger...................................................          22
THE MERGER AGREEMENT AND RELATED AGREEMENTS...............................................................          25
  General.................................................................................................          25
  Effective Date..........................................................................................          25
  Consideration to be Received in the Merger..............................................................          25
  Exchange of Shares......................................................................................          25
  Representations and Warranties..........................................................................          26
  Conduct of Halstead's Business..........................................................................          27
  Exclusivity.............................................................................................          28
  Indemnification.........................................................................................          28
  Resales of Mueller Shares...............................................................................          30
  Conditions to the Merger................................................................................          30
  Termination of the Merger Agreement.....................................................................          32
  Termination Fees; Expenses of the Merger................................................................          33
  Voting Agreements.......................................................................................          33
APPRAISAL RIGHTS AVAILABLE TO HOLDERS OF HALSTEAD SHARES..................................................          35
HALSTEAD SPECIAL MEETING..................................................................................          38
  Date, Time and Place....................................................................................          38
  Matters to be Considered................................................................................          38
  Record Date.............................................................................................          38
  Quorum..................................................................................................          38
  Required Vote...........................................................................................          38
  Proxies and Revocation..................................................................................          38
  Solicitation of Proxies.................................................................................          39

                                                                                                               PAGE
                                                                                                            -----------
INFORMATION ABOUT HALSTEAD................................................................................          40
  General.................................................................................................          40
  Business................................................................................................          40
  Copper Tubing...........................................................................................          40
  Line Sets...............................................................................................          40
  Competition.............................................................................................          40
  Properties and Facilities...............................................................................          41
  Raw Materials and Supplies..............................................................................          41
  Year 2000 Program.......................................................................................          41
HALSTEAD MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............          42
  Results of Operations...................................................................................          42
  Liquidity and Capital Resources.........................................................................          43
  Contingencies...........................................................................................          44
  Other Matters...........................................................................................          45
OWNERSHIP OF HALSTEAD SHARES BY CERTAIN BENEFICIAL OWNERS AND HALSTEAD MANAGEMENT.........................          45
INFORMATION ABOUT MUELLER.................................................................................          48
  Acquisitions............................................................................................          48
  Capital Projects........................................................................................          48
  Income Taxes: Closing Agreement.........................................................................          48
  Year 2000 Program.......................................................................................          48
DESCRIPTION OF MUELLER CAPITAL STOCK......................................................................          49
  General.................................................................................................          49
  Common Stock............................................................................................          49
  Transfer Agent..........................................................................................          50
COMPARISON OF STOCKHOLDER RIGHTS..........................................................................          51
  Authorized Capital......................................................................................          51
  Election and Size of Board of Directors.................................................................          51
  Removal of Directors....................................................................................          52
  Vacancies on the Board of Directors.....................................................................          52
  Amendments to Charter...................................................................................          52
  Dividends...............................................................................................          52
  Stockholder Meetings....................................................................................          53
  Vote on Extraordinary Corporate Transactions; Business Combination Restrictions.........................          53
  Rights Plan.............................................................................................          53
  DGCL Business Combination Provisions....................................................................          54
EXPERTS...................................................................................................          54
LEGAL OPINIONS............................................................................................          55
INDEX TO HALSTEAD INDUSTRIES, INC. FINANCIAL STATEMENTS...................................................         F-1

APPENDICES
Appendix A   -- Agreement and Plan of Merger, dated as of August 7, 1998, among Halstead
             Industries, Inc., Mueller Industries, Inc. and Mueller Acquisition Corp.
Appendix B   -- Form of Amended and Restated Voting Agreement between certain stockholders of
                Halstead Industries, Inc. and Mueller Industries, Inc.
Appendix C   -- Opinion of Parker/Hunter Incorporated to the Trustee for the Halstead ESOP
Appendix D   -- Section 262 of the Delaware General Corporation Law regarding Appraisal
                Rights

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

    THE HALSTEAD BOARD UNANIMOUSLY RECOMMENDS VOTING IN FAVOR OF THE PROPOSED MERGER AND BELIEVES IT TO BE IN THE BEST INTERESTS OF HALSTEAD AND THE HALSTEAD STOCKHOLDERS.

Q: WHAT WILL HAPPEN AS A RESULT OF THE PROPOSED MERGER?

A: If the Merger is approved and consummated, each Halstead Share (other than Excluded Shares and Halstead Shares as to which appraisal rights are properly exercised under Delaware law) will be converted into the right to receive the merger consideration described below and Halstead will become a wholly owned subsidiary of Mueller.

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this Proxy Statement/Prospectus, just indicate on your proxy card how you want to vote, and sign and mail the proxy card in the enclosed return envelope as soon as possible, so that your Halstead Shares will be represented at the Special Meeting. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the Merger. If you do not vote or you abstain, it will have the effect of a vote against the Merger.

Q: WHAT DO I DO IF MY SHARES ARE HELD BY THE HALSTEAD ESOP?

A: Persons ("ESOP Participants") having an account balance under the Halstead
    Employee Stock Ownership Plan (the "Halstead ESOP") will receive a letter, enclosed herewith, from the ESOP Administration Committee (the "ESOP Letter") that provides a description of the voting procedures for ESOP Participants and certain other matters relevant to ESOP Participants. ESOP Participants should read the ESOP Letter carefully.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the Merger is completed, former Halstead Stockholders will receive written instructions for exchanging their stock certificates.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: If the Merger is consummated, you will have the right to receive in exchange for each Halstead Share you own (other than Excluded Shares and Halstead Shares as to which appraisal rights are properly exercised under Delaware law), a number of Mueller Shares determined by dividing (A) $92,750,000 less the Halstead Expenses by (B) the product of (i) the total number of Halstead Shares outstanding immediately prior to the Effective Date, other than Excluded Shares, and (ii) the Mueller Average Market Price.

    No fractional Mueller Shares will be issued in the Merger. In lieu of fractional shares, each Halstead Stockholder who would otherwise have been entitled to a fraction of a Mueller Share will be paid cash (without interest) in an amount equal to the stockholder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such stockholders, of the aggregate fractional Mueller Shares to which such stockholders would otherwise be entitled.

    On the date of the Closing (the "Closing Date"), the value of the Mueller Shares received for each Halstead Share in the Merger will equal the Exchange Ratio multiplied by the market price of a Mueller Share on the Closing Date. The price of a Mueller Share on the Closing Date may not equal the Mueller Average Market Price because (i) the Mueller Average Market Price is calculated over the thirty trading days ending on the trading day immediately prior to the Closing Date and (ii) the price per Mueller Share may fluctuate between the date the Mueller Average Market Price is determined and the Closing Date.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: It is anticipated that the Merger will be completed promptly following the Special Meeting.

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A: The exchange of shares by Halstead Stockholders is generally intended to be tax-free to Halstead Stockholders for federal income tax purposes. However, Halstead Stockholders will be subject to taxation with respect to cash received for fractional shares. To review certain federal income tax consequences to stockholders in greater detail, see "THE MERGER--Certain Federal Income Tax Consequences of the Merger." Halstead Stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including the applicable federal, state, local and foreign tax consequences.

    The federal income tax consequences of the Merger to ESOP Participants are as provided in "THE MERGER--Certain Federal Income Tax Consequences of the Merger--Special Considerations for Halstead ESOP Participants."

Q: WHO CAN HELP ANSWER YOUR QUESTIONS?

A: If you have more questions about the Merger, would like additional copies of this Proxy Statement/ Prospectus, or have questions regarding the procedures for voting your shares or executing, changing or revoking a proxy, you should contact:

    Halstead Industries, Inc.

    300 North Greene Street

    Suite 1700

    Greensboro, North Carolina 27401

    Attention: Michael E. Stoll, Vice President & Secretary

    Phone Number: (336) 272-1966

                           FORWARD-LOOKING STATEMENTS

    This Proxy Statement/Prospectus contains various forward-looking statements and includes assumptions concerning Mueller's and Halstead's operations, future results, and prospects. These forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Mueller and Halstead provide the following cautionary statement identifying important economic, political and technological factors, among others, the absence of which could cause the actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions. Such factors include: (i) continuation of the current and projected future business environment, including interest rates and capital and consumer spending; (ii) competitive factors and competitor responses to Mueller and Halstead initiatives; (iii) successful completion of Mueller's major ongoing capital projects; (iv) stability of government laws and regulations, including taxes; and (v) continuation of the environment to make acquisitions, domestic and foreign, including regulatory requirements and market values of candidates.

                             AVAILABLE INFORMATION

    Mueller files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or the "SEC"). You may read and copy any reports, statements or other information Mueller files at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Mueller's SEC filings are also available to the public from commercial document retrieval services and at the SEC's site on the World Wide Web at http://www.sec.gov.

    Mueller has filed a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933 as amended (the "Securities Act"), to register with the SEC the Mueller Shares to be issued pursuant to the proposed Merger. As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

    Mueller Shares are listed and traded on the NYSE. Reports, proxy statements and other information concerning Mueller can be inspected at the NYSE, 20 Broad Street, New York, New York 10005.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The SEC allows Mueller to "incorporate by reference" information into this Proxy Statement/ Prospectus, which means that Mueller can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/ Prospectus. This Proxy Statement/Prospectus incorporates by reference the following documents previously filed with the SEC by Mueller (File No. 1-6770) pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"):

        1. Mueller's Annual Report on Form 10-K for the fiscal year ended December 27, 1997.

        2. Mueller's Quarterly Report on Form 10-Q for the quarter ended March 28, 1998.

        3. Mueller's Quarterly Report on Form 10-Q for the quarter ended June 27, 1998.

        4. The description of Mueller Shares in Mueller's Registration Statement on Form 8-A under the Exchange Act filed on January 22, 1991, including all amendments and reports filed for the purpose of updating such description.

    Mueller is also incorporating by reference additional documents that Mueller files with the SEC between the date of this Proxy Statement/Prospectus and the date of the Special Meeting. Any statement contained in this Proxy Statement/Prospectus, in a supplement to this Proxy Statement/Prospectus or in a document incorporated or deemed to be incorporated by reference in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained in this Proxy Statement/Prospectus or in any subsequently filed supplement to this Proxy Statement/Prospectus or in any document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

    Mueller has supplied all information contained or incorporated by reference in this Proxy Statement/ Prospectus relating to Mueller, and Halstead has supplied all information contained in this Proxy Statement/Prospectus relating to Halstead.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS
DATED [         ], 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN
THIS PROXY STATEMENT/ PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/ PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF ANY MUELLER SHARES IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM MUELLER INDUSTRIES, INC., ATTENTION: WILLIAM H. HENSLEY, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, 6799 GREAT OAKS ROAD, MEMPHIS, TENNESSEE 38138-2572, TELEPHONE NUMBER (901) 753-3200. IN ORDER TO ENSURE TIMELY
DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY [         ], 1998.

                                    SUMMARY

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/ PROSPECTUS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, IN ITS APPENDICES AND IN THE DOCUMENTS REFERRED TO HEREIN, TO WHICH REFERENCE IS MADE FOR A MORE COMPLETE STATEMENT OF THE MATTERS DISCUSSED BELOW.

THE COMPANIES

    MUELLER

    Mueller is a leading manufacturer of copper, brass, plastic and aluminum products. The range of these products is broad: copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. These operations accounted for approximately 96 percent of Mueller's total net sales and 80 percent of total identifiable assets on a consolidated basis in 1997. Mueller sells its products to the heating and air-conditioning, refrigeration, plumbing, hardware and other industries. Mueller operates eighteen factories in the United States, Canada, the United Kingdom, and France and has distribution facilities in each of these countries and sales representation worldwide.

    Mueller also owns a short line railroad in Utah and natural resource properties in the western United States.

    Mueller's executive offices are located at 6799 Great Oaks Road, Memphis, Tennessee 38138, and its telephone number is (901) 753-3200.

    MERGER SUB

    Merger Sub is a wholly owned subsidiary of Mueller that does not conduct any substantial business activities. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Halstead, with the result that Halstead, as the surviving corporation, will become a subsidiary of Mueller.

    Merger Sub's executive offices are located at 6799 Great Oaks Road, Memphis, Tennessee 38138 and its telephone number is (901) 753-3200.

    HALSTEAD

    Halstead was founded as a Pennsylvania corporation in 1960, at which time all of the business and assets of Halstead and Mitchell Company, a Pennsylvania general partnership, were transferred to Halstead. In 1993, Halstead formed a Delaware corporation and merged the Pennsylvania corporation into the Delaware corporation for the purpose of changing the state of its organization from Pennsylvania to Delaware. Headquartered in Greensboro, North Carolina, Halstead produces and distributes drawn copper tubing at its Wynne, Arkansas facility and assembles and distributes insulated copper line sets at its facility in Clinton, Tennessee. In 1997, net sales were $243 million, down from $275 million in 1996. At September 1, 1998, Halstead had 39 employees in Greensboro, 749 employees in Wynne and 121 employees in Clinton. Halstead's executive offices are located at 300 North Greene Street, Suite 1700, Greensboro, North Carolina and its telephone number is (336) 272-1966.

RECOMMENDATION OF THE HALSTEAD BOARD

    The Halstead Board has unanimously approved the Merger Agreement and unanimously recommends that Halstead Stockholders vote "FOR" the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. This recommendation is based on a number of factors described in this Proxy Statement/Prospectus. See "THE MERGER--Reasons for the Merger."

    Holders of a majority of Halstead Shares have agreements with Mueller to vote their shares in favor of the Merger. Such holders have the right to vote at the Special Meeting sufficient shares to approve the

Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other Halstead Stockholder, thus ensuring approval of the Merger Agreement and the transactions contemplated thereby.

OPINION OF THE FINANCIAL ADVISOR TO THE HALSTEAD ESOP

    The trustee for the Halstead ESOP (the "ESOP Trustee") has obtained a written opinion from Parker/Hunter Incorporated ("Parker/Hunter") that the consideration to be received by the Halstead ESOP pursuant to the Merger Agreement is fair from a financial point of view. See "THE MERGER-- Opinion of the Financial Advisor to the Halstead ESOP."

MERGER CONSIDERATION

    If the Merger is consummated, Halstead Stockholders will have the right to receive, in exchange for each Halstead Share they own (other than Excluded Shares and shares as to which appraisal rights are properly exercised under the Delaware General Corporation Law (the "DGCL")), the number of Mueller Shares equal to the Exchange Ratio. The Exchange Ratio is determined by dividing (A) $92,750,000 less the Halstead Expenses by (B) the product of (i) the total number of Halstead Shares issued and outstanding immediately prior to the Effective Date (other than Excluded Shares) and (ii) the Mueller Average Market Price.

    "Excluded Shares" means those Halstead Shares held by Halstead or owned by Mueller, Merger Sub or any other subsidiary of Mueller.

    "Halstead Expenses" means the amount of expenses incurred by Halstead for all services rendered, and expenses advanced prior to the Closing Date, in connection with the Merger by the accountants, attorneys and financial advisors of Halstead, the Halstead ESOP and the Halstead Management Stock Ownership Plan (the "Halstead MSOP").

    "Mueller Average Market Price" means the average per share closing sale price of one Mueller Share as reported on the NYSE composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for the 30 trading days ending on the trading day immediately prior to the Closing Date, rounded to the fourth decimal place.

    Halstead's management anticipates that the Halstead Expenses will be approximately $750,000. Assuming Halstead Expenses of $750,000 and a Mueller
Average Market Price of $     (the per share closing price for Mueller Shares on
the NYSE on                ), the Exchange Ratio would be       . The actual
Exchange Ratio will be determined immediately prior to the Closing Date and, therefore, may not be known at the time of the Special Meeting.

    On the Closing Date, the value of the Mueller Shares received for each Halstead Share in the Merger will equal the Exchange Ratio multiplied by the market price of a Mueller Share on the Closing Date. The price of a Mueller Share on the Closing Date may not equal the Mueller Average Market Price because
(i) the Mueller Average Market Price is calculated over the 30 trading days ending on the trading day immediately prior to the Closing Date and (ii) the price per Mueller Share may fluctuate between the date the Mueller Average Market Price is determined and the Closing Date.

    No fractional Mueller Shares will be issued in the Merger. In lieu of fractional shares, each Halstead Stockholder who would otherwise have been entitled to a fraction of a Mueller Share will be paid cash (without interest) in an amount equal to such stockholder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional Mueller Shares to which such stockholder would otherwise be entitled.

    See "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Consideration to be Received in the Merger."

REQUIRED VOTE

    The approval of a majority of the outstanding Halstead Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby.

    As of the Record Date, directors and executive officers of Halstead and their affiliates were beneficial owners of approximately 30.9% of the outstanding Halstead Shares. In order to induce Mueller to enter into the Merger Agreement, certain Halstead Stockholders (including certain of the directors and officers referred to above) who collectively hold approximately 52.6% of the outstanding Halstead Shares entered into agreements with Mueller (as amended, the "Voting Agreements") pursuant to which each such Halstead Stockholder has agreed, among other things, to vote all of the Halstead Shares beneficially owned by the Halstead Stockholder in favor of adoption and approval of the Merger Agreement and the Merger. Such stockholders have the right to vote at the Special Meeting sufficient shares to approve the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other Halstead Stockholder, thus ensuring stockholder approval of the Merger Agreement and the transactions contemplated thereby. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Voting Agreements." Attached as Appendix B is the full text of the form of the Amended and Restated Voting Agreement.

CONDITIONS TO THE MERGER

    Each party's obligation to complete the Merger is subject to the fulfillment or waiver (where applicable) of a number of conditions, including, without limitation, the following:

        (a) the approval of the transactions contemplated by the Merger Agreement by the Halstead Stockholders constituting a majority of the outstanding Halstead Shares;

        (b) the receipt of a tax opinion from Willkie Farr & Gallagher ("Willkie Farr"), counsel to Mueller, as to the tax-free nature of the Merger;

        (c) the receipt of requisite governmental consents and approvals to consummate the Merger;

        (d) the accuracy of the representations and warranties of the other party to the Merger Agreement and the performance of the obligations of the other party to the Merger Agreement;

        (e) the absence of an injunction or law prohibiting the Merger or any legal action instituted or threatened by a governmental entity which seeks to prevent or delay the consummation of the transactions contemplated by the Merger Agreement or which challenges the validity or enforceability of the Merger Agreement, and which in either such case has a reasonable likelihood of success in the opinion of counsel to Mueller or Halstead; and

        (f) the absence of a material adverse change in the other party or its business.

    In addition, Mueller's obligation to complete the Merger is conditioned on:

        (a) the receipt of certain consents from third parties;

        (b) the receipt of a letter from Halstead's independent public accountants as to whether or not the Merger will qualify for "pooling of interests" accounting treatment if it is consummated in accordance with the Merger Agreement; and

        (c) the holders of no more than 5% of the outstanding Halstead Shares having exercised their appraisal rights in the Merger in accordance with the DGCL.

    The parties' obligations are also subject to certain other conditions set forth in the Merger Agreement.

    See "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Conditions to the Merger."

TERMINATION

    The Merger Agreement is subject to termination:

        (a) by mutual consent of the board of directors of Mueller and Halstead; and

        (b) by either Mueller or Halstead if (i) there is a permanent injunction prohibiting the Merger or the transactions contemplated by the Merger Agreement, (ii) the Merger is not consummated by December 23, 1998 (subject to extension to February 25, 1999 under certain circumstances) or (iii) the other party materially breaches its representations, warranties, covenants or agreements set forth in the Merger Agreement.

    See "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Termination of the Merger Agreement".

INTERESTS OF CERTAIN PERSONS IN THE MERGER; POSSIBLE CONFLICTS OF INTEREST

    In considering the Halstead Board's approval of the Merger, Halstead Stockholders should be aware that senior management of Halstead and certain members of the Halstead Board have certain interests in, and will receive benefits from, the Merger that are in addition to, and differ from, the interests of, and benefits to, Halstead Stockholders generally. As a result of the "change of control" resulting from the Merger, William B. Halstead, Chairman, Chief Executive Officer and a Director of Halstead, and William R. Burson, President and a Director of Halstead, will receive certain "change of control" and/or severance benefits of $5,668,000 and $430,000, respectively. LeRoy D. Lintz, Senior Vice President and a Director of Halstead, will receive severance benefits of $155,000. The above named members of Halstead management and other members of Halstead management will also receive certain cash payments as a result of the termination of Halstead's deferred compensation arrangement. Mueller has agreed that following the Merger it will, and will cause Halstead, as the corporation surviving the Merger (the "Surviving Corporation"), to, indemnify the officers and directors of Halstead and any employee of Halstead who acts as a fiduciary under the Halstead MSOP, Halstead ESOP or any other qualified benefit plan of Halstead against liability for acts undertaken by such persons during their tenure as officers, directors or plan fiduciaries and to maintain the current policies of directors and officers liability insurance, all as set forth in the Merger Agreement. These interests and benefits may constitute potential conflicts of interest with the Halstead Stockholders in the negotiation, approval and consummation of the Merger. See "THE MERGER--Interests of Certain Persons in the Merger; Possible Conflicts of Interest."

GOVERNMENTAL AND REGULATORY APPROVALS

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), prohibits Halstead and Mueller from completing the Merger until after Halstead and Mueller have furnished certain information and materials to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and a required waiting period has ended. The parties completed their required filings on August 25, 1998 and the waiting period expired on September 24, 1998. However, the Antitrust Division and the FTC will continue to have authority to challenge the Merger on antitrust grounds before or after the Merger is complete. See "THE MERGER--Governmental and Regulatory Approvals."

APPRAISAL RIGHTS AVAILABLE TO HOLDERS OF HALSTEAD SHARES

    If the Merger is consummated, Halstead Stockholders who did not vote for the Merger may, by complying with the procedures prescribed in Section 262 of the DGCL, be entitled to appraisal rights as described therein. Attached as Appendix D is the full text of Section 262 of the DGCL. Failure to comply precisely with the requirements of Section 262 of the DGCL will result in the loss of appraisal rights. See "APPRAISAL RIGHTS AVAILABLE TO HOLDERS OF HALSTEAD SHARES."

EXPENSES OF THE MERGER

    All fees, expenses and costs incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees, expenses, and costs. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Termination Fees; Expenses of the Merger."

VOTING AGREEMENTS

    In order to induce Mueller to enter into the Merger Agreement, certain Halstead Stockholders who collectively hold approximately 52.6% of the outstanding Halstead Shares entered into Voting Agreements with Mueller pursuant to which each such Halstead Stockholder has agreed, among other things, to vote all of the Halstead Shares beneficially owned by the Halstead Stockholder in favor of adoption and approval of the Merger Agreement and the Merger. Such stockholders have the right to vote at the Special Meeting sufficient shares to approve the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other Halstead Stockholder, thus ensuring stockholder approval of the Merger Agreement and the transactions contemplated thereby. Each such stockholder further granted to, and appointed, Mueller, the Chief Executive Officer of Mueller and the Chief Financial Officer of Mueller and their respective successors, and any other designee of Mueller, the stockholder's irrevocable proxy and attorney-in-fact to vote or act by written consent with respect to such stockholder's Halstead Shares. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Voting Agreements."

EXCLUSIVITY

    Pursuant to the Merger Agreement, Halstead has agreed not to encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person or group (other than Mueller or its representatives) concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving Halstead or any other transaction inconsistent with the transactions contemplated by the Merger Agreement. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Exclusivity."

ACCOUNTING TREATMENT OF THE MERGER

    Mueller and Halstead believe that the Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes. The consummation of the Merger is subject to receipt of a letter from Arthur Andersen LLP, independent public accountants for Halstead, as to whether or not the Merger will qualify for "pooling of interests" accounting treatment if it is consummated in accordance with the Merger Agreement. See "THE MERGER--Accounting Treatment of the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    Mueller and Halstead have structured the Merger so that it will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Merger is conditioned on the receipt of a legal opinion from Willkie Farr that such is the case. Assuming the Merger so qualifies as a reorganization, in general, Halstead Stockholders who exchange their Halstead Shares for Mueller Shares pursuant to the Merger will not recognize any gain or loss for federal income tax purposes in the Merger (except for such gain or loss as may be recognized with respect to cash received in lieu of fractional shares). The federal income tax considerations of the Merger to ESOP Participants are as provided in "THE MERGER--Certain Federal Income Tax Consequences of the Merger--Special Considerations for Halstead ESOP Participants."

    Holders of Halstead Shares are urged to consult their own tax advisors to determine the particular consequences of the Merger to them under federal, state, local and foreign tax laws. For a further discussion of certain federal income tax consequences of the Merger, see "THE MERGER--Certain Federal Income Tax Consequences of the Merger."

                    MUELLER SUMMARY SELECTED FINANCIAL DATA

                            MUELLER AND SUBSIDIARIES
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected consolidated financial data, with the exception of weighted average shares for basic earnings per share and basic earnings per share for 1994 and 1993, of Mueller as of and for the years ended December 27, 1997, December 28, 1996, December 30, 1995, December 31, 1994 and December 25, 1993, is derived from consolidated financial statements of Mueller. Such data is qualified in its entirety by reference to historical financial information set forth in Mueller's Annual Reports on Form 10-K for the fiscal years then ended. The selected consolidated financial data as of and for the six months ended June 27, 1998 and June 28, 1997, is derived from unaudited consolidated financial statements and is qualified in its entirety by reference to historical financial information set forth in Mueller's Quarterly Report on Form 10-Q for the period ended June 27, 1998. Operating results for the six months ended June 27, 1998, are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 26, 1998. Presentation of share data, including earnings per share, has been adjusted to reflect two-for-one stock splits effected during 1998 and 1995.

                                               SIX MONTHS ENDED                          YEAR ENDED
                                             --------------------  ------------------------------------------------------
                                             JUNE 27,   JUNE 28,   DECEMBER 27,  DECEMBER 28,  DECEMBER 30,  DECEMBER 31,
                                               1998       1997         1997          1996          1995          1994
                                             ---------  ---------  ------------  ------------  ------------  ------------
Income Statement Data:
  Net sales................................  $ 452,519  $ 416,803   $  888,997    $  718,312    $  678,838    $  550,003
  Cost of goods sold.......................    348,975    328,469      704,801       554,570       549,884       448,467
  Depreciation and amortization............     11,273      9,816       20,998        18,472        15,452        12,689
  Selling, general and administrative......     36,254     30,730       63,489        54,808        49,491        44,895
                                             ---------  ---------  ------------  ------------  ------------  ------------
  Operating income.........................     56,017     47,788       99,709        90,462        64,011        43,952
  Other income (expense)...................      1,561     (1,100)       1,112        (2,050)          538        (3,128)
                                             ---------  ---------  ------------  ------------  ------------  ------------
  Income before income taxes...............     57,578     46,688      100,821        88,412        64,549        40,824
  Income tax expense.......................     18,603     14,591       31,051        27,239        19,726        12,898
                                             ---------  ---------  ------------  ------------  ------------  ------------
  Net income...............................  $  38,975  $  32,097   $   69,770    $   61,173    $   44,823    $   27,926
                                             ---------  ---------  ------------  ------------  ------------  ------------
                                             ---------  ---------  ------------  ------------  ------------  ------------
  Weighted average shares for basic
    earnings per share.....................     35,163     34,979       34,997        34,799        34,646        36,318
                                             ---------  ---------  ------------  ------------  ------------  ------------
                                             ---------  ---------  ------------  ------------  ------------  ------------
  Adjusted weighted average shares for
    diluted earnings per share.............     39,629     39,227       39,250        38,993        38,298        39,558
                                             ---------  ---------  ------------  ------------  ------------  ------------
                                             ---------  ---------  ------------  ------------  ------------  ------------
  Basic earnings per share.................  $    1.11  $    0.92   $     1.99    $     1.76    $     1.29    $     0.77
                                             ---------  ---------  ------------  ------------  ------------  ------------
                                             ---------  ---------  ------------  ------------  ------------  ------------
  Diluted earnings per share...............  $    0.98  $    0.82   $     1.78    $     1.57    $     1.17    $     0.71
                                             ---------  ---------  ------------  ------------  ------------  ------------
                                             ---------  ---------  ------------  ------------  ------------  ------------
  Cash dividends declared per common
    share..................................  $  --      $  --       $   --        $   --        $   --        $   --
                                             ---------  ---------  ------------  ------------  ------------  ------------
                                             ---------  ---------  ------------  ------------  ------------  ------------

                                             JUNE 27,   JUNE 28,   DECEMBER 27,  DECEMBER 28,  DECEMBER 30,  DECEMBER 31,
                                               1998       1997         1997          1996          1995          1994
                                             ---------  ---------  ------------  ------------  ------------  ------------
Balance Sheet Data:
  Current assets...........................  $ 335,622  $ 273,292   $  309,051    $  274,712    $  211,038    $  183,551
  Current liabilities......................    109,319     88,667      100,557        78,956        67,884        67,221
  Working capital..........................    226,303    184,625      208,494       195,756       143,154       116,330
  Total assets.............................    655,230    548,780      610,776       509,357       450,835       430,755
  Long-term debt...........................     45,172     39,335       53,113        44,806        59,653        76,125
  Stockholders' equity.....................    460,615    380,937      418,040       348,082       285,875       241,948


                                             DECEMBER 25,
                                                 1993
                                             ------------
Income Statement Data:
  Net sales................................   $  501,885
  Cost of goods sold.......................      403,775
  Depreciation and amortization............       14,160
  Selling, general and administrative......       45,923
                                             ------------
  Operating income.........................       38,027
  Other income (expense)...................       (4,584)
                                             ------------
  Income before income taxes...............       33,443
  Income tax expense.......................       12,307
                                             ------------
  Net income...............................   $   21,136
                                             ------------
                                             ------------
  Weighted average shares for basic
    earnings per share.....................       38,613
                                             ------------
                                             ------------
  Adjusted weighted average shares for
    diluted earnings per share.............       41,774
                                             ------------
                                             ------------
  Basic earnings per share.................   $     0.55
                                             ------------
                                             ------------
  Diluted earnings per share...............   $     0.51
                                             ------------
                                             ------------
  Cash dividends declared per common
    share..................................   $   --
                                             ------------
                                             ------------
                                             DECEMBER 25,
                                                 1993
                                             ------------
Balance Sheet Data:
  Current assets...........................   $  194,411
  Current liabilities......................       47,430
  Working capital..........................      146,981
  Total assets.............................      369,743
  Long-term debt...........................       54,320
  Stockholders' equity.....................      222,114

                    HALSTEAD SUMMARY SELECTED FINANCIAL DATA

                                    HALSTEAD
                (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

    The following selected financial data of Halstead as of and for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 is derived from financial statements of Halstead. The selected financial data as of and for the six months ended June 26, 1998 and June 27, 1997, is derived from unaudited financial statements and includes, in the opinion of Halstead management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the data for such periods. Operating results for the six months ended June 26, 1998, are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998, or for any future period. The data presented below shoud be read in conjunction with the financial statements of Halstead and the notes thereto which are included elsewhere in this Proxy Statement/Prospectus and "Halstead Management's Discussion and Analysis of Financial Condition and Results of Operations." Presentation of share data, including earnings per share, has been adjusted to reflect a 1-for-10 reverse stock split effected April 16, 1998.

                                                            SIX MONTHS ENDED
                                                          --------------------             YEAR ENDED DECEMBER 31,
                                                          JUNE 26,   JUNE 27,   ---------------------------------------------
                                                            1998       1997        1997         1996       1995       1994
                                                          ---------  ---------  -----------  ----------  ---------  ---------
Income Statement Data:
  Net sales.............................................  $ 108,045  $ 142,821  $   243,333  $  274,826  $ 302,851  $ 288,321
  Cost of goods sold....................................     91,859    131,679      225,733     233,772    273,085    252,372
  Depreciation and amortization.........................      1,661      1,522        2,993       3,846      3,590      3,111
  Selling, general and administrative...................     10,385     11,822       21,086      22,594     21,841     24,136
                                                          ---------  ---------  -----------  ----------  ---------  ---------
  Operating income (loss)...............................      4,140     (2,202)      (6,479)     14,614      4,335      8,702
  Other expense, net....................................     (1,029)      (390)        (880)       (824)      (824)      (710)
                                                          ---------  ---------  -----------  ----------  ---------  ---------
  Income (loss) from continuing operations before income
    tax expense (benefit) and cumulative effect of
    change in accounting principle......................      3,111     (2,592)      (7,359)     13,790      3,511      7,992
  Income tax expense (benefit)..........................      1,244     (1,036)      (2,921)      5,047      1,250      3,269
                                                          ---------  ---------  -----------  ----------  ---------  ---------
  Income (loss) from continuing operations before
    cumulative effect of change in accounting
    principle...........................................      1,867     (1,556)      (4,438)      8,743      2,261      4,723
  Discontinued operations, net of income taxes..........     --         --          --           --           (261)     1,698
                                                          ---------  ---------  -----------  ----------  ---------  ---------
  Income (loss) before cumulative effect of change in
    accounting principle................................      1,867     (1,556)      (4,438)      8,743      2,000      6,421
  Cumulative effect of change in accounting principle...         --         --           --          --         --         --
                                                          ---------  ---------  -----------  ----------  ---------  ---------
  Net income (loss).....................................  $   1,867  $  (1,556) $    (4,438) $    8,743  $   2,000  $   6,421
                                                          ---------  ---------  -----------  ----------  ---------  ---------
                                                          ---------  ---------  -----------  ----------  ---------  ---------
  Weighted average shares for basic earnings per share..      3,361      3,609        3,502       3,667      4,296      6,920
                                                          ---------  ---------  -----------  ----------  ---------  ---------
                                                          ---------  ---------  -----------  ----------  ---------  ---------
  Adjusted weighted average shares for diluted earnings
    per share...........................................      3,361      3,609        3,502       3,667      4,296      6,920
                                                          ---------  ---------  -----------  ----------  ---------  ---------
                                                          ---------  ---------  -----------  ----------  ---------  ---------
  Basic earnings per share:
    Income (loss) from continuing operations before
      cumulative effect of change in accounting
      principle.........................................  $  555.45  $ (431.15) $ (1,267.31) $ 2,384.11  $  526.30  $  682.51
                                                          ---------  ---------  -----------  ----------  ---------  ---------
                                                          ---------  ---------  -----------  ----------  ---------  ---------
    Income (loss) before cumulative effect of change in
      accounting principle..............................  $  555.45  $ (431.15) $ (1,267.31) $ 2,384.11  $  465.59  $  927.92
                                                          ---------  ---------  -----------  ----------  ---------  ---------
                                                          ---------  ---------  -----------  ----------  ---------  ---------
    Net income (loss)...................................  $  555.45  $ (431.15) $ (1,267.31) $ 2,384.11  $  465.59  $  927.92
                                                          ---------  ---------  -----------  ----------  ---------  ---------
                                                          ---------  ---------  -----------  ----------  ---------  ---------
  Diluted earnings per share:
    Income (loss) from continuing operations before
      cumulative effect of change in accounting
      principle.........................................  $  555.45  $ (431.15) $ (1,267.31) $ 2,384.11  $  526.30  $  682.51
                                                          ---------  ---------  -----------  ----------  ---------  ---------
                                                          ---------  ---------  -----------  ----------  ---------  ---------
    Income (loss) before cumulative effect of change in
      accounting principle..............................  $  555.45  $ (431.15) $ (1,267.31) $ 2,384.11  $  465.59  $  927.92
                                                          ---------  ---------  -----------  ----------  ---------  ---------
                                                          ---------  ---------  -----------  ----------  ---------  ---------
    Net income (loss)...................................  $  555.45  $ (431.15) $ (1,267.31) $ 2,384.11  $  465.59  $  927.92
                                                          ---------  ---------  -----------  ----------  ---------  ---------
                                                          ---------  ---------  -----------  ----------  ---------  ---------
  Cash dividends declared per common share..............  $  --      $  400.00  $    400.00  $   300.00  $  --      $  --
                                                          ---------  ---------  -----------  ----------  ---------  ---------
                                                          ---------  ---------  -----------  ----------  ---------  ---------
Balance Sheet Data:
  Current assets........................................  $  47,484  $  53,680  $    41,214  $   45,418  $  52,029  $  64,498
  Current liabilities...................................     25,358     32,791       15,996      20,541     23,161     27,043
  Working capital.......................................     22,126     20,889       25,218      24,877     28,868     37,455
  Total assets..........................................     90,188     93,145       83,666      84,280     93,073    102,307
  Long-term debt........................................     22,646     16,931       27,860      16,788     32,591     13,303
  Stockholders' equity..................................     33,710     36,005       31,691      40,914     33,855     57,203


                                                             1993
                                                          ----------
Income Statement Data:
  Net sales.............................................  $  227,180
  Cost of goods sold....................................     181,593
  Depreciation and amortization.........................       3,458
  Selling, general and administrative...................      22,252
                                                          ----------
  Operating income (loss)...............................      19,877
  Other expense, net....................................      (5,073)
                                                          ----------
  Income (loss) from continuing operations before income
    tax expense (benefit) and cumulative effect of
    change in accounting principle......................      14,804
  Income tax expense (benefit)..........................       5,806
                                                          ----------
  Income (loss) from continuing operations before
    cumulative effect of change in accounting
    principle...........................................       8,998
  Discontinued operations, net of income taxes..........      (2,312)
                                                          ----------
  Income (loss) before cumulative effect of change in
    accounting principle................................       6,686
  Cumulative effect of change in accounting principle...       1,986
                                                          ----------
  Net income (loss).....................................  $    8,672
                                                          ----------
                                                          ----------
  Weighted average shares for basic earnings per share..       7,046
                                                          ----------
                                                          ----------
  Adjusted weighted average shares for diluted earnings
    per share...........................................       7,046
                                                          ----------
                                                          ----------
  Basic earnings per share:
    Income (loss) from continuing operations before
      cumulative effect of change in accounting
      principle.........................................  $ 1,277.04
                                                          ----------
                                                          ----------
    Income (loss) before cumulative effect of change in
      accounting principle..............................  $   948.91
                                                          ----------
                                                          ----------
    Net income (loss)...................................  $ 1,230.76
                                                          ----------
                                                          ----------
  Diluted earnings per share:
    Income (loss) from continuing operations before
      cumulative effect of change in accounting
      principle.........................................  $ 1,277.04
                                                          ----------
                                                          ----------
    Income (loss) before cumulative effect of change in
      accounting principle..............................  $   948.91
                                                          ----------
                                                          ----------
    Net income (loss)...................................  $ 1,230.76
                                                          ----------
                                                          ----------
  Cash dividends declared per common share..............  $   650.00
                                                          ----------
                                                          ----------
Balance Sheet Data:
  Current assets........................................  $   59,344
  Current liabilities...................................      23,990
  Working capital.......................................      35,354
  Total assets..........................................     116,780
  Long-term debt........................................      29,452
  Stockholders' equity..................................      53,499

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table sets forth certain selected unaudited pro forma combined financial data for Mueller and Halstead. The pro forma amounts included in the table below relating to Mueller and Halstead assume the consummation of the Merger and are based on the "pooling of interests" method of accounting. The income statement data for each of the three years in the period ended December 27, 1997, and the six months ended June 27, 1998, assumes that the Merger had been consummated at the beginning of the earliest period presented. The balance sheet data assumes that the Merger had been consummated as of each date presented. The unaudited pro forma combined financial data does not reflect any cost savings and other improvements anticipated by Mueller management as a result of the Merger and is not necessarily indicative of the results of operations or the financial position which would have occurred had the Merger been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future results of operations or financial position. Additionally, the unaudited pro forma combined income data excludes non-recurring charges directly attributable to the Merger which will be charged to operations in the quarter in which the charges are incurred. The following table should be read in conjunction with the historical financial statements of Mueller incorporated herein by reference and the historical financial statements of Halstead included elsewhere in the Proxy Statement/Prospectus.

                                                                                       YEAR ENDED
                                                          SIX MONTHS    ----------------------------------------
                                                             ENDED      DECEMBER 27,  DECEMBER 28,  DECEMBER 30,
                                                         JUNE 27, 1998      1997          1996          1995
                                                         -------------  ------------  ------------  ------------
Income Statement Data:
  Net sales............................................   $   560,564    $1,132,330    $  993,138    $  981,689
  Operating income.....................................        60,157        93,230       105,076        68,346
  Net income...........................................        40,842        65,332        69,916        46,823
  Basic earnings per share(1)..........................          1.06          1.70          1.82          1.20
  Diluted earnings per share(2)........................          0.95          1.53          1.64          1.10

                                                           JUNE 27,     DECEMBER 27,  DECEMBER 28,  DECEMBER 30,
                                                             1998           1997          1996          1995
                                                         -------------  ------------  ------------  ------------
Balance Sheet Data:
  Total assets.........................................   $   745,418    $  694,442    $  593,637    $  543,908
  Long-term debt.......................................        67,818        80,973        61,594        92,244

------------------------

(1) Basic earnings per share is calculated by dividing net income by the weighted average number of shares outstanding, as adjusted for the number of Mueller Shares to be issued based upon an Exchange Ratio of 989.36 (assuming Halstead Expenses of $750,000 and a Mueller Average Market Price of $26.50), as though such shares were issued as of the first day presented.

(2) Diluted earnings per share is calculated by dividing net income by the weighted average number of share and share equivalents outstanding, as adjusted for the number of Mueller Shares to be issued based upon an Exchange Ratio of 989.36 (assuming Halstead Expenses of $750,000 and a Mueller Average Market Price of $26.50), as though such shares were issued as of the first day presented.

                            MARKET PRICE INFORMATION

    MUELLER. Mueller Shares are listed on the NYSE under the symbol "MLI." The following table shows the high and low sales prices of Mueller Shares on the NYSE for the periods presented, based on published financial sources.

                                                           PRICE PER
                                                        MUELLER SHARE(1)
                                                    ------------------------
                                                        HIGH         LOW
                                                    ------------  ----------
1996
  First Quarter...................................  $17    13/16  $13
  Second Quarter..................................   22    1/8     17  3/8
  Third Quarter...................................   21    3/16    15  11/16
  Fourth Quarter..................................   21    5/16    18  1/16
1997
  First Quarter...................................   22    7/8     18
  Second Quarter..................................   22    11/16   18  1/16
  Third Quarter...................................   24    1/8     21  1/4
  Fourth Quarter..................................   28    11/16   21  7/32
1998
  First Quarter...................................   32    1/2     25  1/32
  Second Quarter..................................   38    1/16    29  11/16
  Third Quarter (through September 25, 1998)......   40            23  13/16

------------------------

(1) Adjusted to reflect a 2-for-1 stock split effected May 1998.

    Mueller has paid no cash dividends on Mueller Shares and presently does not anticipate paying any cash dividend in the near future.

    HALSTEAD. There is no established public trading market for Halstead Shares. In connection with the Halstead ESOP, the ESOP Trustee is required to have an annual appraisal performed by an independent appraiser for the purpose of determining the fair market value of the Halstead Shares. Based on each such appraisal, the ESOP Trustee establishes a price (the "Halstead ESOP Price") at which the Halstead Shares are valued for employees who withdraw from the Halstead ESOP and who elect to accept cash rather than Halstead Shares. The Halstead ESOP Price for ESOP Participant distributions from the Halstead ESOP in 1998, 1997 and 1996 was $9,000, $12,190 and $9,500, respectively, as adjusted for a 1-for-10 reverse stock split effected April 16, 1998.

    The following per share cash dividends have been paid on Halstead Shares since January 1, 1996:

DATE                                                                                         DIVIDEND(1)
-------------------------------------------------------------------------------------------  -----------
October 25, 1996...........................................................................   $  300.00
April 14, 1997.............................................................................   $  400.00

------------------------

(1) Adjusted to reflect a 1-for-10 reverse stock split effected April 16, 1998.

    On August 7, 1998, the last trading day before Mueller and Halstead publicly announced that they had entered into the Merger Agreement, the closing price of
a Mueller Share on the NYSE was $33 3/8. On [         ], 1998, the last trading
day before the date of this Proxy Statement/Prospectus, the closing price of a
Mueller Share on the NYSE was $[      ].

                           COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

    The following table presents historical and pro forma per share data for Mueller and historical and equivalent pro forma per share data for Halstead. Equivalent pro forma per share amounts for Halstead were calculated by multiplying the relevant pro forma amounts by 989.36, the Exchange Ratio calculated assuming Halstead Expenses of $750,000 and a Mueller Average Market Price of $26.50. The information shown below should be read in conjunction with the consolidated historical financial statements of Mueller, which are incorporated by reference into this Proxy Statement/Prospectus, the accompanying historical financial statements of Halstead and the pro forma financial data included herein under the caption "SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA."

                                                                                       YEAR ENDED
                                                          SIX MONTHS    ----------------------------------------
                                                             ENDED      DECEMBER 27,  DECEMBER 28,  DECEMBER 30,
                                                         JUNE 27, 1998      1997          1996          1995
                                                         -------------  ------------  ------------  ------------
MUELLER
Net Income:
Historical--Basic......................................   $      1.11    $     1.99    $     1.76    $     1.29
Historical--Diluted....................................          0.98          1.78          1.57          1.17
Pro Forma--Basic.......................................          1.06          1.70          1.82          1.20
Pro Forma--Diluted.....................................          0.95          1.53          1.64          1.10

Dividends:
Historical.............................................       --             --            --            --
Pro Forma..............................................       --             --            --            --

Book Value:
Historical(1)..........................................         12.93         11.94
Pro Forma(2)...........................................         12.52         11.68

                                                          SIX MONTHS            YEAR ENDED DECEMBER 31,
                                                             ENDED      ----------------------------------------
                                                         JUNE 26, 1998      1997          1996          1995
                                                         -------------  ------------  ------------  ------------
HALSTEAD
Net Income:
Historical--Basic......................................   $    555.45    $(1,267.31)   $ 2,384.11    $   465.59
Historical--Diluted....................................        555.45     (1,267.31)     2,384.11        465.59
Equivalent Pro Forma--Basic............................      1,048.72      1,681.91      1,800.64      1,187.23
Equivalent Pro Forma--Diluted..........................        939.89      1,513.72      1,622.55      1,088.30

Dividends:
Historical.............................................       --             400.00        300.00        --
Equivalent Pro Forma(3)................................       --             --            --            --

Book Value:
Historical(1)..........................................      9,993.18      9,433.25
Equivalent Pro Forma...................................     12,386.89     11,555.72

--------------------------

(1) Historical book value per share is determined by dividing total shareholders' equity by the total number of outstanding shares of common stock.

(2) Pro forma book value per share is determined by dividing total shareholders' equity after giving effect to transactions consummated as a result of the Merger Agreement. Shareholders' equity at June 27, 1998 was reduced by $6,695,000 as though the transactions consummated as a result of the Merger Agreement occurred as of June 27, 1998.

(3) Equivalent pro forma dividends are assumed to be zero because Mueller has paid no cash dividends on Mueller Shares and presently does not anticipate paying cash dividends in the near future.

                                   THE MERGER

BACKGROUND OF THE MERGER

    Halstead is a privately held corporation with fewer than 60 stockholders of record. Approximately 51.9% of the outstanding Halstead Shares are owned by various family members of Halstead's founders and their respective spouses and children, and approximately 37.6% (including 1.7% which is held by the Halstead ESOP for the benefit of various family members of Halstead's founders) is owned by the Halstead ESOP. As a result, there is no public market for its securities. The absence of a public market has made it difficult for Halstead to obtain capital to satisfy the liquidity needs of Halstead and Halstead Stockholders and for Halstead Stockholders to realize the value of their Halstead Shares.

    In recent years, Halstead has engaged in a number of transactions, the purpose of which was, in part, to enable the Halstead Stockholders to obtain liquidity and to satisfy or reduce the liquidity needs of the company. In 1990, Halstead closed its manufacturing facilities in Zelienople, Pennsylvania. In 1992, Halstead sold its manufacturing operations in Pine Hall, North Carolina to Kobe Copper Products, Inc., for approximately $34.9 million, retaining a 15% equity interest in Kobe Copper Products, Inc. In late 1994, Halstead sold its rubber and plastics operations to RBX Corporation for approximately $31.8 million and distributed the proceeds to Halstead Stockholders in a partial liquidation.

    The copper tubing business is a highly competitive business in which sellers compete primarily on price, quality and service. As a result, it is essential that manufacturing costs be kept as low as practicable. For many years, Halstead believes it has been a low-cost producer and, therefore, able to compete successfully in the copper tubing business. After engaging in a series of studies of its tubing manufacturing operations at its Wynne, Arkansas facility, Halstead determined that its ability to continue as a low-cost producer would require a substantial capital investment. In late 1997 and early 1998, Halstead's management explored the possibility of converting the company to an S Corporation under the Code. Halstead's management believed that a conversion to an S Corporation could provide certain advantages to Halstead and to Halstead Stockholders and make it easier to provide for the liquidity needs of both. It was also determined that to qualify as an S Corporation Halstead must have no more than 75 eligible stockholders and meet certain other conditions. As a result, a reverse stock split was proposed for the purpose of reducing the number of stockholders and satisfying certain other conditions. At the annual meeting of Halstead Stockholders held on April 7, 1998, a 1-for-10 reverse stock split was approved by the Halstead Stockholders and was effected April 16, 1998. Following the meeting, Halstead's management continued to explore ways to provide financing for the needed capital investments. These investigations caused Halstead's management to believe that it would be difficult to obtain sufficient financing to provide for the needed capital investments and the liquidity expectations of Halstead Stockholders.

    On April 21, 1998, Harvey L. Karp, Chairman and a Director of Mueller, telephoned William B. Halstead, Chairman, Chief Executive Officer and a Director of Halstead and inquired if Mr. Halstead would be interested in discussing a possible merger of the two companies. As a result of that telephone call, the two companies agreed to exchange certain publicly available information.

    In early June 1998, discussions were held between Messrs. Karp and Halstead concerning the possibility of a merger of the two companies. Halstead's directors were notified of these discussions during the week of June 8, 1998. Further discussions were subsequently held between Mr. Halstead and Mr. Karp by telephone, and on June 16, 1998, a confidentiality agreement and a non-binding letter of intent were executed by Messrs. Halstead and Karp.

    On June 30, 1998, counsel for Halstead and counsel for Mueller met in New York City for the purpose of discussing certain key issues that would need to be addressed in any merger agreement. Halstead's counsel advised that, in addition to the price, Halstead had three major requirements for a merger of the two companies. Those requirements were (i) the registration of Mueller Shares to be exchanged in a merger to provide liquidity for Halstead Stockholders, (ii) the structuring of a merger in a manner that would result in no Federal income taxes to Halstead Stockholders on the exchange of their Halstead Shares for Mueller Shares, and (iii) the absence of any continuing liability on the part of Halstead Stockholders following a merger. Mueller counsel advised that, in addition to the price, Mueller had two major requirements. Those requirements were (i) the receipt of voting agreements from the holders of a majority of the outstanding shares of Halstead Stock agreeing to vote their shares for a merger and (ii) if practicable, the structuring of a merger in a manner that would qualify for "pooling of interests" accounting.

    On July 16, 1998, Michael E. Stoll, Vice President and Chief Financial Officer of Halstead, William H. Hensley, Vice President, General Counsel and Secretary of Mueller, Kent A. McKee, Vice President-- Business Development/Investor Relations of Mueller, and counsel for Halstead and for Mueller met in New York for the purpose of further discussing the structure of a merger and the principal terms of a merger agreement. During the following two weeks, negotiations of the principal terms and conditions of a merger continued to be discussed, and both companies continued to conduct certain "due diligence" investigations.

    On July 29, 1998, meetings were held in Memphis, Tennessee, to discuss further the terms and conditions of the merger and certain due diligence matters, and to provide Mueller an opportunity to interview Halstead's management. These meetings were attended by (a) several Mueller participants, including William D. O'Hagan, President and Chief Executive Officer, William H. Hensley and Kent A. McKee, (b) all of the executive officers of Halstead (with the exception of William B. Halstead), (c) representatives of Parker/Hunter, financial advisor to the Halstead ESOP, and (d) Halstead's counsel.

    A meeting of the Halstead Board was held on July 30, 1998. At that meeting, counsel for Halstead advised the Halstead Board of their responsibilities under the DGCL. Following a discussion of the principal terms and conditions of the Merger and various materials with respect to the business and financial condition of Mueller which had previously been provided to directors, the Halstead Board agreed to proceed with the negotiations and to the engagement of legal counsel and accountants to assist in the negotiations. The Halstead Board also agreed that, as provided in the Halstead ESOP, it would pay the fees and expenses of an investment banking firm engaged by the ESOP Trustee to provide a "fairness opinion" to the ESOP Trustee and the fees of separate legal counsel to the Halstead ESOP.

    On August 3 and 4, 1998, representatives of Halstead and Mueller and counsel for both companies again met in New York to negotiate the terms of a definitive merger agreement.

    Another meeting of the Halstead Board was held on August 5, 1998. At that meeting, the terms and conditions of the definitive Merger Agreement were discussed in detail. In addition, the Halstead Board discussed a number of matters relating to the desirability of a merger with Mueller. For a statement of these matters, see "Reasons for the Merger--Halstead." The Halstead Board unanimously approved the Merger Agreement and the transactions contemplated thereby and directed that the matter be submitted to the Halstead Stockholders for consideration.

    On August 6, 1998, the Merger Agreement was unanimously approved by the Board of Directors of Mueller (the "Mueller Board").

    On Saturday, August 8, 1998, the Merger Agreement was delivered by Mueller and Merger Sub and by Halstead, and certain Halstead Stockholders, holding more than a majority of the outstanding Halstead Shares, delivered agreements by which they agreed to vote for approval of the Merger Agreement. Those stockholders subsequently delivered the Voting Agreements which amend and restate the earlier agreements.

    The Merger was publicly announced at 7:00 a.m., EDT, on Monday, August 10, 1998, prior to the opening of the United States financial markets.

REASONS FOR THE MERGER

    HALSTEAD. The Halstead Board has (a) determined unanimously that the Merger, Merger Agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of Halstead and its stockholders, (b) directed that the proposed transaction be submitted for consideration by the Halstead Stockholders and (c) recommended that the Halstead Stockholders vote for approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby. In reaching this conclusion, the Halstead Board considered and analyzed a number of factors, including, without limitation, the following:

        (i) The Halstead Board considered the fact that Halstead Stockholders currently have little or no liquidity due to the lack of a public trading market for the Halstead Shares; whereas, as holders of Mueller Shares, which are traded on the NYSE, the liquidity of their stock will be substantially improved. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Resales of Mueller Shares."

        (ii) The Halstead Board analyzed information with respect to the financial condition, results of operations, cash flow, business opportunities and capital investment prospects of Halstead on both a stand-alone basis and as compared with those available in combination with Mueller, and concluded that Halstead would benefit from a business combination with Mueller. Such benefits would include a continuity of interests by Halstead Stockholders in the combined business enterprise (the "Combined Company"). The resulting benefits of the Combined Company would include access to significantly enhanced financial resources and broader operational efficiencies and flexibility, the combination of complementary skills and experience, as well as the Combined Company's economic advantage for future strategic opportunities.

       (iii) The Halstead Board took into account that the sale of copper tubing has increasingly become a North American, and indeed a global, market and that the Merger should allow the Combined Company to meet the challenges of the increasingly competitive and expanded environment in which copper tube is sold more effectively than Halstead could on its own.

        (iv) Although the Halstead Board did not employ a financial advisor to render an opinion to or for the benefit of Halstead Stockholders who are not participants in the Halstead ESOP, the Halstead Board did consider the opinion of Parker/Hunter, financial advisor to the Halstead ESOP, to the effect that the consideration to be received by the Halstead ESOP is fair from a financial point of view. See "--Opinion of the Financial Advisor to the Halstead ESOP" for a discussion of the Parker/Hunter opinion. A copy of such opinion, which is subject to certain limitations, qualifications and assumptions, is included as Appendix C hereto.

        (v) The Halstead Board considered the terms of the Merger Agreement, the consideration to be received by Halstead Stockholders in the Merger and the fact that the receipt of Mueller Shares by Halstead Stockholders upon consummation of the Merger will be a tax-free exchange (other than taxes payable on cash received for fractional shares).

    In reaching the determination that the Merger, the Merger Agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of Halstead and the Halstead Stockholders, the Halstead Board also considered a number of additional factors, including its discussions with Halstead's management concerning the results of Halstead's "due diligence" investigation of Mueller, the strategic, operational and financial opportunities available to Halstead and Mueller, the historical and current market prices of Mueller Shares and the proposed structure of the transaction and the other terms of the Merger Agreement and related agreements.

    The Halstead Board also considered certain risks and potential disadvantages associated with the Merger, including (a) the risk that the business combination might not be completed as a result of a failure to satisfy the conditions to the Merger Agreement and (b) the volatility in the market price of the Mueller

Shares. In the judgment of the Halstead Board, the potential benefits of the Merger outweigh these considerations.

    The foregoing discussion of the information and factors that were given weight by the Halstead Board is not intended to be exhaustive, but is believed to include all material factors considered by the Halstead Board. In view of the variety of factors considered in connection with its evaluation of the proposed Merger and the terms of the Merger Agreement, the Halstead Board did not deem it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusion, and individual members of the Halstead Board may have given different weights to different factors.

    After considering all such factors, at a meeting held on August 5, 1998, the Halstead Board unanimously approved the Merger Agreement and the transactions contemplated thereby as fair to, and in the best interests of, Halstead and its stockholders.

    THE HALSTEAD BOARD UNANIMOUSLY RECOMMENDS TO THE HALSTEAD STOCKHOLDERS THAT THEY VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

    In considering the recommendation of the Halstead Board with respect to the Merger Agreement and the transactions contemplated thereby, Halstead Stockholders should be aware that certain officers and directors of Halstead have certain interests in the proposed Merger that are different from and in addition to the interests of Halstead Stockholders generally. The Halstead Board was aware of these interests and considered them in approving the Merger Agreement and the Merger. See "--Interests of Certain Persons in the Merger; Possible Conflicts of Interest."

    MUELLER. The Mueller Board believes that its merger with Halstead is fair to and in the best interests of Mueller and its stockholders. In reaching such determination, the Mueller Board considered the following material factors:

        (i) Mueller's review of Halstead, including its business, operations, management, earnings and financial condition on a historical and prospective basis;

        (ii) its belief that the Merger will add scale to Mueller's existing business;

       (iii) the expectation that the Merger will be treated as a reorganization for federal income tax purposes and will be accounted for as a "pooling of interests";

        (iv) its belief that the Merger should permit cost savings as compared to operating the two companies independently;

        (v) its belief that, with appropriate capital investments, improvements in manufacturing efficiencies could be achieved at Halstead; and

        (vi) the terms and conditions of the Merger Agreement, including, without limitation, the number of Mueller Shares to be issued in the Merger and the conditions to consummation of the Merger.

    After reviewing the factors described above in their totality, the Mueller Board determined that the Merger is in the best interests of Mueller and its stockholders. In view of the variety of factors considered in connection with its evaluation of the Merger, the Mueller Board found it impractical to, and did not, quantify or attempt to assign relative weight to the specific factors considered in reaching its determination. There can be no assurances that the expected benefits of the Merger will be realized.

OPINION OF THE FINANCIAL ADVISOR TO THE HALSTEAD ESOP

    On August 5, 1998, Parker/Hunter delivered its written opinion to the ESOP Trustee that, as of such date, the consideration to be received by the Halstead ESOP pursuant to the Merger Agreement was fair, from a financial point of view. The opinion of Parker/Hunter referred to herein was provided for the information and assistance of the ESOP Trustee in connection with its consideration of the Merger and does not constitute a recommendation as to how any Halstead Stockholder should vote with respect to the Merger.

    The full text of the written opinion of Parker/Hunter dated August 5, 1998, which sets forth a description of the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix C and is incorporated herein by reference.

    In connection with its opinion, Parker/Hunter reviewed, among other things,
(i) the Merger Agreement; (ii) Halstead's audited financial statements as of December 31, 1997 and for the five fiscal years then ended and Halstead's unaudited internal financial statements for the six month period ended June 26, 1998, (iii) certain other internal Halstead information, primarily financial in nature, (iv) the nature and financial terms of certain recent business combinations, and (v) certain publicly available information regarding companies deemed to be comparable to Halstead. Parker/Hunter also held discussions with members of the senior management of Halstead regarding the past and current business operations, financial condition and future prospects of Halstead. In addition, Parker/Hunter conducted such other studies and analyses as it considered appropriate.

    Parker/Hunter relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Parker/Hunter has not made an independent evaluation or appraisal of the assets and liabilities (contingent or otherwise) of Halstead and has not been furnished with any such evaluation or appraisal. Parker/Hunter relied on Halstead's financial projections and assumed that they were reasonably prepared on bases reflecting the best currently available judgments of Halstead's management, and Parker/Hunter expresses no opinion with respect to such projections or the assumptions on which they are based. Parker/ Hunter was not requested to solicit third-party indications of interest in acquiring all or part of Halstead.

ACCOUNTING TREATMENT OF THE MERGER

    Mueller and Halstead believe that the Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes. The unaudited pro forma financial data contained in this Proxy Statement/Prospectus has been prepared using the "pooling of interests" accounting method to account for the Merger. See "SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA."

GOVERNMENTAL AND REGULATORY APPROVALS

    Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. The parties completed their required filings on August 25, 1998 and the waiting period expired on September 24, 1998.

    At any time before or after consummation of the Merger, the Antitrust Division or the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Mueller or Halstead. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; POSSIBLE CONFLICTS OF INTEREST

    In considering the Halstead Board's approval of the Merger, Halstead Stockholders should be aware that senior management of Halstead and certain members of the Halstead Board have certain interests in, and will receive benefits from, the Merger that are in addition to, and differ from, the interests of, and benefits to, Halstead Stockholders generally. These interests are summarized below.

    EMPLOYMENT AGREEMENTS AND SEVERANCE BENEFITS

    Mueller has agreed in the Merger Agreement that with respect to the Vice President--Line Sets Division, Vice President--Metal Products Division, and each Halstead employee employed by Halstead in Greensboro, North Carolina (except for the Chairman and Chief Executive Officer, the President and the Senior Vice President) it will offer each such employee a comparable position at his or her current employment location at a comparable base rate of pay. For any such employee who accepts such employment and who is subsequently terminated, the Surviving Corporation agrees to pay to such employee severance benefits at least equal to the severance benefits that the employee would have received under Halstead's existing severance policy. This agreement, however, is not to be construed as creating any employment contract between any Halstead employee and Mueller or the Surviving Corporation or to diminish or restrict in any way Mueller's or the Surviving Corporation's right to terminate without the payment of severance benefits to any employee for poor job performance, unexcused absences or other good cause. Mueller has also agreed to recognize the time of service of Halstead employees with respect to the granting of and eligibility for Mueller employee benefits.

    Under the terms of employment agreements effective April 13, 1993 and January 1, 1996, respectively, William B. Halstead, Chairman, Chief Executive Officer and a Director of Halstead and William R. Burson, President and a Director of Halstead, are entitled to receive severance benefits in the event of a "change in control" with respect to Halstead. The Merger will constitute a "change in control" within the terms of those employment agreements, and, as a result, Mr. Halstead will receive $5,668,000 in severance benefits and Mr. Burson will receive $430,000 in severance benefits. In addition, LeRoy D. Lintz, Senior Vice President and a Director of the Company will receive $155,000 in severance benefits. Neither Mr. Halstead, Mr. Burson nor Mr. Lintz will be employed by the Surviving Corporation, by Mueller or by any affiliate of either company following the Merger.

    TIER III INCENTIVE COMPENSATION PLAN

    Since 1995, Halstead has maintained a non-qualified deferred compensation arrangement (the "Tier III Incentive Compensation Plan") for executive officers. Under the terms of this arrangement, participants are eligible, upon the satisfaction of certain operating and financial goals, to receive "performance units." Each unit emulates one Halstead Share. As a result of the Merger, the Halstead Board will terminate the Tier III Incentive Compensation Plan and the value of the units, based upon Halstead's estimate of the cash value of the per share Merger Consideration (as defined below), will be distributed in cash to the participants in the following amounts:

                                                                                                   AMOUNT OF
EXECUTIVE OFFICER                                          TITLE                                 DISTRIBUTION
------------------------------  -----------------------------------------------------------  ---------------------
William B. Halstead...........  Chairman, Chief Executive Officer and Director                    $   469,605
William R. Burson.............  President and Director                                                427,433
LeRoy D. Lintz................  Senior Vice President and Director                                    295,022
Charles E. Foriska............  Vice President -- Line Sets Division                                  236,153
Michael E. Stoll..............  Vice President & Chief Financial Officer                              203,823
David F. Arp..................  Vice President -- Metal Products Division                              62,661
Robert A. Haskins.............  Vice President -- Sales and Distribution Division                     159,859
Jeffrey L. Byrd...............  Vice President of Administration & Controller                          45,444

    INDEMNIFICATION OF OFFICERS AND DIRECTORS OF HALSTEAD

    Mueller has agreed that following the Merger it will, and will cause Halstead, as the Surviving Corporation, to, indemnify the officers and directors of Halstead against liability for acts undertaken by such persons during their tenure as officers and directors and to maintain the current policies of directors and officers liability insurance, all as set forth in the Merger Agreement. These interests and benefits may constitute potential conflicts of interest with Halstead Stockholders in the negotiation, approval and consummation of the Merger.

EFFECT OF THE MERGER ON EMPLOYEE BENEFIT PLANS

    Since 1976, Halstead has maintained the Halstead ESOP for the benefit of the salaried and hourly administrative employees. The Halstead ESOP is administered by an independent trustee, First Commercial Trust Company (Little Rock, Arkansas) and by a committee of employees appointed by the Halstead Board. At August 7, 1998, the Halstead ESOP held a total of 1,320 Halstead Shares (37.6% of the outstanding Halstead Shares). The Halstead Shares held by the Halstead ESOP will be exchanged for Mueller Shares in the same manner and in accordance with the same Exchange Ratio as with respect to Halstead Shares held by other Halstead Stockholders. See "OWNERSHIP OF HALSTEAD SHARES BY CERTAIN BENEFICIAL OWNERS AND HALSTEAD MANAGEMENT." Presently, under the provisions of the Halstead ESOP, Halstead is required to purchase the Halstead Shares from the ESOP Participants at the time of their retirement or separation from Halstead or within certain time periods during the two years following the distribution of Halstead Shares from their Halstead ESOP accounts. Since 1995, all ESOP Participants receiving distributions from the Halstead ESOP have either elected to receive cash in lieu of Halstead Shares or have exercised their right to receive cash for their Halstead Shares during the two-year period.

    As of August 7, 1998, the Halstead ESOP had an outstanding principal balance of $752,920 under a Loan Agreement dated as of June 14, 1990, as amended by the First Amendment thereto, dated July 10, 1996. As of the same date, the Halstead ESOP had a second loan under a Loan Agreement dated May 30, 1997 with an outstanding balance of $960,000. These Loan Agreements are collectively referred to herein as the "ESOP Loan Agreements." In addition, in July 1998, Halstead advanced $950,000 to the Halstead ESOP (the "ESOP Advance"). The proceeds of the ESOP Advance were utilized for the payment of benefits to ESOP Participants.

    The Merger Agreement provides for the termination of the Halstead ESOP not later than 60 days following the Closing. As soon after such termination as certain conditions are met, the Halstead ESOP Trust will sell, in the public market, a sufficient number of Mueller Shares to pay the loans under the ESOP Loan Agreements and the ESOP Advance in full. Promptly following the termination of the Halstead ESOP, the Surviving Corporation will submit the Halstead ESOP to the appropriate District Director of the Internal Revenue Service (the "IRS"), seeking a determination letter to the effect that the termination of the Halstead ESOP does not adversely affect its tax qualification and tax exemption under Sections 401(a) and 501(a) of the Code, respectively. Within sixty days following its receipt of such determination letter, the Surviving Corporation will provide distribution election forms to the ESOP Participants, and promptly thereafter distribute the assets of the Halstead ESOP, or take other appropriate actions, in accordance with such elections.

    Since 1989, Halstead has also maintained the Halstead MSOP for selected members of management. Contributions to the Halstead MSOP are determined annually at the discretion of the Halstead Board. At August 7, 1998, the Halstead MSOP held a total of 339 Halstead Shares. The Halstead MSOP will be terminated prior to the Effective Date, and the shares will be distributed to the participants. The Halstead Shares to be distributed upon termination of the Halstead MSOP will be exchanged for Mueller Shares in the same manner and in accordance with the same Exchange Ratio as with respect to Halstead Shares held by other Halstead Stockholders. See "OWNERSHIP OF HALSTEAD SHARES BY CERTAIN BENEFICIAL OWNERS AND HALSTEAD MANAGEMENT."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following discussion summarizes the material federal income tax considerations generally applicable to Halstead Stockholders. It is a condition to the obligations of Mueller and Halstead to consummate the Merger that Mueller and Halstead shall have received a favorable opinion of Willkie Farr, based upon certain factual representations from Mueller, Halstead and Merger Sub, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Halstead, Mueller and Merger Sub will each be a party to that reorganization within the meaning of Section 368(a) of the Code. The discussion below under "--Exchange of Halstead Shares for Mueller Shares," "--Cash Received in Lieu of Fractional Shares" and "--Reporting Requirements" assumes that the Merger will be treated in accordance with the opinion of Willkie Farr described in the preceding sentence. There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been or will be sought.

    The discussion below is based upon the Code, the applicable Treasury Department regulations thereunder, judicial authority and current administrative rulings and practice, all as in effect as of the date hereof. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could have retroactive effect and could affect the federal income tax consequences to Halstead Stockholders.

    The following discussion does not address the consequences of the Merger under state, local or foreign law nor does the discussion address all aspects of federal income taxation that may be important to a Halstead Stockholder in light of such stockholder's particular circumstances or to stockholders subject to special rules including, without limitation, financial institutions, insurance companies, foreign individuals and entities, tax-exempt entities, dealers in securities, persons who acquired Halstead Shares pursuant to the exercise of an employee option (or otherwise as compensation) or persons holding Halstead Shares as part of an integrated investment (including a "straddle") comprised of Halstead Shares and one or more other positions. This discussion assumes that Halstead stockholders hold their respective Halstead Shares as capital assets within the meaning of Section 1221 of the Code.

    EXCHANGE OF HALSTEAD SHARES FOR MUELLER SHARES. Except as discussed below under "--Cash Received in Lieu of Fractional Shares," no gain or loss will be recognized for federal income tax purposes by Halstead Stockholders who exchange their Halstead Shares for Mueller Shares pursuant to the Merger. The aggregate tax basis of Mueller Shares received as a result of the Merger will be the same as the stockholder's aggregate tax basis in the Halstead Shares surrendered in the exchange (reduced by any tax basis allocable to fractional shares exchanged for cash) and the holding period of the Mueller Shares received will include the holding period of the Halstead Shares surrendered therefor.

    CASH RECEIVED IN LIEU OF FRACTIONAL SHARES. The payment of cash to a Halstead Stockholder in lieu of a fractional share interest in Mueller Shares will be treated as if the fractional share had been distributed as part of the exchange and then sold by Mueller on behalf of such holder. Accordingly, the cash payment should result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of the Halstead Share allocable to such fractional share interest. In the case of an individual, capital gain recognized with respect to cash received in lieu of fractional share interests in Mueller Shares generally will be subject to United States federal income tax at a maximum rate of 20% if such individual held his or her Halstead Shares for more than one year at the Effective Date and at ordinary income rates if such individual held his or her Halstead Shares for one year or less at the Effective Date. The deductibility of capital losses is subject to limitations.

    DISSENTERS. The tax consequences to a Halstead Stockholder who holds Halstead Shares and who exercises dissenter's rights with respect to such Halstead Shares and receives payment for such Halstead Shares in cash generally will not depend on the qualification of the Merger as a reorganization for federal income tax purposes. Such stockholder generally will recognize capital gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such Halstead Shares and the amount of cash received (other than the amount of cash received, if any, that is or is deemed to be interest for federal income tax purposes (which amount will be taxed as ordinary income)). In the case of an individual, capital gain recognized with respect to the Halstead Shares generally will be subject to United States federal income tax at a maximum rate of 20% if such individual held his or her Halstead Shares for more than one year and at ordinary income rates if such individual held his or her Halstead Shares for one year or less. The deductibility of capital losses is subject to limitations.

    REPORTING REQUIREMENTS. Each Halstead Stockholder that receives Mueller Shares in the Merger will be required to retain records and file with such stockholder's federal income tax return a statement setting forth certain facts relating to the Merger.

    BACKUP WITHHOLDING. Unless an exemption applies under applicable law and regulations, the Exchange Agent is required to withhold, and will withhold, 31% of any cash payments to a Halstead Stockholder in the Merger unless the stockholder provides the appropriate form as described below. Each Halstead Stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be sent to each Halstead Stockholder, so as to provide the information (including such stockholder's taxpayer identification number) and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Mueller and the Exchange Agent.

    SPECIAL CONSIDERATIONS FOR ESOP PARTICIPANTS. Neither the Halstead ESOP nor ESOP Participants will be subject to federal income taxes as a result of the Merger. The Merger Agreement provides for the termination of the Halstead ESOP not later than 60 days following the Closing. Subsequent to the termination and the receipt of a determination letter from the IRS, the Surviving Corporation will provide distribution election forms to the ESOP Participants and promptly thereafter distribute the assets of the Halstead ESOP, or take other appropriate actions in accordance with such elections. See "--Effect of Merger on Employee Benefit Plans." Distributions received by ESOP Participants pursuant to such elections will generally be taxed at ordinary income tax rates. In addition, such distributions may be subject to an additional 10% tax under Section 72(t) of the Code. An ESOP Participant may be able to avoid income tax (and the additional 10% tax) by electing to roll over the distribution received to an individual retirement account or another tax-qualified retirement plan. For all distributions other than direct transfers to an individual retirement account or another tax qualified retirement plan, federal tax laws require the Halstead ESOP to withhold 20% of the distribution.

    THE FOREGOING GENERAL DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS WITHOUT REFERENCE TO THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR HALSTEAD STOCKHOLDER AND IS NOT TAX ADVICE. THE DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. MOREOVER, THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER AND THE TERMINATION OF THE ESOP PURSUANT TO MERGER AGREEMENT. ACCORDINGLY, EACH HALSTEAD STOCKHOLDER IS URGED AND EXPECTED TO CONSULT WITH SUCH STOCKHOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH HALSTEAD STOCKHOLDER.

                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

    THIS PROXY STATEMENT/PROSPECTUS CONTAINS A BRIEF SUMMARY OF THE MERGER AGREEMENT AND THE VOTING AGREEMENTS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXTS OF SUCH AGREEMENTS, WHICH ARE INCLUDED AS APPENDICES A AND B HERETO AND WHICH ARE INCORPORATED HEREIN BY REFERENCE.

GENERAL

    Pursuant to the Merger Agreement, Merger Sub will be merged with and into Halstead and Halstead will become a wholly owned subsidiary of Mueller. On the Effective Date, each outstanding Halstead Share (other than Excluded Shares and Halstead Shares as to which appraisal rights are properly exercised under the
DGCL) will be converted into Mueller Shares (or cash in lieu of fractional shares) as described herein. The name of the Surviving Corporation will be "Halstead Industries, Inc."

EFFECTIVE DATE

    If the conditions to the consummation of the Merger are satisfied or waived, a certificate of merger will be filed with the Secretary of State of the State of Delaware and the Merger will become effective upon such filing on the Effective Date. The Effective Date is presently anticipated to occur promptly following the Special Meeting.

CONSIDERATION TO BE RECEIVED IN THE MERGER

    At the Effective Date, each Halstead Share issued and outstanding immediately prior to the Effective Date (other than Excluded Shares and Halstead Shares as to which appraisal rights are properly exercised under the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into that number of Mueller Shares determined by dividing
(A) $92,750,000 less the Halstead Expenses by (B) the product of (i) the total number of Halstead Shares outstanding immediately prior to the Effective Date, other than Excluded Shares, and (ii) the Mueller Average Market Price. Halstead's management anticipates that the Halstead Expenses will be approximately $750,000.

    In the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares, or other similar transaction, with respect to, or rights issued in respect of, Mueller Shares after the date hereof and prior to the Effective Date, the Exchange Ratio shall be adjusted accordingly so as to maintain the relative proportionate interests of the Halstead Stockholders and the holders of Mueller Shares.

    Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Date shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

    Each Halstead Share issued and held in Halstead's treasury or owned by Mueller, Merger Sub, or any other subsidiary of Mueller at the Effective Date shall, by virtue of the Merger, cease to exist and shall be canceled and retired without payment of any consideration thereof.

    No fractional Mueller Shares will be issued in the Merger. In lieu of fractional shares, each Halstead Stockholder who would otherwise have been entitled to a fraction of a Mueller Share shall be paid cash (without interest) in an amount equal to such stockholder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such stockholders, of the aggregate fractional Mueller Shares to which such stockholder would otherwise be entitled.

EXCHANGE OF SHARES

    As soon as practicable after the Effective Date, Mueller will send, or will cause Continental Stock Transfer & Trust Company (the "Exchange Agent"), to send, to each record Halstead Stockholder a letter of transmittal for use in the exchange of Halstead Shares. Mueller will make available to the Exchange Agent the aggregate consideration for the Merger (the "Merger Consideration") to be paid in respect of the Halstead Shares to the holders thereof.

    Upon surrender to the Exchange Agent of a certificate or certificates representing Halstead Shares (a "Certificate" or "Certificates"), together with a letter of transmittal duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor that number of Mueller Shares which such holder has the right to receive (and any amount of cash payable in lieu of fractional shares), after giving effect to any required withholding tax.

    If any portion of the Merger Consideration is to be paid to a person other than the registered holder of the Halstead Shares formerly represented by the Certificate or Certificates surrendered in exchange for the Merger Consideration, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Halstead Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to these procedures that remains unclaimed by the Halstead Stockholders six months after the Effective Date shall be returned to Mueller, and any such person who has not exchanged properly such person's Certificate or Certificates for the Merger Consideration prior to that time shall thereafter look only to Mueller for payment of the Merger Consideration. Notwithstanding the foregoing, neither the Exchange Agent nor Mueller shall be liable to any person for any amount properly delivered to a public official pursuant to any applicable escheat laws. If any Certificates shall not have been surrendered for such payment prior to such date on which any payment in respect thereof would otherwise escheat to or become the property of any governmental agency or other governmental entity, such Halstead Shares shall, to the extent permitted by applicable law, be deemed to be canceled and no money or other property will be due to the holder thereof.

    No dividends or other distributions with respect to Mueller Shares constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered Certificates until such Certificates are properly surrendered. Upon such surrender, there shall be paid, without interest, to the holder of certificates representing whole Mueller Shares into which such Halstead Shares were converted, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Date and a payment date on or prior to such time of surrender payable with respect to such whole Mueller Shares and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole Mueller Shares with a record date after the Effective Date but with a payment date subsequent to surrender.

    HALSTEAD STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. HALSTEAD STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

REPRESENTATIONS AND WARRANTIES

    Halstead, Mueller and Merger Sub have made representations in the Merger Agreement relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specific exceptions): (a) corporate organization, (b) qualification to do business, (c) authorization and validity, (d) no conflict or violation, (e) consents and approvals, (f) capital stock and related matters, and (g) absence of certain changes or events.

    Halstead has made additional representations relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specific exceptions): (a) subsidiaries and equity investments, (b) financial statements, (c) tax matters, (d) absence of undisclosed liabilities, (e) owned real property, (f) leases, (g) assets of the company, (h) intellectual property and intangible assets, (h) licenses and permits, (i) compliance with law, (j) litigation, (k) contracts, (l) inventories, (m) employee plans, (n) small business corporation, (o) insurance,
(p) transactions with directors, officers and affiliates, (q) receivables, (r) labor matters, (s) environmental matters, (t) products liability, (u) company action, (v) accounting and (w) tax matters.

    Halstead has made additional representations, regarding the Halstead ESOP relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specific exceptions): (a) the ESOP Trustee, (b) legal counsel and independent financial advisor, (c) opinion of financial advisor and (d) the loans under the ESOP Loan Agreements.

    Mueller has made additional representations relating to, among others, the following matters (which representations and warranties are subject, in certain cases, to specific exceptions): (a) authorization and validity of the Mueller Shares, (b) Mueller's SEC reports, and (c) confirmation of representations and warranties of the Merger Sub.

    Merger Sub has made additional representations relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specific exceptions): (a) corporate organization, (b) qualification to do business, (c) authorization and validity, (d) no conflict or violation, (e) consents and approvals, and (f) capitalization of Merger Sub.

    The representations and warranties of Halstead, Mueller and Merger Sub will not survive the Effective Date.

CONDUCT OF HALSTEAD'S BUSINESS

    Without the prior written consent of Mueller, between the date of the Merger Agreement and the Closing Date, Halstead has agreed not to: (i) make any material change in the conduct of the businesses of Halstead or enter into any transaction other than in the ordinary course of business consistent with past practices; (ii) make any change in its Certificate of Incorporation (the "Halstead Certificate") or its Bylaws (the "Halstead Bylaws"), issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for capital stock or alter in any way its outstanding securities or make any change in outstanding shares of capital stock or other ownership interests or the capitalization of Halstead, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise; (iii) make any sale, assignment, transfer, abandonment or other conveyance of the assets, properties or rights of Halstead or any part thereof, except transactions pursuant to existing contracts set forth in the schedules of the Merger Agreement and dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practice; (iv) subject any of the assets, properties or rights of Halstead to any lien or suffer any lien to exist other than such liens as may arise in the ordinary course of business consistent with past practice or by operation of law and that will not, individually or in the aggregate, have a material adverse effect on Halstead; (v) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock of Halstead or declare, set aside or pay any dividends or other distribution in respect of such shares; (vi) acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practice; (vii) enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practice; provided that, other than with respect to Halstead ESOP and Halstead MSOP contributions approved at the April 7,

1998 meeting of the Halstead Board (in the amount of $1,593,000 with respect to the Halstead ESOP and $50,000 with respect to the Halstead MSOP), the immediately preceding exception shall not apply to the Halstead ESOP, the ESOP Trust Agreement, the Halstead MSOP or the MSOP Trust Agreement; and further provided that this shall not apply to any payment subject to the provisions of the Merger Agreement; (viii) make or commit to make any capital expenditure in excess of $100,000 except with respect to prior commitments and except in the ordinary course of business consistent with past practice; (ix) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates; (x) fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained; (xi) take any other action that would cause any of the representations and warranties made by Halstead in the Merger Agreement not to remain true and correct; (xii) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write down the value of any inventory or write off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practice; (xiii) make, change or revoke any election or method of accounting with respect to taxes affecting or relating to Halstead; (xiv) enter into any closing or other agreement or settlement with respect to taxes affecting or relating to Halstead;
(xv) settle, release or forgive any claim or litigation or waive any right thereto; (xvi) except in the ordinary course of business consistent with past practice and except for any contract subject to the provisions of the Merger Agreement, make, enter into, modify, amend in any material respect or terminate any contract, bid or expenditure, where such contract, bid or expenditure is for
(A) a contract entailing payments in excess of $50,000 or (B) a contract having a term in excess of six months; (xvii) cause or allow the Halstead ESOP Trust to incur any indebtedness other than the loans under the ESOP Loan Agreements, including for this purpose causing or allowing the Halstead ESOP Trust to draw any additional funds pursuant to the ESOP Loan Agreements; or (xviii) commit to do any of the foregoing.

    From and after the date of the Merger Agreement and until the Closing Date, Halstead has agreed to: (i) continue to maintain, in all material respects, the assets, properties, rights and operations of Halstead in accordance with present practice in a condition suitable for their current use; (ii) file, when due or required, all tax returns and other reports required to be filed and pay when due all taxes lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted; (iii) continue to conduct the businesses of Halstead in the ordinary course consistent with past practice; (iv) keep its books of account, files and records in the ordinary course and in accordance with existing practice; and (v) use commercially reasonable efforts to preserve intact the operations, organization and reputation of Halstead, keep available the services of Halstead's present officers and key employees and preserve the goodwill and business relationships of the suppliers and customers of Halstead.

EXCLUSIVITY

    Halstead has agreed that from and after the date of the Merger Agreement, Halstead will not, and will not permit or cause any of the officers and directors of Halstead, or any persons acting on behalf of Halstead to, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person or group (other than Mueller or its representatives) concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving Halstead or any other transaction inconsistent with the transactions contemplated hereby. Halstead shall promptly communicate to Mueller any inquiries or communications concerning any such transaction which Halstead may receive or of which Halstead may become aware.

INDEMNIFICATION

    From and after the Effective Date, Mueller and the Surviving Corporation has agreed to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, an officer or director of Halstead or an employee of Halstead who acts as a fiduciary under the Halstead MSOP, Halstead ESOP or any other qualified benefit plan of Halstead (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities, fines, penalties or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval may not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or plan fiduciary whether pertaining to any matter of fact existing or occurring at or prior to the Effective Date ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent permitted under applicable law (and Mueller and the Surviving Corporation will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective
Date), (i) the Indemnified Parties may retain counsel (which shall be reasonably acceptable to Mueller) and Mueller and the Surviving Corporation will pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) Mueller and the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Mueller nor the Surviving Corporation will be liable for any settlement effected without its written consent, which consent, however, may not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under the Merger Agreement, upon learning of any such claim, action, suit, proceeding or investigation, must notify Mueller and the Surviving Corporation, but the failure so to notify will not relieve a party from any liability that it may have under the Merger Agreement, except to the extent such failure materially prejudices such party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter in each applicable jurisdiction unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Mueller and Merger Sub have agreed that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties (including in the Halstead Certificate or the Halstead Bylaws) with respect to matters occurring through the Effective Date, will survive the Merger and will continue in full force and effect for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period will continue until the disposition of such Indemnified Liabilities. Mueller has agreed to cause the provisions providing for the exculpation of directors' and officers' liability and indemnification contained in the Certificate of Incorporation of the Surviving Corporation to be substantively the same as the provisions providing for the exculpation of directors' and officers' liabilities and indemnification contained in the Halstead Certificate as in effect immediately prior to the Effective Date. The rights of each Indemnified Party under the Merger Agreement will be in addition to any other rights such Indemnified Party may have under the Halstead Certificate or the Halstead Bylaws, under the DGCL or otherwise.

    For a period of six years after the Effective Date, Mueller will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Halstead (provided that Mueller may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Date; provided, however, that Mueller will not be required to pay an annual premium for such insurance in excess of (i) 250% of the last annual premium paid by Halstead prior to the date of the Merger Agreement, for each of the first three annual premiums, and (ii) 200% of the last annual premium paid by Halstead prior to the date of the Merger Agreement, thereafter; provided, further, that in the event such maximum amounts are applicable, Mueller must purchase as much coverage as possible for such amount.

    Mueller will reimburse an Indemnified Party for reasonable legal expenses actually incurred by such Indemnified Party in enforcing the Merger Agreement if such Indemnified Party is ultimately determined to be the prevailing party in a final adjudication by a court from which there is no further right of appeal (or any such right of appeal has expired).

RESALES OF MUELLER SHARES

    All Mueller Shares received by Halstead Stockholders in the Merger will be freely transferable pursuant to the Securities Act, except that Mueller Shares received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Halstead prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be "affiliates" generally include individuals or entities that control, are controlled by, or are under common control with, such company and may include certain officers and directors of such company as well as principal stockholders of such company. The Merger Agreement requires Halstead to use its best efforts to cause each of its affiliates to execute a written agreement to the effect that, among other things, such stockholder will not (i) offer to sell, sell or otherwise dispose of Mueller Shares issued to such stockholder in the Merger except in compliance with Rule 145 under the Securities Act or another exemption from the registration requirements under the Securities Act or (ii) sell or in any other way reduce his or her risk relative to any such Mueller Shares or any Halstead Shares until such time as financial results (including combined sales and net income) covering at least 30 days of post-Merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the Commission.

CONDITIONS TO THE MERGER

    The respective obligations of Halstead, Mueller and Merger Sub to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions: (a) the Merger and the transactions contemplated hereby shall have been duly approved by holders of the Halstead Shares, in accordance with applicable law and the Halstead Certificate and the Halstead Bylaws, constituting a majority of the outstanding Halstead Shares; (b) the Mueller Shares issuable to the Halstead Stockholders pursuant to the Merger Agreement shall have been authorized for listing on the NYSE upon official notice of issuance; (c) the Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the Commission; (d) any applicable waiting period under the HSR Act shall have expired or been terminated; and (e) Mueller and Halstead shall have received a favorable opinion of Willkie Farr, based upon certain factual representations from Halstead, Mueller and Merger Sub, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Halstead, Mueller and Merger Sub will each be a party to that reorganization within the meaning of Section 368(a) of the Code.

    The obligation of Halstead to consummate the transactions contemplated by the Merger Agreement is subject to the fulfillment or waiver on or before the Closing Date of the following additional conditions: (a) all representations and warranties made by Mueller and Merger Sub in the Merger Agreement shall be true and correct on and as of the Closing Date as if again made by Mueller and Merger Sub on and as of such date (except for any representation and warranty made as of a specified date, which shall have been true and correct as of such date), and Halstead shall have received a certificate to that effect dated the Closing Date and signed by any Vice President of Mueller and Merger Sub; (b) Mueller and Merger Sub shall have performed all obligations required under the Merger Agreement to be performed by Mueller and Merger Sub on or before the Closing Date, and Halstead shall have received a certificate to that effect dated the Closing Date and signed by any Vice President of Mueller and Merger Sub; (c) all consents, waivers, authorizations and approvals of any governmental entities, and of any other person, required in connection with the execution, delivery and performance of the Merger Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date; (d) no preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any governmental entity that declares the Merger Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any court or regulatory authority, domestic or foreign, shall have been instituted or threatened by any governmental entity, which seeks to prevent or delay the consummation of the transactions contemplated by the Merger Agreement or which challenges the validity or enforceability of the Merger Agreement, and which in any such case has a reasonable likelihood of success in the opinion of counsel to Halstead; (e) during the period from June 27, 1998 to the Closing Date, there shall not have been any material adverse change in the business of Mueller and its subsidiaries considered as one enterprise, except for any material adverse change resulting from general economic conditions including, but not limited to, reductions in product margins; (f) Halstead shall have received an opinion, dated as of the Closing Date, from Mueller's general counsel subject to customary qualifications and limitations for opinions given in transactions of the kind contemplated by the Merger Agreement; (g) Halstead shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of Mueller and Merger Sub or in furtherance of the transactions contemplated by the Merger Agreement as Halstead or its counsel may reasonably request; and (h) all certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Mueller and Merger Sub under the provisions of the Merger Agreement, and all other actions and proceedings required to be taken by or on behalf of Mueller and Merger Sub in furtherance of the transactions contemplated by the Merger Agreement, shall be reasonably satisfactory in form and substance to counsel to Halstead.

    The obligations of Mueller and Merger Sub to consummate the transactions contemplated by the Merger Agreement are subject to the fulfillment or waiver on or before the Closing Date of each of the following additional conditions: (a) all representations and warranties made by Halstead in the Merger Agreement shall be true and correct on and as of the Closing Date as if again made by Halstead on and as of such date (except for any representation and warranty made as of a specified date, which shall have been true and correct as of such date), and Mueller shall have received a certificate to that effect dated the Closing Date and signed by any Vice President of Halstead; (b) Halstead shall have performed all obligations required under the Merger Agreement to be performed by it on or before the Closing Date, and Mueller shall have received a certificate to that effect dated the Closing Date and signed by any Vice President of Halstead; (c) all consents, waivers, authorizations and approvals of any governmental entity, and of any other person, required in connection with the execution, delivery and performance of the Merger Agreement shall have been duly obtained and shall be in full force and effect on the Closing Date; (d) Halstead shall have paid any and all payments required to be made by Halstead (i) to the executives and present and former employees of Halstead by reason, or as a result, of the Merger and Halstead shall have received a release from each such person of all claims against Halstead, and (ii) to its and the Halstead ESOP's and Halstead MSOP's accountants, attorneys and financial advisors for all services rendered, and expenses advanced, in connection with the Merger; (e) no preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any governmental entity, which declares the Merger Agreement invalid in any respect or prevents the consummation of the transactions contemplated by the Merger Agreement, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Halstead shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any governmental entity which seeks to prevent or delay the consummation of the transactions contemplated by the Merger Agreement or which challenges the validity or enforceability of the Merger Agreement, and which in either such case has a reasonable likelihood of success in the opinion of counsel to Mueller; (f) during the period from June 26, 1998 to the Closing Date, there shall not have been any material adverse change in Halstead or its business, except for any material adverse change resulting from (i) payments made pursuant to the Merger Agreement and (ii) general economic conditions including, but not limited to, reductions in product margins; (g) Mueller shall have received an opinion, dated as of the Closing Date, from Amos, Jeffries & Robinson L.L.P., subject to customary qualifications and limitations for opinions given in transactions of the kind contemplated by the Merger Agreement;
(h) Mueller shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of Halstead or in furtherance of the transactions contemplated by the Merger Agreement as Mueller or its counsel may reasonably request; (i) all certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Halstead under the provisions of the Merger Agreement, and all other actions and proceedings required to be taken by or on behalf of Halstead in furtherance of the transactions contemplated by the Merger Agreement, shall be reasonably satisfactory in form and substance to counsel to Mueller; (j) Halstead shall have received a letter from Arthur Andersen LLP, dated the Closing Date, as to whether or not the Merger qualifies for "pooling of interests" accounting treatment if it is consummated in accordance with the Merger Agreement; and (k) the holders of not more than 5% of the outstanding Halstead Shares shall have exercised their appraisal rights in the Merger in accordance with the DGCL.

TERMINATION OF THE MERGER AGREEMENT

    The Merger Agreement may be terminated at any time before the Closing:

    (a) by mutual consent of the Halstead Board and the Mueller Board;

    (b) by Mueller if Halstead has breached any representation, warranty, covenant or agreement contained in the Merger Agreement and has not cured such breach within ten business days after written notice to Halstead (provided, that Mueller and Merger Sub are not then in material breach of the terms of the Merger Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that (i) all representations and warranties made by Halstead in the Merger Agreement shall not be true and correct on and as of the Closing Date as if again made by Halstead on and as of such date (except for any representation and warranty made as of a specified date, which shall have been true and correct as of such date), and (ii) Halstead shall not have performed all obligations required under the Merger Agreement to be performed by it on or before the Closing Date;

    (c) by Halstead if Mueller or Merger Sub has breached any representation, warranty, covenant or agreement contained in the Merger Agreement and has not cured such breach within ten business days after written notice to Mueller (provided, that Halstead is not then in material breach of the terms of the Merger Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that (i) all representations and warranties made by Mueller and Merger Sub in the Merger Agreement shall not be true and correct on and as of the Closing Date as if again made by Mueller and Merger Sub on and as of such date (except for any representation and warranty made as of a specified date, which shall have been true and correct as of such date), and (ii) Mueller and Merger Sub shall not have performed all obligations required under the Merger Agreement to be performed by Mueller and Merger Sub on or before the Closing Date;

    (d) by Halstead or Mueller if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated by the Merger Agreement; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by the Merger Agreement by any governmental entity which would make consummation of the transactions contemplated by the Merger Agreement illegal; or

    (e) by Halstead or Mueller if the Closing shall not have been consummated by December 23, 1998, unless on or before November 13, 1998, the applicable waiting period under the HSR Act shall not have expired or been terminated (the "HSR Termination Date") or the Registration Statement shall not have been declared effective by the Commission (the "Registration Statement Effective Date"), in which event the Merger Agreement may not be terminated until the earlier to occur of (x) February 25, 1999 or (y) the date which is 40 days following the later to occur of the HSR Termination Date and the Registration Statement Effective Date.

TERMINATION FEES; EXPENSES OF THE MERGER

    If the Merger Agreement is terminated by any of the means described above, the Merger Agreement shall forthwith become void and there shall be no liability on the part of any of the parties or their respective officers, directors, stockholders, partners, option holders or other persons under their control; notwithstanding the foregoing, nothing in the Merger Agreement shall relieve any party from liability for any willful breach of the Merger Agreement.

    All the fees, expenses and costs incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such fees, expenses and costs.

VOTING AGREEMENTS

    VOTING AND PROXIES

    In order to induce Mueller to enter into the Merger Agreement, certain Halstead Stockholders who collectively hold 52.6% of the Halstead Shares have entered into the Voting Agreements. Such stockholders have the right to vote at the Special Meeting sufficient shares to approve the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other Halstead Stockholder, thus ensuring stockholder approval of the Merger Agreement and the transactions contemplated thereby.

    Pursuant to and during the term of the Voting Agreements, each such Halstead Stockholder has agreed, among other things, to vote (or cause to be voted) all of the Halstead Shares beneficially owned by such stockholder and all shares subsequently acquired by such stockholder in favor of adoption and approval of the Merger Agreement and the Merger and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Voting Agreement.

    Each such Halstead Stockholder further granted to, and appointed, Mueller, the Chief Executive Officer of Mueller and the Chief Financial Officer of Mueller and their respective successors, and any other designee of Mueller, the stockholder's irrevocable proxy and attorney-in-fact to vote or act by written consent with respect to such stockholder's Halstead Shares.

    PROHIBITED ACTIONS

    Each Halstead Stockholder who has entered into a Voting Agreement has agreed that such stockholder: (a) will not take any action that would make any representation or warranty of such Halstead Stockholder contained in the Voting Agreement untrue or incorrect or have the effect of preventing or disabling such Halstead Stockholder from performing his obligations under the Voting Agreement;
(b) will notify promptly Mueller of the number of any new Halstead Shares acquired by such Halstead Stockholder, if any, after the date of the Voting Agreement; (c) will place a legend on any and all certificates evidencing the Halstead Shares stating that such Halstead Shares are subject to the terms of the Voting Agreement, including the granting by such Halstead Stockholder of an irrevocable proxy as to certain matters; and (d) will prior to, and as a condition to, any sale, transfer, pledge, encumbrance, assigning or other disposition of any of the Halstead Shares owned as of the date of the Voting Agreement or acquired thereafter cause the transferee to agree to be bound by the provisions of the Voting Agreement as if such transferee were a party thereto, and acknowledge the irrevocable proxy granted thereof, such agreement and acknowledgment to be in a form reasonably acceptable to Mueller. Such Halstead Stockholders have further agreed that any sale, transfer, pledge, encumbrance, assigning or other disposition of any Halstead

Shares in violation of the terms of the Voting Agreement shall be null and void and of no effect whatsoever.

    OTHER PROVISIONS

    The Voting Agreements also contain provisions relating to, among other things, representations and warranties by each Halstead Stockholder who has entered into a Voting Agreement and specific enforcement of the Voting Agreements. The Voting Agreements terminate upon termination of the Merger Agreement in accordance with its terms.

            APPRAISAL RIGHTS AVAILABLE TO HOLDERS OF HALSTEAD SHARES

    If the Merger is consummated, dissenting Halstead Stockholders who follow the procedures specified in Section 262 of the DGCL are entitled to have their Halstead Shares appraised by the Delaware Court of Chancery (the "Court") and to receive the "fair value" of such shares ("Dissenting Shares") in cash, as determined by the Court, in lieu of the consideration that such stockholders would otherwise be entitled to receive pursuant to the Merger Agreement.

    The following is a brief summary of Section 262 of the DGCL, which sets forth the procedures for Halstead Stockholders dissenting from the Merger and demanding statutory appraisal rights, if such rights are available. This summary does not purport to be a complete statement of the provisions of the DGCL relating to the rights of Halstead Stockholders to an appraisal of the value of their Halstead Shares and is qualified in its entirety by reference to Section 262, the full text of which is attached as Appendix D hereto. Failure to follow these procedures exactly could result in the loss of appraisal rights. This Proxy Statement/ Prospectus constitutes notice to Halstead Stockholders concerning the availability of appraisal rights under Section 262. Under Section 262, a stockholder of record wishing to assert appraisal rights must hold his or her Halstead Shares on the date of making a demand for appraisal rights with respect to such Halstead Shares and must continuously hold such Halstead Shares through the Effective Date.

    Halstead Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of Halstead Shares must be filed with Halstead before the taking of the vote on the Merger. This written demand for appraisal of Halstead Shares must be in addition to, and separate from, any proxy vote abstaining from or voting against the Merger. Any such abstention or vote against the Merger will not constitute a demand for appraisal within the meaning of Section 262.

    Halstead Stockholders electing to exercise their appraisal rights under
Section 262 must not vote for approval of the Merger. If a stockholder returns a signed proxy but does not specify a vote against approval of the Merger or a direction to abstain, the proxy will be voted for approval of the Merger, which will have the effect of waiving that stockholder's appraisal rights with respect to Halstead Shares.

    A demand for appraisal must be executed by or for the Halstead Stockholder of record, fully and correctly, as such stockholder's name appears on the certificates representing Halstead Shares. If the Halstead Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or for the fiduciary. If the Halstead Shares are owned of record by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner. A person having a beneficial interest in Halstead Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

    A record owner, such as a broker, who holds Halstead Shares as a nominee for others, may exercise appraisal rights with respect to the Halstead Shares held for all or less than all beneficial owners of Halstead Shares as to which the holder is the record owner. In such case the written demand must set forth the number of Halstead Shares covered by such demand. Where the number of Halstead Shares is not expressly stated, the demand will be presumed to cover all Halstead Shares outstanding in the name of such record owner.

    A Halstead Stockholder who elects to exercise appraisal rights will be required to mail or deliver such stockholder's written demand to: Halstead Industries, Inc., 300 North Greene Street, Suite 1700, Greensboro, North Carolina 27401, Attention: Secretary. The written demand for appraisal should specify the stockholder's name and mailing address, the number of Halstead Shares owned, and that the stockholder is thereby demanding appraisal of such stockholder's Halstead Shares. Within ten days after the Effective Date, Halstead must provide notice of the Effective Date to all Halstead Stockholders who have complied with Section 262 and have not voted for approval of the Merger.

    Within 120 days after the Effective Date, any Halstead Stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from Halstead a statement setting forth the aggregate number of Halstead Shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of stockholders of such Halstead Shares.

    Within 120 days after the Effective Date (but not thereafter), either Halstead or any Halstead Stockholder who has complied with the required conditions of Section 262 may file a petition in the Court demanding a determination of the fair value of the Dissenting Shares.

    Upon the filing of any petition by a Halstead Stockholder in accordance with
Section 262, service of a copy must be made upon Halstead, which must, within 20 days after service, file in the office of the Register of Chancery in which the petition was filed, a duly verified list containing the names and addresses of all Halstead Stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Halstead. If a petition is filed by Halstead, the petition must be accompanied by the verified list. The Register of Chancery, if so ordered by the Court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Halstead and to the Halstead Stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Court deems advisable. The forms of notices by mail and by publication must be approved by the Court, and the costs thereof shall be borne by Halstead.

    If a petition for an appraisal is timely filed, after a hearing on such petition, the Court will determine which Halstead Stockholders are entitled to appraisal rights and thereafter will appraise the stock owned by such Halstead Stockholders, determining the fair value of such stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Court is to take into account all relevant factors.

    Holders of Halstead Shares considering seeking appraisal should bear in mind that the fair value of their stock determined under Section 262 could be more than, the same as, or less than the applicable consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their stock. The cost of the appraisal proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a Halstead Stockholder seeking appraisal rights, the Court may order that all or a portion of the expenses incurred by such Halstead Stockholder in connection with the appraisal proceeding including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Halstead Shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

    Any Halstead Stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Date, be entitled to vote the Halstead Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Halstead Shares (except dividends or other distributions, if any, payable to Halstead Stockholders of record at a date prior to the Effective Date).

    At any time within 60 days after the Effective Date, any Halstead Stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a Halstead Stockholder may withdraw such stockholder's demand for appraisal only with the consent of Halstead. If no petition for appraisal is filed with the Court within 120 days after the Effective Date, Halstead Stockholders' rights to appraisal (if available) shall cease and all Halstead Stockholders shall be entitled to receive the consideration as provided for in the Merger Agreement. Inasmuch as Halstead has no obligation to file such a petition, and has no present intention to do so, any Halstead Stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Court demanding appraisal shall be dismissed as to any Halstead Stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    While each ESOP Participant may direct the ESOP Trustee how to vote ESOP Halstead Shares allocated to such participant's account, the ESOP Trustee will decide whether to exercise appraisal rights with respect to any such shares that are voted against the Merger.

                            HALSTEAD SPECIAL MEETING

DATE, TIME AND PLACE

    The Special Meeting of Halstead Stockholders will be held on [ ], 1998, at 10:00 a.m. local time, at the offices of Halstead, 300 North Greene Street, Greensboro, North Carolina.

MATTERS TO BE CONSIDERED

    The purpose of the Special Meeting is to consider and vote upon the approval and adoption of the Merger Agreement and to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. The Halstead Board knows of no such other matters except matters incidental to the conduct of the Special Meeting.

RECORD DATE

    Halstead Stockholders of record at the close of business on [ ], 1998, the Record Date, will be entitled to vote at the Special Meeting. On the Record Date, there were [ ] Halstead Shares issued and outstanding. Each issued and outstanding Halstead Share is entitled to one vote per share with respect to the Merger.

QUORUM

    The presence, in person or by proxy, of the holders of a majority of the outstanding Halstead Shares entitled to vote shall constitute a quorum. If a meeting cannot be organized because of the absence of a quorum, those present may, except as otherwise provided by law, adjourn the meeting to such time and place as they may determine.

REQUIRED VOTE

    The approval of a majority of the outstanding voting power of Halstead Shares is required to approve and adopt the Merger Agreement.

    As of the Record Date, directors and executive officers of Halstead and their affiliates were beneficial owners of approximately 30.9% of the outstanding Halstead Shares. In order to induce Mueller to enter into the Merger Agreement, certain Halstead Stockholders who collectively hold approximately 52.6% (including certain of the aforementioned directors and officers and their affiliates who collectively hold 29.3%) of the outstanding Halstead Shares entered into Voting Agreements with Mueller pursuant to which each such Halstead Stockholder has agreed, among other things, to vote all of the Halstead Shares beneficially owned by the Halstead Stockholder in favor of adoption and approval of the Merger Agreement and the Merger. Such stockholders have the right to vote at the Special Meeting sufficient shares to approve the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other Halstead Stockholder, thus ensuring stockholder approval of the Merger Agreement and the transactions contemplated thereby. See "THE MERGER AGREEMENT AND RELATED AGREEMENTS--Voting Agreements." Attached as Appendix B is the full text of the form of Voting Agreement.

PROXIES AND REVOCATION

    All Halstead Shares represented by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted "FOR" the Merger Agreement. Any shares held in the Halstead ESOP for which no instructions are timely received by the ESOP Trustee will be voted by the ESOP Trustee in its discretion. Shares of a Halstead Stockholder who abstains from voting or whose shares are not voted by reason of a broker non-vote (where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise discretionary authority with respect thereto) will be counted for purposes of determining whether a quorum is present at the meeting so long as the stockholder is present in person or represented by a proxy. An abstention from voting or a broker non-vote on the Merger by a Halstead Stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote "AGAINST" the Merger Agreement. If any other business is properly brought before the Special Meeting for consideration, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on such business in accordance with their best judgment. Halstead will not use its discretionary authority to adjourn the meeting to solicit stockholders if the Halstead Stockholders vote against or abstain from voting for the Merger.

    A Halstead Stockholder who executes and returns the enclosed proxy may revoke his or her proxy at any time prior to its use by (i) delivering to the Secretary of Halstead a signed notice of revocation or a later dated signed proxy prior to the Special Meeting, (ii) attending the Special Meeting and voting in person or (iii) giving notice of revocation of the proxy at the Special Meeting. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy. Prior to the Special Meeting, any written notice of revocation or subsequent proxy should be sent in a manner to be received by Halstead at or before the taking of the vote at the Special Meeting at: Halstead Industries, Inc., 300 North Greene Street, Suite 1700, Greensboro, North Carolina 27401, Attention: Secretary, or hand delivered to the Secretary of Halstead at such address.

SOLICITATION OF PROXIES

    Mueller will bear the cost of printing and mailing this Proxy Statement/Prospectus, and Halstead will bear all other costs of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile by directors, officers, and other employees of Halstead, who will not be specially compensated for such solicitation activities. Halstead does not presently intend to utilize the services of a proxy soliciting firm in connection with the solicitation of proxies for the Special Meeting.

    No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Halstead, Mueller or any other person. The delivery of this Proxy Statement/Prospectus will not, under any circumstances, create any implication that there has been no change in the affairs of Halstead or Mueller since the date of this Proxy Statement/Prospectus.

    Halstead Stockholders should not forward stock certificates to the Exchange Agent until they have received transmittal letters. Halstead Stockholders should not return stock certificates with the enclosed proxy.

                           INFORMATION ABOUT HALSTEAD

GENERAL

    Halstead was founded as a Pennsylvania corporation in 1960, at which time all of the business and assets of Halstead and Mitchell Company, a Pennsylvania general partnership, were transferred to Halstead. In 1993, Halstead formed a Delaware corporation and merged the Pennsylvania corporation into the Delaware corporation for the purpose of changing the state of its organization from Pennsylvania to Delaware. Halstead is headquartered in Greensboro, North Carolina, and the mailing address and telephone number of its principal executive offices are 300 North Greene Street, Suite 1700, Greensboro, North Carolina 27401, (336) 272-1966.

BUSINESS

    Halstead produces and distributes drawn copper tubing at its Wynne, Arkansas, facility and assembles and distributes insulated copper line sets at its facility in Clinton, Tennessee. In 1997, net sales were $243 million, down from $275 million in 1996. At September 1, 1998, Halstead had 39 employees in Greensboro, 749 employees in Wynne and 121 employees in Clinton.

COPPER TUBING

    Halstead produces and distributes drawn copper tubing at its Wynne, Arkansas, facility. Standard products manufactured at this facility include straight lengths and coils for use in water, refrigeration and automotive tubing applications. The copper tubing is distributed primarily to plumbing and heating and air conditioning wholesalers throughout the United States with a portion of Halstead's products exported to various international markets. Some tubing products are also manufactured to the specifications of original equipment manufacturers.

    The manufacturing process begins with refined and scrap copper which is melted in an electric-arc furnace. After being cast into copper logs, then cut into billets, the copper is converted into tubing through an extrusion process. The tube is then cold-drawn to one of hundreds of sizes to meet customer requirements.

    Copper tubing is used principally in the residential and commercial construction industry. Copper tube is also used in the air conditioning, heating and refrigeration industry, the automobile industry, and by other original equipment manufacturers.

LINE SETS

    Halstead assembles and distributes insulated copper line sets at its facility in Clinton, Tennessee. Line sets are used in the installation of air conditioning and heat pump systems. The line sets are assembled using copper tubing principally from the Wynne metals plant and rubber insulation produced at the Clinton facility. Production of rubber insulation at the Clinton facility began in January, 1998. Prior to such time, rubber insulation was purchased from an outside supplier. Distribution of the line sets is to domestic wholesalers and to original equipment manufacturers of central air conditioners.

COMPETITION

    The businesses in which Halstead is engaged are highly competitive. The principal methods of competition for Halstead's products are price, quality and service. No material portion of Halstead's business is dependent upon a single customer or a small group of related customers. The total amount of order backlog for Halstead's products at September 1, 1998 was not significant.

    Halstead competes with various copper products companies depending on the product line as well as a large number of manufacturers of substitute products made from plastic, iron and steel.

PROPERTIES AND FACILITIES

    Halstead's copper tubing is manufactured in its owned Wynne, Arkansas, facility. Its line set products are manufactured in leased facilities in Clinton, Tennessee. Halstead also leases its headquarters in Greensboro, North Carolina.

    In addition, Halstead leases office and regional warehouse space for its standard products distribution network. Products are shipped from manufacturing plants to distribution centers and customer locations primarily using common carriers. Halstead also owns a 44,000 square foot building in Greensboro, North Carolina that is leased to a third party and a 93,500 square foot building in Ansonia, Connecticut that is presently vacant and being offered for sale.

RAW MATERIALS AND SUPPLIES

    The major portion of Halstead's copper requirements are normally obtained through short-term supply contracts with competitive pricing provisions. Raw materials used in the production of insulation for line sets are purchased in the open market from major producers.

YEAR 2000 PROGRAM

    Halstead has evaluated, and will continue to evaluate, its information systems and technology infrastructure for Year 2000 compliance. During the normal course of business, most of the software systems used by Halstead have been recently upgraded or replaced and little or no additional changes are required to be made. For Year 2000 compliance, Halstead has expended less than $20,000 through June 1998 and anticipates spending no more than $200,000 through 1999 to modify its information technology infrastructure. Halstead does not anticipate any material disruption in its operations as a result of any failure by Halstead to be in compliance.

    Halstead does not currently have any information concerning the Year 2000 compliance status of its suppliers and customers. In the event that any of Halstead's significant suppliers or customers do not successfully and timely achieve Year 2000 compliance, Halstead's business or operations could be adversely affected. However, Halstead is presently developing a program for contacting its major suppliers and customers to determine their Year 2000 readiness. Following the completion of its assessment of customers and suppliers in early 1999, Halstead will determine the level and extent of its Year 2000 contingency plans.

           HALSTEAD MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    SIX-MONTH PERIOD ENDED JUNE 26, 1998 COMPARED TO SIX-MONTH PERIOD ENDED JUNE
     27, 1997

    Halstead net sales were $108.0 million in the first six months of 1998, a decrease of 24.3% from net sales of $142.8 million in the first six months of 1997. Total pounds of copper tubing shipped in the first half of 1998 decreased 16.3% to 73.9 million pounds from 88.2 million pounds in the first half of 1997. Net sales for the first six months of 1998 also reflect a decrease in the price of copper, Halstead's primary raw material which directly affects the selling price of its products. The average price of copper on the Commodity Exchange Inc. ("COMEX") for the first half of 1998 was $.78 per pound as compared with $1.13 during the same period in 1997. Shipments of Halstead's line sets also decreased by 10.8% as industry supplies far outpaced improving demand.

    Halstead's gross profit for the first six months of 1998 increased 47.8% to $15.1 million from $10.2 million in the prior comparable period for 1997. Gross margins on Halstead's products improved over the prior year due to favorable pricing conditions caused in part by reduced imports from foreign manufacturers.

    Selling, general and administrative expenses decreased 11.9% in the first half of 1998 to $10.9 million as compared to $12.4 million during the first half of 1997. The decrease in 1998 resulted primarily from a reduction in sales expenses and those expenses affected by the lower sales volume.

    Due to the improved gross margins in the first half of 1998 as well as the reduced selling, general and administrative expenses, the operating income was $4.1 million as compared to the operating loss of $2.2 million in the first half of 1997.

    Interest expense for the first six months of 1998 was $1.2 million compared to $.8 million in the same period of 1997 due to higher debt borrowings and slightly higher interest rates.

    1997 COMPARED TO 1996

    Halstead net sales were $243.3 million in 1997, down $31.5 million or 11.5% from net sales of $274.8 million in 1996. Total pounds of copper tubing shipped decreased 3.4% in 1997 to 156.9 million from 162.5 million pounds in 1996. Net sales for 1997 also reflect a slightly lower average price for copper. The average COMEX copper price for 1997 was $1.04 per pound (ranging from a high of $1.22 per pound at mid-year to a year-end low of $.77) compared with $1.06 for 1996. Shipments of Halstead's line sets also decreased by 21.4% in 1997 due to new competitors entering the line sets business and lower weather-related demand.

    Halstead's 1997 gross profit decreased $23.9 million, or 60.4% to $15.7 million. Overall, the gross margins on Halstead's products were significantly reduced in 1997 due to unfavorable pricing conditions brought about by increased market supply of copper tubing products from foreign manufacturers as well as from domestic manufacturers who increased their market participation.

    Selling, general and administrative expenses decreased 11.4% to $22.2 million in 1997 as compared to $25.0 million in 1996. The 1997 decrease resulted from reduced expenses associated with lower sales volume ($.4 million), lower depreciation expense following the 1996 sale of Halstead's corporate aircraft ($.7 million), decreased employee incentive compensation ($.8 million), and non-recurring costs incurred during 1996 associated with the relocation of Halstead's line sets operation ($.9 million).

    Because of the significantly reduced gross margins, Halstead incurred an operating loss of $6.5 million in 1997 as compared to operating income of $14.6 million in 1996. While Halstead has taken steps to lower manufacturing costs related to its products and thereby improve its gross margins, the market selling price of copper tubing decreased at a much greater rate during 1997 than the price of the raw material copper.

    Interest expense was $1.6 million in 1997, down from $2.1 million in 1996. The decrease was due almost entirely to the reduction of debt related to the sale/leaseback of Halstead's corporate aircraft in 1996.

    Other income decreased to $.7 million in 1997 from $1.4 million in 1996 as the 1996 amount included insurance proceeds of $1.0 million received from a business interruption claim. In 1997 rental income from Halstead's non-operating property increased $.2 million compared to 1996.

    The effective tax rate on Halstead's 1997 tax loss benefit was 39.7% as compared to an effective tax rate of 36.6% in 1996. The greater effective tax rate in 1997 resulted from the carry back of Halstead's current taxable loss to 1994, a period with higher marginal tax rates.

    1996 COMPARED TO 1995

    Halstead net sales were $274.8 million in 1996, down $28.0 million or 9.3% from net sales of $302.9 million in 1995. Total pounds of copper tubing shipped decreased by 4.1% in 1996 to 162.5 million from 169.4 million pounds in 1995. Net sales for 1996 also reflect a decrease in the price of copper. The average COMEX copper price for 1996 was $1.06 per pound compared with $1.35 for 1995. Shipments of Halstead's line sets increased by 18.2% in 1996 over 1995 due to increased market share.

    Halstead's 1996 gross profit increased $11.1 million, or 38.7% to $39.6 million due to favorable market demand and pricing conditions which increased the gross margins for most of Halstead's products.

    Selling, general and administrative expenses increased 3.2% to $25.0 million in 1996 compared to $24.2 million in 1995. The 1996 increase was primarily due to costs incurred during the relocation of Halstead's line sets operation ($.9 million) which were partially offset by expense reductions related to sales volume.

    As a result of the higher margins on Halstead's products in 1996, the operating income increased to $14.6 million from $4.3 million in 1995.

    Interest expense was $2.1 million in 1996, only slightly increased from 1995. While 1996 year-end borrowings were down significantly compared to 1995, average borrowings were approximately the same in both years and interest rates were not substantially changed.

    Other income increased to $1.4 million in 1996 from $.8 million in 1995 due primarily to insurance proceeds of $1.0 million received from a business interruption claim in 1996.

    The effective tax rate for 1996 was 36.6% as compared with 35.6% for 1995 due to the higher marginal tax rates on taxable income in 1996.

LIQUIDITY AND CAPITAL RESOURCES

    Cash provided by operating activities during the first six months of 1998 totaled $7.5 million. Seasonal increases in accounts receivable were offset by lower inventory volumes further reduced by the lower cost of copper. Capital expenditures totaled approximately $2.1 million during the first half with annual expenditures not expected to exceed $5.5 million for the full year of 1998. Halstead believes that it will be able to satisfy its existing working capital needs, interest obligations and capital expenditure requirements with cash flow from operations and funds available from its revolving credit agreement (the "Halstead Credit Agreement").

    In April 1998, Halstead Stockholders approved a 1-for-10 reverse stock split. The par value per Halstead Share was increased from $.01 to $.10 and the number of authorized shares was reduced from

120,000 to 12,000. Payment of cash in lieu of fractional shares resulting from the reverse stock split totaled just over $.1 million.

    During 1997, approximately $7.5 million of cash was provided by financing activities with cash used in investing activities and operating activities totaling $5.8 million and $1.6 million, respectively. Cash used in operating activities resulted primarily from Halstead's 1997 net loss of $4.4 million and was not entirely offset by the depreciation and amortization of $3.0 million.

    Cash from financing activities in 1997 included $11.1 million of proceeds from net debt borrowings which was used for treasury stock purchases of $2.1 million and dividend payments of $1.5 million. The remainder provided for investments in property, plant and equipment which totaled $6.2 million in 1997.

    Unlike 1997, Halstead's primary source of liquidity in 1996 included net cash of $15.4 million provided by operating activities. Net income of $8.7 million in 1996 contributed the bulk of the cash provided by operating activities with $3.8 million from depreciation and amortization and the remainder from changes in working capital requirements.

    Purchases of capital equipment in 1996 totaled $4.9 million. In addition, Halstead realized proceeds of $6.1 million from the sale/leaseback of Halstead's corporate aircraft. The proceeds from the sale were used to reduce related outstanding debt by $5.8 million. The remaining cash used in financing activities included an additional net reduction in debt of $10.2 million and the payment of $1.1 million in dividends.

    In December 1997, Halstead amended and restated the Halstead Credit Agreement to provide for a revolving line of credit (the "Revolver"), a term loan (the "Term Loan"), a controlled cash flow facility (the "Cash Flow Facility") and a letter of credit facility (the "Letter of Credit Facility"). Under the Halstead Credit Agreement, substantially all of the assets of Halstead have been pledged as collateral.

    Halstead may borrow up to $25 million under the Revolver and $5 million under the Cash Flow Facility at an interest rate equal to the lender's prime rate or a LIBOR rate plus 1.25% to 2.75%. The interest rate adjusts quarterly based on Halstead's ratio of earnings before interest and taxes to interest as defined in the Halstead Credit Agreement. Halstead's borrowing rate at December 31, 1997, was 8.41%. The Revolver expires on December 31, 2000 and the Cash Flow Facility expires on December 18, 1998. The Cash Flow Facility may be extended for additional one-year periods with the written consent of the lender. The Term Loan requires quarterly principal payments through the year 2000 of $357,000 plus interest at a rate of 6.99%. The Letter of Credit Facility provides for letters of credit of up to $1.0 million through December 31, 2000.

    The Halstead Credit Agreement contains various covenants, the most restrictive of which require Halstead to maintain at all times a debt to capitalization ratio of not more than 60%, a minimum interest coverage and a minimum tangible net worth. At December 31, 1997, Halstead was in compliance with the covenants under its debt arrangements or had received waivers for any events of noncompliance. Halstead was in compliance with its debt covenants during the first six months of 1998, and expects to continue to be in compliance for the remainder of 1998.

    Halstead had additional borrowings available under the Halstead Credit Agreement of $9.5 million at June 26, 1998 and $5.0 million at December 31, 1997.

CONTINGENCIES

    Halstead is involved in various claims and actions, including environmental matters at certain of its former plants, current facilities and other locations, which arise in the ordinary course of business. Although the final outcome of these legal and environmental matters cannot be determined, based on the facts presently known, it is Halstead management's opinion that the ultimate liability with respect to these matters will not materially affect Halstead's financial position or future results of operations. However, there can be no assurance that Halstead has identified or properly assessed all potential legal or environmental liabilities arising from the activities or properties of Halstead.

OTHER MATTERS

    During 1997, Halstead experienced margin decreases for most of its products due to increased foreign competition and increased market participation by other domestic manufacturers. The markets for Halstead's products have exhibited significant volatility and are subject to rapid change. While product margins have improved in 1998 and market demand has remained consistent, further margin decreases or extreme volatility could adversely impact Halstead's future results of operations and financial position.

    Halstead has evaluated, and will continue to evaluate, its information systems and technology infrastructure for Year 2000 compliance. During the normal course of business, most of the software systems used by Halstead have been recently upgraded or replaced and little or no additional changes are required to be made. For Year 2000 compliance, Halstead has expended less than $20,000 through June 1998 and anticipates spending no more than $200,000 through 1999 to modify its information technology infrastructure. Halstead does not anticipate any material disruption in its operations as a result of any failure by Halstead to be in compliance.

    Halstead does not currently have any information concerning the Year 2000 compliance status of its suppliers and customers. In the event that any of Halstead's significant suppliers or customers do not successfully and timely achieve Year 2000 compliance, Halstead's business or operations could be adversely affected. However, Halstead is presently developing a program for contacting its major suppliers and customers to determine their Year 2000 readiness. Following the completion of its assessment of customers and suppliers in early 1999, Halstead will determine the level and extent of its Year 2000 contingency plans.

                    OWNERSHIP OF HALSTEAD SHARES BY CERTAIN
                   BENEFICIAL OWNERS AND HALSTEAD MANAGEMENT

    The following table sets forth for each person who beneficially owns 5% or more of the outstanding Halstead Shares as of the Record Date and for each executive officer and director of Halstead and all of such executive officers and directors as a group, the number of Halstead Shares beneficially owned as of the Record Date and an estimated number of Mueller Shares to be received in the Merger under the Merger Agreement. For the purpose of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Exchange Act under which, in general, a person is deemed to be a beneficial owner of a security if the person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security, or if the person has the right to acquire beneficial ownership of the security within 60 days.

                                                     HALSTEAD SHARES
                                                      BENEFICIALLY      PERCENT OF OUTSTANDING    ESTIMATED NUMBER OF
NAME                                                      OWNED             HALSTEAD SHARES        MUELLER SHARES(9)
--------------------------------------------------  -----------------  -------------------------  -------------------
William B. Halstead...............................         658.59                   18.8%                 651,582
  Chairman, Chief Executive Officer and
  Director (1)
    c/o Halstead Industries, Inc.
    300 North Greene Street, Suite 1700
    Greensboro, North Carolina 27401
William E. Rapp, Jr...............................         156                       4.4                  154,340
  Vice Chairman (2)
Jerry W. Amos.....................................          11                         *                   10,882
  Director
William R. Burson,................................          20.13                      *                   19,915
  President and Director (3)
D. Hayes Clement..................................           8                         *                    7,914
  Director
John G.B. Ellison, Jr.............................          11                         *                   10,882
  Director
LeRoy D. Lintz....................................          81.5                     2.3                   80,632
  Senior Vice President and Director (4)
Tom S. Murphree...................................           5                         *                    4,946
  Director
Halstead ESOP.....................................       1,320                      37.6                1,305,955
    c/o Halstead Industries, Inc.
    300 North Greene Street, Suite 1700
    Greensboro, North Carolina 27401
Elizabeth L. Wood (5).............................         577                      16.4                  570,860
    c/o Halstead Industries, Inc.
    300 North Greene Street, Suite 1700
    Greensboro, North Carolina 27401
Charles E. Foriska................................          77.54                    2.2                   76,714
  Vice President--Line Sets Division (6)
Michael E. Stoll..................................          36.09                    1.0                   35,706
  Vice President, Chief Financial Officer &
  Secretary (7)
All Directors and Executive Officers as a Group
  (13 persons) (8)................................       1,083.35                   30.9%                1,071,823

------------------------

*   Less than 1%

(1) Includes 56.06 shares held as a participant of the Halstead ESOP, 82.53 shares held as a participant of the Halstead MSOP, and 76 shares owned by Mr. Halstead's spouse and minor children.

(2) Includes 64 shares owned by Mr. Rapp's spouse.

(3) Includes 5.04 shares held as a participant of the Halstead ESOP and 15.09 shares held as a participant of the Halstead MSOP.

(4) Includes 35.56 shares held as a participant of the Halstead ESOP and 42.94 shares held as a participant of the Halstead MSOP.

(5) Includes 5 shares owned by Ms. Wood's spouse.

(6) Includes 27.61 shares held as a participant of the Halstead ESOP and 49.93 shares held as a participant of the Halstead MSOP.

(7) Includes 5.03 shares held as a participant of the Halstead ESOP and 27.06 shares held as a participant of the Halstead MSOP.

(8) Includes 147.51 shares held as participants of the Halstead ESOP, 217.84 shares held as participants of the Halstead MSOP and 140 shares owned by spouses and minor children.

(9) Calculated assuming Halstead Expenses of $750,000 and a Mueller Average Market Price of $26.50 (the per share closing price for Mueller Shares on the NYSE on September 25, 1998), which results in an Exchange Ratio of 989.36.

                           INFORMATION ABOUT MUELLER

ACQUISITIONS

    On September 15, 1998, Mueller acquired Lincoln Brass Works, Inc. ("Lincoln"). Lincoln operates manufacturing facilities in Jacksboro, Tennessee and Waynesboro, Tennessee. Lincoln produces custom control valve assemblies for the gas appliance market, as well as custom metal assemblies, gas delivery systems, and tubular products. Lincoln had net sales of approximately $35 million in 1997. For a nominal consideration plus the assumption of Lincoln's debt, Mueller acquired 100 percent of the outstanding common shares of Lincoln. The Lincoln acquisition will be accounted for under the purchase accounting method.

    On August 11, 1998, Mueller completed the acquisition of B&K Industries, Inc. ("B&K"). B&K is an import distributor of residential and commercial plumbing products in the United States with net sales in excess of $50 million in 1997. B&K sells through all major distribution channels including hardware co-ops, home centers, plumbing wholesalers, hardware wholesalers, OEMs and manufactured housing wholesalers. Its retail customers include Ace Hardware Corporation, Lowe's Companies, Inc., The Home Depot, Inc., and Tru*Serv Corporation (True Value, Servistar and Coast to Coast Hardware Stores). The purchase price was $33.5 million, of which ninety percent was paid in cash and the remainder paid in Mueller Shares. The B&K acquisition will be accounted for under the purchase accounting method.

CAPITAL PROJECTS

    Mueller has ongoing a capital improvement project at its Fulton copper tube mill to improve the utilization of scrap metal and enhance the mill's refining processes. Mueller has increased its projected cost for this project to approximately $33.6 million, due to (i) engineering changes in the scope of the project, (ii) increases resulting from changes in environmental regulations, and
(iii) additional concrete footings and related infrastructure changes necessitated by soil composition.

INCOME TAXES: CLOSING AGREEMENT

    In August 1998, Mueller entered into a Closing Agreement with the IRS which concluded the audit of the years 1993 through 1995. The Closing Agreement provides for an ordinary loss of approximately $70 million, realization of which is dependent upon the occurrence of certain future events described in specific tax regulations. The Closing Agreement also specifies that the character of the tax loss from the 1995 "abandonment" of the Preferred Stock of Sharon Specialty Steel Inc. is a capital loss. Of this $49.1 million capital loss, $3.6 million was used in 1996 and 1997. The remaining $45.5 million of this capital loss is available to offset capital gains of Mueller, if any, through December 30, 2000. For financial reporting purposes, these tax attributes may be recognized in future periods based upon the assessment of realization. Such assessments would consider relevant risks associated with realization.

YEAR 2000 PROGRAM

    Mueller has established a Year 2000 program to evaluate, confirm compliance, and identify any necessary changes to its information technology ("IT") and non-IT (operating) systems to address Year 2000 requirements. Mueller has retained a consulting firm specializing in this area to assist in the program. To date, Mueller has expensed approximately $400,000 related to this outside consultant. Mueller believes that additional future expense related to the consultant will be approximately $500,000 over the next year. There are four phases to this program: assessment; inventory; test and correction; and certification. Assessment involves the examination of Mueller's IT and non-IT systems for specific date impacts, component complexity and inter-relationships. Inventory involves the identification and categorization of Mueller's systems, applications, data structures, system interfaces, programmable logic controllers, etc., which, based on the assessment, potentially raise Year 2000 issues. Once the assessment and inventory is completed, Mueller plans to determine Year 2000 compliance through a combination of testing, use assessments, third party verifications and correction. Once this is completed, Mueller would be positioned to certify one or more of its systems or facilities as Year 2000 compliant.

    IT SYSTEMS

    Mueller has completed its assessment and inventory of its IT systems. Based on that assessment, Mueller has concluded that it will need to replace certain hardware at an estimated cost of $250,000 (which has been scheduled to be completed by the end of 1998), and rewrite less than 4 percent of its modified software code (which it anticipates will require internal IS personnel approximately 120 person-hours to accomplish by a scheduled completion date of the end of 1998).

    Certain business systems of Mueller's European businesses are not Year 2000 compliant, but this will be resolved within the context of an overall upgrade to these information systems in order to accommodate, among other things, the Euro single currency. Total implementation costs for this upgrade are estimated at approximately $900,000.

    NON-IT SYSTEMS

    Mueller has completed its assessment and inventory at over half its North American manufacturing facilities. Mueller selected these factories for assessment and inventory because their importance or likelihood of Year 2000 issues. Mueller has identified certain non-IT systems which are not Year 2000 compliant, but which Mueller plans to replace and/or correct and certify as compliant in the first quarter of 1999 at an estimated cost of less than $50,000.

    THIRD PARTIES

    Mueller is in the process of contacting its major product and service suppliers to determine their Year 2000 readiness, and will continue to follow up these inquiries to ensure, to the best of its ability, that these suppliers will be Year 2000 compliant. Nonetheless, there can be no assurance that the systems used by these suppliers will be remediated in a timely manner, which, if not remediated, may have an adverse effect on Mueller. Mueller intends to defer development of any Year 2000 contingency plans until it completes its assessment of third party suppliers, which is scheduled to be completed by the end of 1998.

                      DESCRIPTION OF MUELLER CAPITAL STOCK

GENERAL

    The authorized capital stock of Mueller consists of 100,000,000 Mueller Shares, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share ("Mueller Preferred Stock"), of which 15,000 shares have been designated by the Mueller Board as Series A Junior Participating Preferred Stock ("Mueller Participating Preferred Stock"). At September 8, 1998, 35,750,996 Mueller Shares were issued and outstanding. The Mueller Board, without further action by the Mueller stockholders, is authorized to issue Mueller Preferred Stock in one or more series and to designate as to any such series the dividend rate, redemption prices, preferences on liquidation or any distribution of assets, sinking fund terms, conversion, voting rights, restrictions, preemptive rights and any other preferences or special rights and qualifications. As of September 1, 1998, there was no Mueller Preferred Stock issued or outstanding, and the Mueller Board had not authorized the issuance of any Mueller Preferred Stock.

COMMON STOCK

    The Mueller Shares have no preference, conversion, exchange, preemptive or redemptive rights. All Mueller Shares have one vote per share on any matter submitted to the vote of stockholders. The Mueller Shares have equal non-cumulative voting rights. Upon any liquidation of Mueller, the holders of Mueller Shares are entitled to receive, subject to any participating or similar rights of shares of Mueller Preferred

Stock, on a pro rata basis, all assets then legally available for distribution after payment of preferences on Mueller Preferred Stock, if any. Holders of Mueller Shares are entitled to receive dividends when and as declared by the Mueller Board out of funds legally available therefor (subject to the prior rights of preferred stock, if any). All outstanding Mueller Shares are fully paid and nonassessable.

TRANSFER AGENT

    Mueller's transfer agent for the Mueller Shares is Continental Stock Transfer & Trust Company, New York, New York.

                        COMPARISON OF STOCKHOLDER RIGHTS

    Mueller and Halstead are each incorporated under the laws of the State of Delaware. The Halstead Stockholders, whose rights as stockholders are currently governed by Delaware law, the Halstead Certificate and the Halstead Bylaws, will, upon the exchange of their shares pursuant to the Merger, become holders of Mueller Shares, and their rights as such will be governed by Delaware law, Mueller's Certificate of Incorporation (the "Mueller Certificate") and the Bylaws of Mueller ("Mueller Bylaws"). The material differences between the rights of Halstead Stockholders and the rights of holders of Mueller Shares, which result from differences in their governing corporate documents, are summarized below.

    The following summary is not intended to be complete and is qualified in its entirety by reference to the DGCL, the Halstead Certificate, the Halstead Bylaws, the Mueller Certificate and the Mueller Bylaws, as appropriate. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. Copies of the Halstead Certificate, the Halstead Bylaws, the Mueller Certificate and the Mueller Bylaws are incorporated by reference herein and will be sent to Halstead Stockholders upon request. See "INCORPORATION OF DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

AUTHORIZED CAPITAL

    The Halstead Certificate provides for authorized stock consisting of 12,000 Halstead Shares, $.10 par value.

    The Mueller Certificate provides for authorized stock consisting of 100,000,000 Mueller Shares and 5,000,000 shares of Mueller Preferred Stock. See "DESCRIPTION OF MUELLER CAPITAL STOCK."

ELECTION AND SIZE OF BOARD OF DIRECTORS

    Under Delaware law, directors, unless their terms are staggered, are elected at each annual stockholder meeting. Vacancies on the board of directors may be filled by the stockholders or directors, unless the certificate of incorporation or a bylaw provides otherwise. The certificate of incorporation may authorize the election of certain directors by one or more classes or series of shares, and the certificate of incorporation, an initial bylaw or a bylaw adopted by a vote of the stockholders may provide for staggered terms for the directors. The certificate of incorporation or the bylaws also may allow the stockholders or the board of directors to fix or change the number of directors, but a corporation must have at least one director. Under Delaware law, stockholders do not have cumulative voting rights unless the certificate of incorporation so provides.

    The Halstead Certificate and Halstead Bylaws provide that directors are elected by a plurality of votes cast at the annual meeting of stockholders sufficient in number to constitute a quorum. The Halstead Bylaws fix the number of directors at not less than five nor more than eleven directors. Currently, there are eight directors each holding office until his successor is elected and qualified or until his death, resignation or removal. The Halstead Bylaws provide that the number of directors are to be fixed by resolution of the Halstead Board.

    The Mueller Bylaws provide that directors are elected by a plurality of the votes cast at the annual meeting of stockholders. The Mueller Bylaws provide for a board of directors to consist of one or more members. The exact number shall be fixed by resolution of the Mueller Board. The Mueller Board is currently comprised of five directors, each holding office, subject to his earlier death, resignation or removal, until his successor shall have been elected and qualified. The Mueller Bylaws provide that the size of the Mueller Board may be reduced or increased by resolution of a majority of the entire Mueller Board but no decrease may shorten the term of an incumbent director.

    Under the Mueller Bylaws, a stockholder may nominate directors for election to the Mueller Board only if the stockholder delivers a notice containing specified information to Mueller's Secretary at

Mueller's principal executive offices not less than sixty days nor more than ninety days prior to the meeting; provided however, that in the event that the date of the annual meeting is advanced by more than thirty or delayed by more than sixty days from the date one year after the prior annual meeting, notice by the stockholder, to be timely, must be received no later than the close of business on the later of the sixtieth day prior to the annual meeting or the tenth day following the day on which public announcement of the date of the meeting was made.

REMOVAL OF DIRECTORS

    Under the DGCL, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed (with or without cause) with the approval of a majority of the outstanding shares entitled to vote.

    The Halstead Certificate and Halstead Bylaws do not provide for the removal of directors.

    The Mueller Certificate provides that a director may be removed, but only with cause, by action of a majority of the entire Mueller Board or by a majority of the stockholders.

VACANCIES ON THE BOARD OF DIRECTORS

    Under Delaware law, the board of directors of a corporation may fill any vacancy on the board, including vacancies resulting from an increase in the number of directors.

    The Halstead Certificate and Halstead Bylaws provide that any vacancies on the Halstead Board and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the remaining number of the Board, though less than a quorum, and a director so chosen will hold office until his successor is elected by the stockholders, who may make such election at the next annual meeting of stockholders or any special meeting called for that purpose and held prior thereto.

    The Mueller Bylaws provide that any vacancy, whether caused by an increase in the number of directors or otherwise, may be filled by a majority vote of the remaining directors on the Mueller Board. Subject to his earlier death, resignation or removal, each director so elected shall hold office until his successor has been elected and qualified or for the unexpired term of his predecessor.

AMENDMENTS TO CHARTER

    Under Delaware law, unless a higher vote is required in the certificate of incorporation, an amendment to the certificate of incorporation of a corporation may be approved by a majority of the outstanding shares entitled to vote upon the proposed amendment. Neither the Halstead Certificate nor the Mueller Certificate requires a higher vote for amendment.

DIVIDENDS

    Subject to any restrictions contained in a corporation's certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of "surplus" (defined as the excess, if any, of net assets (total assets less total liabilities) over capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except that dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In accordance with the DGCL, "capital" is determined by the board of directors and shall not be less than the aggregate par value of the outstanding capital stock of the corporation having par value.

    The Halstead Bylaws provide that the Halstead Board may, subject to the Halstead Certificate, declare dividends upon the Halstead Shares, at any regular or special meeting, pursuant to law. Dividends may be paid in cash, property or its Halstead Shares subject to the provisions of the Halstead Certificate.

    Before payment of any dividend, there may be set aside out of any funds of Halstead available for dividends such sums as the Halstead Board, in its absolute discretion, thinks proper as reserves to meet contingencies or for repairing or maintaining any property of Halstead or for such other purpose as the Halstead Board may think conducive to the interests of Halstead. The Halstead Board may modify or abolish any such reserve in the manner in which it was created.

    The Mueller Certificate and Mueller Bylaws provide that the Mueller Board has full power and discretion, to the extent permitted by law and subject to the Mueller Certificate or any other corporate document or instrument binding the corporation, to determine what, if any, dividends or distributions shall be declared and paid or made.

STOCKHOLDER MEETINGS

    Under the Halstead Bylaws, special meetings of stockholders may be called by the President, a majority of the Halstead Board or Halstead Stockholders, upon written request delivered to Halstead's Secretary by Halstead Stockholders holding at least one-fifth of all the Halstead Shares issued and outstanding and entitled to vote at the particular meeting.

    Under the Mueller Bylaws, special meetings of stockholders may be called by the Chairman, the President or a majority of the entire Mueller Board. Mueller stockholders may not call special meetings. For Mueller stockholders to bring business before the annual meeting of stockholders, stockholders must comply with advance notice provisions in the Mueller Bylaws that are similar to those described above with respect to stockholder nominations of persons for election to the Mueller Board. See "--Election and Size of Board of Directors."

VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS; BUSINESS COMBINATION RESTRICTIONS

    The DGCL generally provides that, unless otherwise specified in a corporation's certificate of incorporation or unless the provisions of the DGCL relating to business combinations indicated therein are applicable, a sale or other disposition of all or substantially all of the corporation's assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors plus the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

    Neither the Halstead Certificate and the Halstead Bylaws nor the Mueller Certificate and the Mueller Bylaws address the issue of extraordinary business transactions or business combinations.

RIGHTS PLAN

    Mueller has adopted a shareholders' rights plan, declared a dividend of one preferred share purchase right (a "Right") for each outstanding Mueller Share of record on November 21, 1994, and issued one Right with each Mueller Share issued since such date. In general, upon becoming exercisable, each Right entitles the registered holder to purchase from Mueller a unit consisting of one one-thousandth (1/1000th) of a share (a "Unit") of Mueller Participating Preferred Stock at a purchase price of $80 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated as of November 10, 1994, between Mueller and Continental Stock Transfer & Trust Company, as Rights Agent. The Rights will expire at the close of business on November 10, 2004, unless earlier redeemed by Mueller. Because of the nature of the Mueller Participating Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Mueller Participating Preferred Stock purchasable upon exercise of each Right should approximate the value of one Mueller Share.

    The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Mueller without conditioning the offer on the Rights being rendered inapplicable.

DGCL BUSINESS COMBINATION PROVISIONS

    The DGCL prohibits in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior year period. A "business combination" includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where: (i) either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired such 15% interest; (ii) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding for the purposes of determining the number of shares outstanding shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine whether shares held subject to the plan will be tendered; (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting; (iv) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation of an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder; or
(v) the corporation has opted out of this provision. Mueller has not opted out of this provision.

    Halstead does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders; therefore, the provisions of the DGCL which prohibit, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" are not applicable to Halstead.

                                    EXPERTS

    The audited financial statements of Halstead as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in this Proxy Statement/Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

    The consolidated financial statements of Mueller incorporated by reference in Mueller's Annual Report on Form 10-K for the year ended December 27, 1997 have been audited by Ernst & Young LLP, independent auditors as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

    The validity of the Mueller Shares to be issued by Mueller in connection with the Merger will be passed upon by Willkie Farr & Gallagher, New York, New York.

    Certain tax matters relating to the Merger will be passed upon by Willkie Farr & Gallagher, New York, New York.

                       INDEX TO HALSTEAD INDUSTRIES, INC.
                              FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Audited Financial Statements:
  Report of Independent Public Accountants.................................................................  F-2
  Balance Sheets as of December 31, 1997 and 1996..........................................................  F-3
  Statements of Operations for the years ended December 31, 1997, 1996 and 1995............................  F-4
  Statements of Cash Flows for the years ended December 31, 1997, 1996 and 1995............................  F-5
  Notes to Financial Statements............................................................................  F-6

Unaudited Financial Statements
  Condensed Balance Sheets as of June 26, 1998 and June 27, 1997...........................................  F-18
  Condensed Statements of Operations for the Six Months Ended June 26, 1998 and June 27, 1997..............  F-19
  Condensed Statements of Cash Flows for the Six Months Ended June 26, 1998 and June 27, 1997..............  F-20
  Notes to Condensed Financial Statements..................................................................  F-21

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and the Board of Directors of Halstead Industries, Inc.:

We have audited the accompanying balance sheets of Halstead Industries, Inc. (a Delaware company) as of December 31, 1997 and 1996, and the related statements of operations and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Halstead Industries, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Greensboro, North Carolina,
February 27, 1998 (except with
respect to the matter discussed
in Note 17 as to which the date
is August 7, 1998).

                           HALSTEAD INDUSTRIES, INC.

                                 BALANCE SHEETS

                               AS OF DECEMBER 31,

                                                                                                1997       1996
                                                                                              ---------  ---------
                                                                                                 (IN THOUSANDS)
                                           ASSETS

Current assets:
  Cash and cash equivalents.................................................................  $     796  $     636
  Trade receivables.........................................................................     17,208     21,818
  Current portion of note receivable from officer...........................................        165        165
  Other receivables.........................................................................      3,376      4,612
  Inventories...............................................................................     16,924     16,751
  Deferred income taxes.....................................................................      2,745      1,436
                                                                                              ---------  ---------
    Total current assets....................................................................     41,214     45,418
Investments.................................................................................      4,334      4,470
Property, plant and equipment, net..........................................................     32,529     28,975
Net assets held for sale or lease...........................................................      2,107      2,419
Long-term portion of note receivable from officer...........................................        495        660
Other assets................................................................................      2,987      2,338
                                                                                              ---------  ---------
                                                                                              $  83,666  $  84,280
                                                                                              ---------  ---------
                                                                                              ---------  ---------
                            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt.........................................................  $   1,428  $   1,428
  Accounts payable..........................................................................      3,883      7,225
  Accrued liabilities.......................................................................     10,685     11,888
                                                                                              ---------  ---------
    Total current liabilities...............................................................     15,996     20,541
Long-term debt, less current portion........................................................     27,860     16,788
Obligations of Employee Stock Ownership Plan................................................      1,962        501
Deferred income and other long-term liabilities.............................................      2,783      3,404
Deferred income taxes.......................................................................      3,374      2,132
                                                                                              ---------  ---------
    Total liabilities.......................................................................     51,975     43,366
Commitments and contingencies (Note 13)
Stockholders' equity........................................................................     31,691     40,914
                                                                                              ---------  ---------
                                                                                              $  83,666  $  84,280
                                                                                              ---------  ---------
                                                                                              ---------  ---------

  The accompanying notes to financial statements are an integral part of these balance sheets.

                           HALSTEAD INDUSTRIES, INC.

                            STATEMENTS OF OPERATIONS

                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                1997         1996        1995
                                                                             -----------  ----------  ----------
                                                                               (IN THOUSANDS, EXCEPT SHARE AND
                                                                                       PER SHARE DATA)
Net sales..................................................................  $   243,333  $  274,826  $  302,851
Cost of sales..............................................................      227,639     235,185     274,267
                                                                             -----------  ----------  ----------
                                                                                  15,694      39,641      28,584
Selling, general and administrative........................................       22,173      25,027      24,249
                                                                             -----------  ----------  ----------
      Operating income (loss)..............................................       (6,479)     14,614       4,335
Interest expense...........................................................       (1,603)     (2,115)     (2,084)
Other income, net..........................................................          732       1,449         750
Gain (loss) on fixed assets, net...........................................           (9)       (158)        510
                                                                             -----------  ----------  ----------
      Income (loss) before income tax provision (benefit)..................       (7,359)     13,790       3,511
Income tax provision (benefit).............................................       (2,921)      5,047       1,250
                                                                             -----------  ----------  ----------
      Income (loss) from continuing operations.............................       (4,438)      8,743       2,261
Discontinued operations, net of income taxes (Note 14):
  Loss on disposal of discontinued operations..............................           --          --        (261)
                                                                             -----------  ----------  ----------
      Net income (loss)....................................................  $    (4,438) $    8,743  $    2,000
                                                                             -----------  ----------  ----------
                                                                             -----------  ----------  ----------
Weighted average shares for basic earnings per share.......................        3,502       3,667       4,296
                                                                             -----------  ----------  ----------
                                                                             -----------  ----------  ----------
Weighted average shares for diluted earnings per share.....................        3,502       3,667       4,296
                                                                             -----------  ----------  ----------
                                                                             -----------  ----------  ----------
Basic earnings per share:
  Income (loss) from continuing operations.................................  $ (1,267.31) $ 2,384.11  $   526.30
  Net income (loss)........................................................    (1,267.31)   2,384.11      465.59
                                                                             -----------  ----------  ----------
                                                                             -----------  ----------  ----------
Diluted earnings per share:
  Income (loss) from continuing operations.................................  $ (1,267.31) $ 2,384.11  $   526.30
  Net income (loss)........................................................    (1,267.31)   2,384.11      465.59
                                                                             -----------  ----------  ----------
                                                                             -----------  ----------  ----------

  The accompanying notes to financial statements are an integral part of these statements.

                           HALSTEAD INDUSTRIES, INC.

                            STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                                   1997        1996        1995
                                                                                ----------  ----------  ----------
                                                                                          (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...........................................................  $   (4,438) $    8,743  $    2,000
    Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities -
        Depreciation and amortization.........................................       2,993       3,846       3,590
        Deferred income taxes.................................................         (67)      1,432         581
        Provision for doubtful accounts.......................................         158          84         170
        Dividends received on cost method investment..........................        (313)       (329)       (222)
        Periodic pension expense..............................................         214         221          53
        Deferred compensation.................................................         306         708         108
        Payment of deferred compensation......................................         (30)       (362)       (472)
        Stock issued under stock compensation plans...........................          61          48         115
        Loss on sale of discontinued operations...............................          --          --         428
        Loss on fixed assets..................................................           9         158        (510)
        Increase (decrease) in cash from changes in:
            Trade receivables.................................................       4,452      11,045        (844)
            Inventories.......................................................        (173)     (1,705)      4,752
            Accounts payable..................................................      (3,342)     (4,200)      1,640
            Accrued liabilities and other.....................................      (1,449)     (4,308)     (5,180)
                                                                                ----------  ----------  ----------
              Net cash (used in) provided by operating activities.............      (1,619)     15,381       6,209
                                                                                ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment..................................      (6,234)     (4,920)     (6,286)
  Dividends received on cost method investment................................         313         329         222
  Purchase of investment......................................................          --          --        (657)
  Proceeds from sale of fixed assets..........................................          15       6,125       1,775
  Proceeds from sale of discontinued operations, net..........................          --          --       1,402
  Proceeds from redemption of investment......................................         136          13          13
                                                                                ----------  ----------  ----------
              Net cash (used in) provided by investing activities.............      (5,770)      1,547      (3,531)
                                                                                ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt....................................      46,500      56,800      61,000
  Repayments of long-term debt................................................     (35,428)    (72,804)    (41,626)
  Redemption/purchase of common stock.........................................      (2,050)       (500)    (26,649)
  Payment of dividends........................................................      (1,473)     (1,105)         --
                                                                                ----------  ----------  ----------
              Net cash provided by (used in) financing activities.............       7,549     (17,609)     (7,275)
                                                                                ----------  ----------  ----------
Net increase (decrease) in cash and cash equivalents..........................         160        (681)     (4,597)

Cash and cash equivalents, beginning of year..................................         636       1,317       5,914
                                                                                ----------  ----------  ----------
Cash and cash equivalents, end of year........................................  $      796  $      636  $    1,317
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
Supplemental disclosure of cash flow information:
  Cash paid during the year for -
    Interest..................................................................  $    1,695  $    2,432  $    2,019
    Income taxes..............................................................  $      611  $    3,613  $    4,303
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

  The accompanying notes to financial statements are an integral part of these statements.

                           HALSTEAD INDUSTRIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS

    Halstead Industries, Inc. (the Company), incorporated in Delaware, produces and distributes drawn copper tubing at its facility in Wynne, Arkansas, and assembles and distributes insulated copper line sets at its facility in Clinton, Tennessee. Standard drawn copper tubing products include straight lengths and coils for water, refrigeration and automotive tubing applications. Line sets are used in the installation of air conditioning and heat pump systems. The principal market for the Company's products is the residential and commercial construction industry. Other markets include the air conditioning, heating and refrigeration industry; the automotive industry; and other specialized, original equipment manufacturers. The majority of the Company's customers are located throughout the United States and no single customer accounts for 10% or more of net sales.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH EQUIVALENTS

    Cash equivalents include highly liquid investments with an original maturity of three months or less at the date of purchase. The carrying amount of cash equivalents approximates market value.

    ACCOUNTS RECEIVABLE AND CONCENTRATION OF CREDIT RISK

    Trade accounts receivable are stated net of allowances for doubtful accounts of $238,000 at December 31, 1997 and $265,000 at December 31, 1996. The Company performs on-going credit evaluations of its customers' financial condition and generally does not require collateral from those customers. The Company sells its products to a multitude of customers throughout the United States. There is not a disproportionate concentration of credit risk.

    INVENTORIES

    Inventories are stated at the lower of cost or market. The Company's products consist primarily of copper, which is purchased from several suppliers. The cost of the copper component of inventories is determined using the last-in, first-out (LIFO) method. All other inventories and components are valued using the first-in, first-out (FIFO) method.

    FUTURES CONTRACTS

    The Company periodically takes positions in the copper futures market to reduce its exposure to future price increases for firm sales commitments and to hedge a net exposure related to a portion of its inventory. Gains and losses on such futures contracts are deferred and recognized in cost of sales when the related product is sold. Cash flows from futures contracts are reported in the statements of cash flows as a component of the change in inventories.

    INVESTMENTS

    The Company accounts for its 15% investment in a joint venture (Note 3) by the cost method. All other investments are also recorded at cost. These investments are not publicly traded nor have they been appraised or otherwise valued. As such, the Company cannot readily determine their fair market value.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets for financial reporting purposes (40 years for buildings and 3-14 years for machinery and equipment). Repairs and maintenance are charged to expense as incurred. Major renewals and improvements which extend the useful lives of assets are capitalized. At the time property, plant and equipment are retired or otherwise disposed of, the cost and the accumulated depreciation are removed from the accounts and any gain or loss on disposition is credited or charged to income.

    The Company reviews the carrying value of property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the net carrying value of the asset. Property, plant and equipment no longer used in operations and held for sale or lease are segregated in the balance sheet and reduced, where applicable, to their estimated fair value less cost of disposal.

    INCOME TAXES

    Deferred income tax liabilities and assets are determined based on the differences between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future using enacted income tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

    EARNINGS PER SHARE

    During 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS No. 128). SFAS No. 128 requires the presentation of basic and diluted earnings per share for all periods presented. Basic earnings per share has been determined by dividing the respective net income amounts by the weighted average number of shares outstanding during each period, excluding Employee Stock Ownership Plan (ESOP) shares pledged against ESOP obligations (Note 8). Diluted earnings per share typically reflect the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock. As the Company has not held any dilutive securities for any period presented, diluted earnings per share is the same as basic earnings per share for all periods presented.

    ENVIRONMENTAL

    Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Estimates of environmental liabilities may vary subject to changing conditions and as additional information becomes available. Generally, the timing of these accruals coincides with the Company's commitment to a formal plan of action.

    REVENUE RECOGNITION

    The Company recognizes a sale when goods are shipped or when ownership is assumed by the customer.

    RECENTLY ISSUED ACCOUNTING STANDARDS

    During 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS No.
130) and Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131). Both statements are effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components in financial statements. The Company is currently evaluating the reporting formats recommended under this statement. SFAS No. 131 establishes a new method by which companies report operating segment information. This method is based on the manner in which management organizes the segments within a company for making operating decisions and assessing performance. The Company is evaluating the provisions of this statement and, upon adoption, may establish different operating segments for reporting purposes.

2. INVENTORIES

    Inventories at December 31 are summarized as follows (in thousands):

                                                                            1997       1996
                                                                          ---------  ---------
Finished goods and in process...........................................  $  14,653  $  15,178
Raw materials and supplies..............................................      4,980      5,709
                                                                          ---------  ---------
                                                                             19,633     20,887
Less allowance to adjust the carrying value of certain inventories to a
  LIFO basis............................................................      2,709      4,136
                                                                          ---------  ---------
                                                                          $  16,924  $  16,751
                                                                          ---------  ---------
                                                                          ---------  ---------

    Inventories valued using the LIFO method comprised 59% and 69% of inventories at December 31, 1997 and 1996, respectively.

3. INVESTMENT IN JOINT VENTURE

    The Company has a 15% ownership in Kobe Copper Products, Inc., a joint venture formed for the purpose of manufacturing and marketing specialized copper tubing. As of December 31, 1997 and 1996, the Company has contributed capital amounting to $3.6 million. The Company purchased $3.4 million in 1997, $3.7 million in 1996 and $9.9 million in 1995 of copper tubing products from the joint venture. The Company received dividends from the joint venture of $286,000 in 1997 and 1996 and $179,000 in 1995. Amounts due to the joint venture in the normal course of business were $0 and $286,000 at December 31, 1997 and 1996, respectively.

4. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment at December 31 are summarized as follows (in thousands):

                                                                            1997       1996
                                                                          ---------  ---------
Buildings...............................................................  $  16,388  $  16,200
Machinery and equipment.................................................     47,554     41,710
                                                                          ---------  ---------
                                                                             63,942     57,910
Less accumulated depreciation...........................................     34,692     32,091
                                                                          ---------  ---------
                                                                             29,250     25,819
Land....................................................................        458        458
Construction in progress................................................      2,821      2,698
                                                                          ---------  ---------
                                                                          $  32,529  $  28,975
                                                                          ---------  ---------
                                                                          ---------  ---------

    Depreciation expense was $3.0 million in 1997, $3.8 million in 1996 and $3.5 million in 1995.

    The Company leased its plant facility located in Ansonia, Connecticut, in 1995. The lease was terminated in 1996 and the plant is currently held for sale and is included in net assets held for sale or lease along with other nonoperating property. The Ansonia plant was closed in 1989 and had a net book value of $1.9 million at December 31, 1997, and $2.2 million at December 31, 1996.

5. ACCRUED LIABILITIES

    Accrued liabilities at December 31, consisted of the following:

                                                                            1997       1996
                                                                          ---------  ---------
Payroll and related benefits............................................  $   5,184  $   6,361
Other...................................................................      5,501      5,527
                                                                          ---------  ---------
                                                                          $  10,685  $  11,888
                                                                          ---------  ---------
                                                                          ---------  ---------

6. LONG-TERM DEBT

    Long-term debt at December 31 consisted of the following (in thousands):

                                                                            1997       1996
                                                                          ---------  ---------
Term loan...............................................................  $   4,288  $   5,716
Revolving line of credit................................................     25,000     12,500
                                                                          ---------  ---------
                                                                             29,288     18,216
Less current portion....................................................      1,428      1,428
                                                                          ---------  ---------
                                                                          $  27,860  $  16,788
                                                                          ---------  ---------
                                                                          ---------  ---------

    In 1997, the Company amended and restated its Revolving Credit Agreement (the Agreement) to provide for a Revolving Line of Credit (the Revolver), a Term Loan (Term Loan), a Controlled Cash Flow Facility (the Facility) and a Letter of Credit Facility. Under the Agreement, substantially all of the assets of the Company have been pledged as collateral.

    The Company may borrow up to $25 million under the Revolver at an interest rate equal to the lender's prime rate or a LIBOR rate plus 1.25% to 2.75%. The interest rate adjusts quarterly based on the Company's ratio of earnings before interest and taxes to interest as defined in the Agreement. The Company's borrowing rate at December 31, 1997, was 8.41%. The Revolver expires on December 31, 2000.

    The Term Loan requires quarterly principal payments through the year 2000 of $357,000 plus interest at a rate of 6.99%.

    Under the Facility, the Company may borrow up to $5 million at the same interest rate as the Revolver. The Facility expires on December 18, 1998, and may be extended for additional one-year periods with the written consent of the lender. The maximum short-term borrowings under the Facility during 1997, 1996 and 1995 were $5.0 million, $4.9 million and $4.9 million respectively; the average borrowings were $2.4 million, $2.3 million and $2.1 million respectively; and the weighted average interest rates were 7.10%, 7.36% and 7.81% respectively. There were no borrowings outstanding under the Facility at December 31, 1997 and 1996.

    Under the Letter of Credit Facility, the Company may request the lender to issue letters of credit of up to $1.0 million. The Letter of Credit Facility expires on December 31, 2000, and may be extended for an additional one-year period with the written consent of the lender. A letter of credit for $300,000 was outstanding at December 31, 1997 and 1996.

    The fair value of the Company's debt approximates the carrying value at December 31, 1997 and 1996.

    The Agreement contains various covenants, the most restrictive of which require the Company to maintain at all times a debt to capitalization ratio of not more than 60%, a minimum interest coverage and a minimum tangible net worth. At December 31, 1997, the Company was in compliance with the covenants under its debt arrangements or had received waivers for any events of noncompliance. Under the Agreement, dividends may be paid by the Company upon attaining certain earnings requirements.

    The combined aggregate amount of scheduled long-term debt maturities for each of the three years subsequent to 1997 until the maturity of all obligations are payable as follows (in thousands):

1998...............................................  $   1,428
1999...............................................      1,429
2000...............................................     26,431
                                                     ---------
                                                     $  29,288
                                                     ---------
                                                     ---------

7. RETIREMENT PLANS

    PENSION PLANS

    The Company maintains noncontributory defined benefit pension plans covering all of its hourly paid employees. These plans provide benefits of stated amounts for each year of service. Pension expense is determined by the plans' consulting actuary using the benefit unit credit method. The Company's plans are fully funded as defined by ERISA. The Company contributed $242,000 and $195,000 to the plans in 1997 and 1995, respectively. There were no contributions made to the plans in 1996.

    The following table sets forth the plans' funded status and amounts recognized in the Company's balance sheet at December 31, 1997 and 1996, as well as the components of net periodic pension expense included in the Company's income statement for 1997, 1996 and 1995 (in thousands):

                                                                             1997       1996
                                                                           ---------  ---------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested benefits of $8,722 in
    1997 and $7,551 in 1996..............................................  $   9,299  $   8,041
                                                                           ---------  ---------
                                                                           ---------  ---------
  Projected benefit obligation for service rendered to date..............  $   9,299  $   8,041
Plan assets at quoted market value, invested in a mutual fund consisting
  of listed stocks and U.S. Government obligations.......................     10,725      8,811
                                                                           ---------  ---------
Plan assets in excess of projected benefit obligation....................      1,426        770
Unrecognized net gain from past experience different from that assumed
  and effects of changes in assumptions..................................       (756)       (48)
Prior service cost to be recognized in future periods....................        925        989
Unrecognized net transition asset........................................       (978)    (1,099)
                                                                           ---------  ---------
Prepaid pension cost included in other assets............................  $     617  $     612
                                                                           ---------  ---------
                                                                           ---------  ---------

                                                                     1997       1996       1995
                                                                   ---------  ---------  ---------
Net periodic pension expense included the following components:
Service cost.....................................................  $     246  $     249  $     189
Interest cost....................................................        645        607        563
Actual return on plan assets.....................................     (2,208)      (919)    (1,684)
Net amortization and deferral....................................      1,531        284        985
                                                                   ---------  ---------  ---------
Net periodic pension expense.....................................  $     214  $     221  $      53
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

    The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.25% at December 31, 1997, and 7.75% at December 31, 1996. The expected long-term rate of return on assets was 7.75% for 1997 and 1996. Prior service cost resulting from plan amendments is amortized on a straight-line basis over the average expected future service lives of participants.

    PROFIT-SHARING

    The Company has a profit-sharing plan covering all salaried employees. Contributions to this plan are determined annually by the Company's Board of Directors and are funded currently. The Company did not make a contribution to the plan in 1997. The total contribution made by the Company to the plan and charged to expense was $220,000 in 1996 and $263,000 in 1995.

    RETIREMENT SAVINGS PLAN

    The Company maintains a 401(k) Retirement Savings Plan (the "401(k) Plan") covering all salaried, administrative hourly and non-bargaining production employees. The 401(k) Plan provides for a matching contribution by the Company equal to a percentage of the employee's contribution to the 401(k) Plan. The percentage of an employee's contribution that the Company will match is determined annually by the Company's Board of Directors. The total contributions made by the Company to the 401(k) Plan and charged to expense was $148,000 in 1997, $168,000 in 1996 and $64,000 in 1995.

    DEFERRED COMPENSATION ARRANGEMENT

    The Company maintains a non-qualified deferred compensation arrangement for benefit of its executive officers. Under the arrangement, participants are awarded "performance units" upon the satisfaction of certain operating and financial goals. Each unit emulates one share of common stock. Participants vest over a period of time from the year of award. The Company recognized compensation expense of $298,000, $698,000 and $100,000 in the accompanying statements of income for the years ended December 31, 1997, 1996 and 1995, respectively. The accrual recorded at December 31, 1997 and 1996 was $500,000 and $798,000, respectively. (See Note 17.)

8. STOCK OWNERSHIP PLANS

    EMPLOYEE STOCK OWNERSHIP PLAN

    The Company has an Employee Stock Ownership Plan (ESOP) for the benefit of the salaried and administrative hourly employees. The plan is administered by a committee of employees appointed by the Company's Board of Directors.

    At December 31, 1997 and 1996, the trust for the ESOP held a total of 1,276 and 1,215 shares, respectively, of the Company's outstanding common stock of which 1,116 and 1,162 shares, respectively, were allocated to the accounts of the plan participants. The remaining unreleased shares have been pledged as collateral. The pledged shares are subject to release from collateral generally in proportion to payments made on the related loans. The fair values of the allocated and unreleased shares were $900 and $1,219 at December 31, 1997 and 1996, respectively.

    In July 1996, the ESOP obtained a line of credit to borrow up to $1.3 million in order to purchase shares of the Company's stock. The outstanding balance of the loan was $882,000 at December 31, 1997, and $501,000 at December 31, 1996. The loan is due in quarterly installments through 2001 of $65,000 plus interest payable at 8.00%.

    In May 1997, the ESOP obtained a second loan for $1.2 million to purchase additional shares of the Company's stock. At December 31, 1997, the outstanding balance of the loan was $1.08 million. The new loan is due in quarterly installments through 2002 of $60,000 plus interest payable at 8.00%.

    The Company has guaranteed the repayment of the loans which have been reflected in the accompanying balance sheet, and an unearned compensation balance of the same amount has been deducted from stockholders' equity. Dividends received on unallocated shares pledged as collateral are used for payments on the loans.

    The ESOP requires that the Company make a contribution to the trust in an amount at least sufficient for the trust to repay the principal amount of the loans together with the related interest. Contributions are generally determined based on a percentage of eligible employees' compensation. The total contribution made by the Company to the trust and charged to expense was $1.3 million in 1997, $617,000 in 1996 and $691,000 in 1995.

    The plan provides that, for a two-year period subsequent to the distribution of Company stock to plan participants, such participants have the right to require the Company to repurchase the Company stock distributed to them.

    MANAGEMENT STOCK OWNERSHIP PLAN

    The Company has established a Management Stock Ownership Plan (MSOP) for members of management. Contributions to the plan are determined based on a percentage of the participant's compensation and as determined by the Company's Board of Directors, and are funded through either cash contributions or reissuance of treasury stock to the trust for the MSOP. The total contribution made by the Company to the MSOP was $63,000 in 1997, $23,000 in 1996 and $21,000 in 1995, which was charged to expense. At December 31, 1997, the trust for the MSOP held 332 shares of the Company's outstanding common stock.

9. INCOME TAXES

    Income tax provision (benefit) for 1997, 1996 and 1995 consists of:

                                                                 CURRENT   DEFERRED     TOTAL
                                                                ---------  ---------  ---------
1997-
  Federal.....................................................  $  (2,854) $     353  $  (2,501)
  State.......................................................     --           (420)      (420)
                                                                ---------  ---------  ---------
                                                                $  (2,854) $     (67) $  (2,921)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
1996-
  Federal.....................................................  $   2,839  $   1,289  $   4,128
  State.......................................................        776        143        919
                                                                ---------  ---------  ---------
                                                                $3,615.... $   1,432  $   5,047
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
1995-
  Federal.....................................................  $     598  $     477  $   1,075
  State.......................................................         71        104        175
                                                                ---------  ---------  ---------
                                                                $     669  $     581  $   1,250
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    The income tax provision (benefit) for income taxes differed from the amount computed by applying the federal statutory income tax rate due to:

                                                                        1997       1996       1995
                                                                      ---------  ---------  ---------
Statutory U.S. federal income tax rate..............................      (35.0)%      35.0%      35.0%
State income taxes, net of federal income tax benefit...............       (5.5)       4.7        4.3
Increase/(reduction) in income tax reserves.........................     --           (2.0)    --
Other, net..........................................................        0.8       (1.1)      (3.7)
                                                                      ---------        ---        ---
Effective income tax rate...........................................      (39.7)%      36.6%      35.6%
                                                                      ---------        ---        ---
                                                                      ---------        ---        ---

    Deferred income taxes reflect the net income tax effect of temporary differences between the bases of assets and liabilities for financial reporting purposes and for income tax reporting purposes. Net deferred income tax balances are comprised of the following:

                                                                             1997       1996
                                                                           ---------  ---------
Deferred tax assets......................................................  $   8,036  $   6,514
Deferred tax liabilities.................................................     (8,665)    (7,210)
                                                                           ---------  ---------
Net deferred taxes.......................................................  $    (629) $    (696)
                                                                           ---------  ---------
                                                                           ---------  ---------

    No valuation allowances against deferred income tax assets were recorded at December 31, 1997 or 1996.

    Temporary differences which gave rise to significant deferred income tax assets (liabilities) were as follows:

                                                                             1997       1996
                                                                           ---------  ---------
Current deferred income taxes-
  Accrued expenses not currently deductible for tax......................  $   1,171  $   1,062
  Accrued payroll and related benefits...................................        928      1,008
  State net operating loss carryforwards.................................        471     --
  Inventory valuation differences........................................        175        206
  Insurance claim........................................................     --           (840)
                                                                           ---------  ---------
      Total current deferred income taxes................................  $   2,745  $   1,436
                                                                           ---------  ---------
                                                                           ---------  ---------
Long-term deferred income taxes-
  Property and equipment.................................................  $  (4,269) $  (3,209)
  Management Stock Ownership Plan........................................        801        892
  Pension plans..........................................................       (324)      (245)
  Accrued expenses not currently deductible for tax......................        271        240
  Other..................................................................        147        190
                                                                           ---------  ---------
      Total long-term deferred income taxes..............................  $  (3,374) $  (2,132)
                                                                           ---------  ---------
                                                                           ---------  ---------

    The Company has recorded $471,000 for the benefit of approximately $9.4 million in state income tax loss carryforwards which expire in varying amounts from 2000 to 2012.

10. STOCKHOLDERS' EQUITY

    Changes in stockholders' equity for the years ended December 31, 1997, 1996 and 1995, are summarized as follows (in thousands):

                                                              ADDITIONAL
                                                  COMMON        PAID-IN     RETAINED      TREASURY        UNEARNED
                                                   STOCK        CAPITAL     EARNINGS        STOCK       COMPENSATION      TOTAL
                                               -------------  -----------  -----------  -------------  ---------------  ---------
Balance, December 31, 1994...................    $       1     $  33,910    $  24,727     $  --           $  (1,435)    $  57,203
  Net income.................................                                   2,000                                       2,000
  Issued 14 shares of common stock under
    stock compensation plans for directors
    and management...........................                        115                                                      115
  Redemption of 3,238 shares of common stock
    at $8,230 per share (Note 14)............                    (26,648)                        (1)                      (26,649)
  Income tax benefits from distributions
    under the MSOP...........................                         92                                                       92
  Reduction in borrowings by ESOP............                                                                 1,094         1,094
                                                        --                                       --
                                                              -----------  -----------                      -------     ---------
Balance, December 31, 1995...................            1         7,469       26,727            (1)           (341)       33,855
  Net income.................................                                   8,743                                       8,743
  Purchase of 53 shares of common stock at
    $9,500 per share.........................                       (500)                                                    (500)
  Issued 5 shares of common stock under a
    stock compensation plan for directors....                         48                                                       48
  Payment of dividend at $300 per share......                                  (1,105)                                     (1,105)
  Income tax benefits from distributions
    under the MSOP...........................                         33                                                       33
  Increase in borrowings by ESOP.............                                                                  (160)         (160)
                                                        --                                       --
                                                              -----------  -----------                      -------     ---------
Balance, December 31, 1996...................            1         7,050       34,365            (1)           (501)       40,914
  Net loss...................................                                  (4,438)                                     (4,438)
  Purchase of 168 shares of common stock at
    $12,190 per share........................                     (2,050)                                                  (2,050)
  Issued 5 shares of common stock under a
    stock compensation plan for directors....                         61                                                       61
  Payment of dividend at $400 per share......                                  (1,473)                                     (1,473)
  Income tax benefits from distributions
    under the MSOP...........................                        138                                                      138
  Increase in borrowings by ESOP.............                                                                (1,461)       (1,461)
                                                        --                                       --
                                                              -----------  -----------                      -------     ---------
Balance, December 31, 1997...................    $       1     $   5,199    $  28,454     $      (1)      $  (1,962)    $  31,691
                                                        --                                       --
                                                        --                                       --
                                                              -----------  -----------                      -------     ---------
                                                              -----------  -----------                      -------     ---------

    At December 31, 1997 and 1996, 10,970 shares of common stock were issued. Shares of common stock outstanding at December 31, 1997 and 1996, were 3,520 and 3,683, respectively. Treasury stock is recorded at par value and consists of 7,450 shares at December 31, 1997, and 7,287 shares at December 31, 1996.

    On April 16, 1998, the Company effected a 1-for-10 reverse stock split of the authorized and outstanding shares of the Company's common stock, increased the par value per share of common stock from $.01 to $.10 and reduced the number of authorized shares from 120,000 to 12,000. The effects of the 1-for-10 reverse stock split have been applied retroactively to all common share information for all periods presented in these financial statements.

11. LEASES

    The Company leases property and equipment under various noncancelable arrangements. These operating leases generally expire prior to 2007, and the lease for certain office space has a renewal option of five years. Future minimum rental payments through the initial lease terms are as follows (in thousands):

1998...............................................  $   3,316
1999...............................................      3,303
2000...............................................      2,439
2001...............................................      1,738
2002...............................................      1,619
Thereafter.........................................     13,092
                                                     ---------
                                                     $  25,507
                                                     ---------
                                                     ---------

    Lease expense was approximately $2.5 million in 1997, $1.7 million in 1996 and $1.8 million in 1995. The Company subleases office space to a tenant under a noncancelable arrangement. Sublease revenues were $164,000 in 1997 and $0 in 1996. Future minimum sublease revenues are $433,000, $442,000 and $74,000 for 1998, 1999 and 2000, respectively.

12. FINANCIAL INSTRUMENTS

    The Company enters into futures contracts to hedge certain copper raw material purchases to minimize risks due to market fluctuations. At December 31, 1997 and 1996, the Company had $295,000 and $800,000, respectively, of copper futures contracts that fix the price for a small portion of 1998 and 1997 copper purchases. The market value of these copper futures contracts at December 31, 1997 and 1996, was approximately $254,000 and $1.0 million, respectively, which was estimated based on market rate quotes.

13. COMMITMENTS AND CONTINGENCIES

    The Company is subject to various claims and actions, including environmental matters at certain of its former plants, current facilities and other locations, which arise in the ordinary course of its business. Although the final outcome of these matters cannot be determined, based on the facts presently known, it is management's opinion that the amount of ultimate liability with respect to these actions will not materially affect the Company's financial position or future results of operations. However, there can be no assurance that the Company has identified or properly assessed all potential legal or environmental liabilities arising from the activities or properties of the Company.

    On December 30, 1994, the Company entered into a supply agreement (the "Agreement") with the purchaser of its rubber and plastics business. Under the Agreement, the Company was required to purchase certain tubing insulation from the purchaser for a period of three years. The agreement contains certain termination provisions in the event of nonperformance by one or both of the parties. Under the Agreement, the Company purchased tubing insulation of $3.7 million in 1997, $4.2 million in 1996 and $3.6 million in 1995. The Agreement expired on December 31, 1997, and has not been renewed.

14. DISCONTINUED OPERATIONS

    On December 30, 1994, the Company sold substantially all of the assets, properties, business and rights of its rubber and plastics business. Gross sale proceeds, including assumption of a capital lease obligation by the purchaser of $2.1 million, amounted to $33.9 million. The disposition of this business segment was accounted for as a discontinued operation.

    The net carrying value of assets sold amounted to $30.7 million which, after reduction for related closing costs and income taxes of $24,000, resulted in a net gain of $39,000 in 1994. In 1995, due to various adjustments under the provisions of the sales agreement and additional costs associated with the sale, net of an income tax benefit of $167,000, the Company recognized a net loss of $261,000.

    In connection with the sale of its rubber and plastics business and in accordance with a Plan of Partial Liquidation adopted by the Board of Directors of the Company and approved by the stockholders, the Company distributed the net proceeds of the sale, excluding taxes and expenses of the sale, to its stockholders in March 1995. The distribution of approximately $26.6 million was charged to stockholder's equity and has been effected as a pro-rata redemption of the Company's outstanding common stock.

15. FIRE AND FURNACE DAMAGE

    On September 15, 1996, one of the Company's bullblocks and the surrounding area of the building at the Wynne, Arkansas, facility sustained damage from a fire which occurred while the equipment was undergoing maintenance. On September 20, 1996, the casting furnace at the Wynne facility was damaged due to a hearth break-out. Property damages and business interruption losses resulting from both instances were covered by insurance and the net insurance benefits recognized during 1996 were $2.6 million, including approximately $2.1 million included in other receivables at December 31, 1996. The Company spent approximately $700,000 in 1996 to repair capital assets which had been damaged. Insurance proceeds in excess of the repair costs of damaged assets were approximately $1.9 million and are reflected in the 1996 financial statements as other income ($950,000) and a reduction to cost of sales ($963,000) to offset expenses and losses incurred as a result of the fire and hearth break-out. All damages have been repaired and the insurance claims have been collected from the Company's insurance carriers.

16. NOTE RECEIVABLE FROM OFFICER

    At December 31, 1997 and 1996, the Company had an outstanding note receivable due from an officer in the amount of $660,000 and $825,000 respectively. This note bears interest at 6.6%, matures May 1, 2001, and is secured by common stock of the Company. Payments of $165,000 are due annually on May 1.

17. SUBSEQUENT EVENT

    On August 7, 1998, the Company entered into an Agreement and Plan of Merger (the Merger Agreement) with Mueller Industries, Inc. and its subsidiary, Mueller Acquisition Corp. whereby the Company will be merged with Mueller Acquisition Corp. in a business combination that is expected to be accounted for as a pooling of interests. Under the terms of the Merger Agreement, all shares of the Company's common stock shall be exchanged for approximately $92.0 million of Mueller Industries, Inc. common stock. The consummation of the transaction is subject to various conditions and certain regulatory approvals.

    As a consequence of the merger with Mueller Acquisition Corp., all Company stock held by the ESOP will be exchanged for Mueller Industries, Inc. common stock. The Merger Agreement provides for the termination of the ESOP, payment of ESOP obligations and distribution of participants' accounts after the merger is completed. Additionally, the Merger Agreement requires that the MSOP be terminated prior to the merger date and all Company stock held by the MSOP will be distributed to the MSOP participants.

    As a result of the merger, the non-qualified, deferred compensation arrangement will be terminated and the value of the performance units, based upon the Company's estimate of the cash value per share to be received in the merger, will be distributed to participants. The value of the units to be distributed is estimated to be approximately $1.9 million. In addition, certain executives will be paid severance payments of approximately $6.3 million, in accordance with change in control provisions as specified in their employment agreements.

    For comparative purposes, certain other amounts in the 1997, 1996 and 1995 financial statements have been reclassified to conform with the presentation in the 1998 interim financial statements. These reclassifications include, among other things, the reclassification of freight out costs from cost of goods sold to net sales.

                           HALSTEAD INDUSTRIES, INC.

                            CONDENSED BALANCE SHEETS

                                                                                                  AS OF
                                                                                        -------------------------
                                                                                         JUNE 26,    DECEMBER 31,
                                                                                           1998          1997
                                                                                        -----------  ------------

                                                                                        (UNAUDITED)
                                                                                             (IN THOUSANDS)
                                        ASSETS
Current assets:
  Cash and cash equivalents...........................................................   $     885    $      796
  Trade receivables...................................................................      25,234        17,208
  Current portion of note receivable from officer.....................................         330           165
  Other receivables...................................................................       5,527         3,376
  Inventories.........................................................................      12,767        16,924
  Deferred income taxes...............................................................       2,741         2,745
                                                                                        -----------  ------------
      Total current assets............................................................      47,484        41,214
Investments...........................................................................       4,334         4,334
Property, plant and equipment, net of accumulated depreciation of $36,182 and $34,692,
  respectively........................................................................      33,100        32,529
Net assets held for sale or lease.....................................................       1,946         2,107
Long-term portion of note receivable from officer.....................................         330           495
Other assets..........................................................................       2,994         2,987
                                                                                        -----------  ------------
                                                                                         $  90,188    $   83,666
                                                                                        -----------  ------------
                                                                                        -----------  ------------
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt...................................................   $   1,428    $    1,428
  Accounts payable....................................................................      11,212         3,883
  Accrued liabilities.................................................................      12,718        10,685
                                                                                        -----------  ------------
      Total current liabilities.......................................................      25,358        15,996
Long-term debt, less current portion..................................................      22,646        27,860
Obligations of Employee Stock Ownership Plan..........................................       1,713         1,962
Deferred income and other long-term liabilities.......................................       2,441         2,783
Deferred income taxes.................................................................       4,320         3,374
                                                                                        -----------  ------------
      Total liabilities...............................................................      56,478        51,975
Commitments and contingencies
Stockholders' equity..................................................................      33,710        31,691
                                                                                        -----------  ------------
                                                                                         $  90,188    $   83,666
                                                                                        -----------  ------------
                                                                                        -----------  ------------

The accompanying notes to condensed financial statements are an integral part of these balance sheets.

                           HALSTEAD INDUSTRIES, INC.

                       CONDENSED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                                   FOR THE SIX MONTHS ENDED
                                                                                ------------------------------
                                                                                JUNE 26, 1998   JUNE 27, 1997
                                                                                --------------  --------------

                                                                                 (IN THOUSANDS, EXCEPT SHARE
                                                                                     AND PER SHARE DATA)
Net sales.....................................................................   $    108,045    $    142,821
Cost of sales.................................................................         92,986         132,632
                                                                                --------------  --------------
                                                                                       15,059          10,189
Selling, general and administrative...........................................         10,919          12,391
                                                                                --------------  --------------
      Operating income (loss).................................................          4,140          (2,202)
Interest expense..............................................................         (1,182)           (816)
Other income, net.............................................................            153             441
Gain (loss) on fixed assets, net..............................................        --                  (15)
                                                                                --------------  --------------
      Income (loss) before income tax provision...............................          3,111          (2,592)
Income tax provision (benefit)................................................          1,244          (1,036)
                                                                                --------------  --------------
      Net income (loss).......................................................   $      1,867    $     (1,556)
                                                                                --------------  --------------
                                                                                --------------  --------------
Weighted average shares for basic earnings per share..........................          3,361           3,609
Weighted average shares for diluted earnings per share........................          3,361           3,609
Basic earnings per share .....................................................   $     555.45    $    (431.15)
Diluted earnings per share....................................................   $     555.45    $    (431.15)

The accompanying notes to condensed financial statements are an integral part of these statements.

                           HALSTEAD INDUSTRIES, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                                    FOR THE SIX MONTHS ENDED
                                                                                 ------------------------------
                                                                                 JUNE 26, 1998   JUNE 27, 1997
                                                                                 --------------  --------------

                                                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)............................................................   $      1,867    $     (1,556)
    Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities--
      Depreciation and amortization............................................          1,661           1,522
      Deferred income taxes....................................................            950              (9)
      Provision for doubtful accounts..........................................             52             127
      Dividends received on cost method investments............................            (15)           (313)
      Periodic pension expense.................................................             90              69
      Deferred compensation....................................................            849             243
      Payment of deferred compensation.........................................            (15)            (15)
      Stock issued under stock compensation plans..............................             45              61
      Loss on fixed assets.....................................................             --              15
      Increase (decrease) in cash from changes in:
        Trade receivables......................................................         (8,078)         (8,365)
        Inventories............................................................          4,157          (1,969)
        Accounts payable.......................................................          7,329          11,799
        Accrued liabilities and other..........................................         (1,402)          1,868
                                                                                 --------------  --------------
          Net cash provided by operating activities............................          7,490           3,477
                                                                                 --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment...................................         (2,061)         (2,248)
  Dividends received on cost method investments................................             15             313
  Proceeds from redemption of investment.......................................             --              13
                                                                                 --------------  --------------
    Net cash used in investing activities......................................         (2,046)         (1,922)
                                                                                 --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt.....................................          8,000          26,000
  Repayments of long-term debt.................................................        (13,214)        (25,857)
  Redemption/purchase of common stock..........................................           (141)           (210)
  Payment of dividends.........................................................             --          (1,473)
                                                                                 --------------  --------------
    Net cash used in financing activities......................................         (5,355)         (1,540)
                                                                                 --------------  --------------
Net increase in cash and cash equivalents......................................             89              15

Cash and cash equivalents, beginning of period.................................            796             636
                                                                                 --------------  --------------
Cash and cash equivalents, end of period.......................................   $        885    $        651
                                                                                 --------------  --------------
                                                                                 --------------  --------------
Supplemental disclosure of cash flow information:
  Cash paid during the period for--
    Interest...................................................................   $        723    $        440
    Income taxes...............................................................   $        631    $        548
                                                                                 --------------  --------------
                                                                                 --------------  --------------

The accompanying notes to condensed financial statements are an integral part of these statements.

                           HALSTEAD INDUSTRIES, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. GENERAL

    The accompanying condensed financial statements have been prepared by the Company, have not been audited and include all adjustments which are, in the opinion of management, necessary to a fair presentation of the financial position of the Company and the results of its operations and cash flows for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Results of operations for the interim periods presented are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. These financial statements should be read in conjunction with the Company's financial statements for the year ended December 31, 1997.

    RECENTLY ISSUED ACCOUNTING STANDARDS

    During 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). The statement establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains or losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The statement's impact could increase volatility in earnings and other comprehensive income. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 cannot be applied retroactively. Management does not believe that this statement will have a material impact on the Company's future results of operations and financial position.

2. COMMITMENTS AND CONTINGENCIES

    The Company is subject to various claims and actions, including environmental matters at certain of its former plants, current facilities and other locations, which arise in the ordinary course of its business. Although the final outcome of these matters cannot be determined, based on the facts presently known, it is management's opinion that the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations and cash flows of the Company. However, there can be no assurance that the Company has identified or properly assessed all potential legal or environmental liabilities arising from the activities or properties of the Company.

3. INVENTORIES

    Inventories at June 26, 1998, and December 31, 1997, are summarized as follows (in thousands):

                                                                       JUNE 26,   DECEMBER 31,
                                                                         1998         1997
                                                                       ---------  ------------
Finished goods and in process........................................  $   9,342   $   14,653
Raw materials and supplies...........................................      4,750        4,980
                                                                       ---------  ------------
                                                                          14,092       19,633
Less allowance to adjust the carrying value of certain inventories to
  a LIFO basis.......................................................      1,325        2,709
                                                                       ---------  ------------
                                                                       $  12,767   $   16,924
                                                                       ---------  ------------
                                                                       ---------  ------------

    Inventories valued using the LIFO method comprised 59% and 69% of inventories at June 26, 1998, and December 31, 1997, respectively.

4. ACCRUED LIABILITIES

    Accrued liabilities at June 26, 1998 and December 31, 1997 consisted of the following:

                                                                       JUNE 26,   DECEMBER 31,
                                                                         1998         1997
                                                                       ---------  ------------
Payroll and related benefits.........................................  $   6,174   $    5,184
Other................................................................      6,544        5,501
                                                                       ---------  ------------
                                                                       $  12,718   $   10,685
                                                                       ---------  ------------
                                                                       ---------  ------------

5. COMPREHENSIVE INCOME

    During 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS No.
130). The Company adopted this Statement as of the beginning of 1998. SFAS No. 130 established new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or stockholders' equity.

6. STOCKHOLDERS' EQUITY

    On April 16, 1998, the Company effected a 1-for-10 reverse stock split of the authorized and outstanding shares of the Company's common stock, increased the par value per share of common stock from $.01 to $.10 and reduced the number of authorized shares from 120,000 to 12,000. The effects of the 1-for-10 reverse stock split have been applied retroactively to all common share information for all periods presented in these financial statements.

7. SUBSEQUENT EVENT

    On August 7, 1998, the Company entered into an Agreement and Plan of Merger (the Merger Agreement) with Mueller Industries, Inc. and its subsidiary, Mueller Acquisition Corp. whereby the Company will be merged with Mueller Acquisition Corp. in a business combination that is expected to be accounted for as a pooling of interests. Under the terms of the Merger Agreement, all shares of the Company's common stock shall be exchanged for approximately $92.0 million of Mueller Industries, Inc. common stock. The consummation of the merger is subject to various conditions and certain regulatory approvals.

    As a consequence of the merger with Mueller Acquisition Corp., all Company stock held by the ESOP will be exchanged for Mueller Industries, Inc. common stock. The Merger Agreement provides for the termination of the ESOP, payment of ESOP obligations and distribution of participants' accounts after the merger is completed. Additionally, the Merger Agreement requires that the MSOP be terminated prior to the merger date and all Company stock held by the MSOP will be distributed to the MSOP participants.

    As a result of the merger, the non-qualified deferred compensation arrangement will be terminated and the value of the performance units, based upon the Company's estimate of the cash value per share to be received in the merger, will be distributed to participants. The value of the units to be distributed is estimated to be approximately $1.9 million. In addition, certain executives will be paid severance payments of approximately $6.3 million, in accordance with change in control provisions as specified in their employment agreements.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                     among
                           MUELLER INDUSTRIES, INC.,
                           MUELLER ACQUISITION CORP.
                                      and
                           HALSTEAD INDUSTRIES, INC.
                           Dated as of August 7, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
ARTICLE I.           DEFINITIONS...........................................................................        A-7

ARTICLE II.          THE MERGER............................................................................       A-12

Section 2.1.         The Merger............................................................................       A-12
Section 2.2.         Effective Date of the Merger..........................................................       A-12

ARTICLE III.         THE SURVIVING CORPORATION.............................................................       A-12

Section 3.1.         Certificate of Incorporation..........................................................       A-12
Section 3.2.         By-Laws...............................................................................       A-12
Section 3.3.         Board of Directors; Officers..........................................................       A-12
Section 3.4.         Effects of Merger.....................................................................       A-12

ARTICLE IV.          CONVERSION OF SHARES..................................................................       A-12

Section 4.1.         Exchange Ratio........................................................................       A-12
Section 4.2.         Exchange of Certificates..............................................................       A-13
Section 4.3.         Dividends and Other Distributions.....................................................       A-14
Section 4.4.         No Fractional Shares..................................................................       A-15
Section 4.5.         Lost, Stolen or Destroyed Certificates................................................       A-15
Section 4.6.         Affiliates............................................................................       A-15
Section 4.7.         Closing of the Company's Transfer Books...............................................       A-15
Section 4.8.         Closing...............................................................................       A-15

ARTICLE V.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................       A-16

Section 5.1.         Corporate Organization................................................................       A-16
Section 5.2.         Qualification to Do Business; Authorization and Validity of Agreement.................       A-16
Section 5.3.         No Conflict or Violation..............................................................       A-16
Section 5.4.         Consents and Approvals................................................................       A-16
Section 5.5.         Capital Stock and Related Matters.....................................................       A-16
Section 5.6.         Subsidiaries and Equity Investments...................................................       A-17
Section 5.7.         Financial Statements..................................................................       A-17
Section 5.8.         Absence of Certain Changes or Events..................................................       A-17
Section 5.9.         Tax Matters...........................................................................       A-18
Section 5.10.        Absence of Undisclosed Liabilities....................................................       A-19
Section 5.11.        Owned Real Property...................................................................       A-19
Section 5.12.        Leases................................................................................       A-21
Section 5.13.        Assets of the Company.................................................................       A-22
Section 5.14.        Intellectual Property; Intangible Assets..............................................       A-22
Section 5.15.        Licenses and Permits..................................................................       A-23
Section 5.16.        Compliance with Law...................................................................       A-23
Section 5.17.        Litigation............................................................................       A-23
Section 5.18.        Contracts.............................................................................       A-24
Section 5.19.        Inventories...........................................................................       A-24
Section 5.20.        Employee Plans........................................................................       A-24
Section 5.21.        Small Business Corporation............................................................       A-26
Section 5.22.        Insurance.............................................................................       A-26
Section 5.23.        Transactions with Directors, Officers and Affiliates..................................       A-26
Section 5.24.        Receivables...........................................................................       A-26
Section 5.25.        Labor Matters.........................................................................       A-27
Section 5.26.        Environmental Matters.................................................................       A-27

                                                                                                               PAGE
                                                                                                             ---------
Section 5.27.        Products Liability....................................................................       A-28
Section 5.28.        Company Action........................................................................       A-29
Section 5.29.        Accounting and Tax Matters............................................................       A-29
Section 5.30.        Accuracy of Information...............................................................       A-29

ARTICLE VI.          REPRESENTATIONS AND WARRANTIES OF PARENT..............................................       A-29

Section 6.1.         Corporate Organization................................................................       A-29
Section 6.2.         Qualification to Do Business..........................................................       A-29
Section 6.3.         Authorization and Validity of Agreement...............................................       A-29
Section 6.4.         No Conflict or Violation..............................................................       A-30
Section 6.5.         Consents and Approvals................................................................       A-30
Section 6.6.         Capital Stock and Related Matters.....................................................       A-30
Section 6.7.         Authorization and Validity of Parents Common Stock....................................       A-30
Section 6.8.         Parent SEC Reports....................................................................       A-30
Section 6.9.         Absence of Certain Changes or Events..................................................       A-31
Section 6.10.        Confirmation of Representations and Warranties of Merger Sub..........................       A-31

ARTICLE VII.         REPRESENTATIONS AND WARRANTIES OF MERGER SUB..........................................       A-31

Section 7.1.         Corporate Organization................................................................       A-31
Section 7.2.         Qualification to Do Business..........................................................       A-31
Section 7.3.         Authorization and Validity of Agreement...............................................       A-31
Section 7.4.         No Conflict or Violation..............................................................       A-31
Section 7.5.         Consents and Approvals................................................................       A-31
Section 7.6.         Capitalization of Merger Sub..........................................................       A-32

ARTICLE VIII.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY REGARDING THE ESOP......................       A-32

Section 8.1.         ESOP Trustee..........................................................................       A-32
Section 8.2.         Legal Counsel; Independent Financial Advisor..........................................       A-32
Section 8.3.         Opinion of Financial Advisor..........................................................       A-32
Section 8.4.         ESOP Loans............................................................................       A-32

ARTICLE IX.          COVENANTS OF THE COMPANY..............................................................       A-32

Section 9.1.         Conduct of Business Before the Closing Date...........................................       A-32
Section 9.2.         Consents and Approvals................................................................       A-34
Section 9.3.         Negotiations..........................................................................       A-34
Section 9.4.         Best Efforts..........................................................................       A-34
Section 9.5.         Notice of Breach......................................................................       A-35
Section 9.6.         ESOP Voting Procedures................................................................       A-35
Section 9.7.         MSOP Voting Procedures................................................................       A-35
Section 9.8.         Termination of the MSOP...............................................................       A-35
Section 9.9.         Small Business Corporation............................................................       A-35

ARTICLE X.           COVENANTS OF THE PARENT AND MERGER SUB................................................       A-35

Section 10.1.        Actions Before Effective Date.........................................................       A-35
Section 10.2.        Consents and Approvals................................................................       A-35
Section 10.3.        Stock Exchange Listing................................................................       A-35
Section 10.4.        Repayment of ESOP Advance; Termination of the ESOP....................................       A-36
Section 10.5.        Benefits to Company Employees.........................................................       A-36

ARTICLE XI.          ADDITIONAL COVENANTS OF THE PARTIES...................................................       A-37

Section 11.1.        Assistance in Consummation of the Merger..............................................       A-37

                                                                                                               PAGE
                                                                                                             ---------
Section 11.2.        Information Supplied..................................................................       A-37
Section 11.3.        Company Meeting.......................................................................       A-37
Section 11.4.        S-4 Registration Statement............................................................       A-37
Section 11.5.        Accounting Treatment..................................................................       A-37
Section 11.6.        Compliance with the Securities Act....................................................       A-38
Section 11.7.        Transfer Taxes........................................................................       A-38
Section 11.8.        Indemnification; Directors' and Officers' Insurance...................................       A-38
Section 11.9.        Access to Properties and Records; Confidentiality.....................................       A-39

ARTICLE XII.         MUTUAL CONDITIONS.....................................................................       A-40

Section 12.1.        Stockholder Approval..................................................................       A-40
Section 12.2.        NYSE Listing..........................................................................       A-40
Section 12.3.        Form S-4..............................................................................       A-40
Section 12.4.        HSR Act...............................................................................       A-40
Section 12.5.        Tax Opinion...........................................................................       A-40

ARTICLE XIII.        CONDITIONS PRECEDENT TO PERFORMANCE BY THE COMPANY....................................       A-40

Section 13.1.        Representations and Warranties of Parent and Merger Sub...............................       A-40
Section 13.2.        Performance of the Obligations of Parent and Merger Sub...............................       A-40
Section 13.3.        Consents and Approvals................................................................       A-41
Section 13.4.        No Violation of Orders................................................................       A-41
Section 13.5.        No Material Adverse Change............................................................       A-41
Section 13.6.        Opinion of Counsel....................................................................       A-41
Section 13.7.        Other Closing Documents...............................................................       A-41
Section 13.8.        Legal Matters.........................................................................       A-41

ARTICLE XIV.         CONDITIONS PRECEDENT TO PERFORMANCE BY PARENT AND MERGER SUB..........................       A-41

Section 14.1.        Representations and Warranties of the Company.........................................       A-41
Section 14.2.        Performance of the Obligations of the Company.........................................       A-41
Section 14.3.        Consents and Approvals................................................................       A-42
Section 14.4.        Company Payments......................................................................       A-42
Section 14.5.        No Violation of Orders................................................................       A-42
Section 14.6.        No Material Adverse Change............................................................       A-42
Section 14.7.        Opinion of Counsel....................................................................       A-42
Section 14.8.        Other Closing Documents...............................................................       A-42
Section 14.9.        Legal Matters.........................................................................       A-42
Section 14.10.       Pooling of Interests Letter...........................................................       A-42
Section 14.11.       Appraisal Rights......................................................................       A-42

ARTICLE XV.          TERMINATION...........................................................................       A-43

Section 15.1.        Conditions of Termination.............................................................       A-43
Section 15.2.        Effect of Termination.................................................................       A-43

ARTICLE XVI.         SURVIVAL..............................................................................       A-43

Section 16.1.        Survival of Representations and Warranties............................................       A-43

ARTICLE XVII.        MISCELLANEOUS.........................................................................       A-44

Section 17.1.        Successors and Assigns................................................................       A-44
Section 17.2.        Governing Law, Jurisdiction...........................................................       A-44
Section 17.3.        Expenses..............................................................................       A-44
Section 17.4.        Broker's and Finder's Fees............................................................       A-44

                                                                                                               PAGE
                                                                                                             ---------
Section 17.5.        Severability..........................................................................       A-44
Section 17.6.        Notices...............................................................................       A-44
Section 17.7.        Amendments; Waivers...................................................................       A-45
Section 17.8.        Public Announcements..................................................................       A-45
Section 17.9.        Entire Agreement......................................................................       A-45
Section 17.10.       Parties in Interest...................................................................       A-46
Section 17.11.       Scheduled Disclosures.................................................................       A-46
Section 17.12.       Section and Paragraph Headings........................................................       A-46
Section 17.13.       Counterparts..........................................................................       A-46

                               INDEX TO SCHEDULES

   5.2     Qualifications
   5.3     Conflicts or Violations
   5.4     Consents, Waivers, Authorizations and Approvals
   5.5     Share Ownership
   5.6     Equity Investments
   5.8     Material Changes or Events
   5.9     Tax Matter Exceptions
   5.10    Undisclosed Liabilities
   5.11    Owned Real Property
   5.12    Leases
   5.14    Intellectual Property and Intangible Assets
   5.15    Licenses, Permits and Governmental Approvals
   5.17    Litigation
   5.18    Contracts
  5.20(a)  Employee Plans
  5.20(d)  Pension Plans
  5.20(g)  Post-Retirement Benefits
  5.20(l)  Performance of Agreements
   5.22    Insurance
   5.23    Transactions with Directors, Officers and Affiliates
   5.24    Receivables
  5.25(a)  Employment Agreements or Contracts
  5.25(b)  Exceptions to Compliance with Employment Laws
   5.26    Environmental Matters
   5.27    Products Liability
  10.5     Severance Policy
  13.3     Company Consents and Approvals
  14.3     Consents and Approvals of Merger Sub
  14.4     Company Payments

                               INDEX TO EXHIBITS

A          Affiliate Covenant
B          Form of Opinion of Parent's General Counsel
C          Form of Opinion of Counsel to the Company

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of August 7, 1998, by and among Mueller Industries, Inc., a Delaware corporation ("PARENT"), Mueller Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and Halstead Industries, Inc., a Delaware corporation (the "COMPANY").

                              W I T N E S S E T H:

    WHEREAS, Parent and the Company desire to effect a business combination by means of the merger of Merger Sub with and into the Company;

    WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "MERGER"), upon the terms and subject to the conditions set forth herein;

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");

    WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests";

    WHEREAS, Parent has afforded the Company, the ESOP (as defined herein), and the representatives of the Company and the ESOP access to Parent's properties, books, contracts, commitments, files and records to the extent requested by such Persons (as defined herein) for the purpose of permitting the Company, the ESOP and the financial advisor to the ESOP to evaluate the consideration to be received by the Company's stockholders, including the ESOP Participants (as defined herein).

    WHEREAS, the Company has afforded and has agreed herein to continue to afford Parent, Merger Sub and their representatives access to the Company's properties, books, Contracts (as defined herein), commitments and files and records;

    NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS

    As used in this Agreement, the following terms shall have the following meanings:

    "AGREEMENT"--See Preamble hereto;

    "AFFILIATES"--See Section 11.6(a);

    "BUSINESS DAY" shall mean a day other than a Saturday, Sunday or other day on which banks in the States of New York, North Carolina or Tennessee are not required or authorized to close;

    "CERTIFICATE OF MERGER"--See Section 2.2;

    "CERTIFICATES"--See Section 4.2(a);

    "CLOSING"--See Section 4.8;

    "CLOSING DATE"--See Section 4.8;

    "CODE"--See Recitals hereto;

    "COMMISSION"--See Section 6.8;

    "COMPANY"--See Preamble hereto;

    "COMPANY COMMON STOCK"--See Section 4.1;

    "COMPANY MEETING"--See Section 11.3;

    "CONTRACTS" shall mean, collectively, the Leases, Purchase Orders, Sales Orders and Other Contracts, including, without limitation, those described in
Section 5.18 hereto;

    "CONTROLLED GROUP"--See Section 5.20(a);

    "DECEMBER 31, 1997 BALANCE SHEET" shall mean the audited balance sheet of the Company as of December 31, 1997 audited by Arthur Andersen LLP;

    "DGCL"--See Section 3.4;

    "DISSENTING SHARES"--See Section 4.1(e);

    "DISSENTING STOCKHOLDER"--See Section 4.1(e);

    "EFFECTIVE DATE"--See Section 2.2;

    "ENVIRONMENTAL CLAIM"--See Section 5.27(g);

    "ENVIRONMENTAL LAWS" shall mean any federal, state, or local statute, regulation, ordinance, order, decree, or other requirement of law relating to protection of the environment or to the identification, transportation, handling, discharge, emission, treatment, storage, or disposal of any pollutant, contaminant, hazardous or soiled waste, or any hazardous or toxic substance or material. Without limiting the generality of the foregoing, Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 ET SEQ.; the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Section 261 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. 43000(f) ET SEQ.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 ET SEQ.; and the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802 ET SEQ.; each as amended, together with the regulations promulgated thereunder, permits issued thereunder, and analogous state and local statutes, regulations and ordinances;

    "EQUIPMENT AND MACHINERY" shall mean all the equipment, machinery, furniture, fixtures and improvements, supplies and vehicles owned, leased or used by the Company;

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

    "ESOP" shall mean the Employee Stock Ownership Plan of Halstead Industries, Inc., originally effective January 1, 1976 and as amended through and following the date of this Agreement;

    "ESOP LENDER" shall mean First Union National Bank of North Carolina;

    "ESOP LOAN AGREEMENTS" shall mean (i) the Loan Agreement dated as of June 14, 1990 and as amended by the First Amendment thereto, dated July 10, 1996, and the Pledge Agreement, Guaranty Agreement and other ancillary documents related thereto and (ii) the Loan Agreement dated May 30, 1997, and the Pledge Agreement, Guaranty Agreement and other ancillary documents related thereto;

    "ESOP LOANS" shall mean those outstanding loans to the ESOP Trust from the ESOP Lender pursuant to the ESOP Loan Agreements;

    "ESOP PARTICIPANTS" shall mean those persons having an account balance under the ESOP;

    "ESOP TRUST" shall mean the trust established by the ESOP Trust Agreement;

    "ESOP TRUST AGREEMENT" shall mean the Employee Stock Ownership Trust of Halstead Industries, Inc., dated December 30, 1994 and as amended through and following the date of this Agreement;

    "ESOP TRUSTEE" shall mean First Commercial Trust Company (Little Rock, Arkansas), the trustee of the ESOP Trust;

    "EXCESS SHARES"--See Section 4.4;

    "EXCHANGE ACT"--See Section 6.8;

    "EXCHANGE AGENT"--See Section 4.2(a);

    "EXCHANGE FUND"--See Section 4.2(a);

    "EXCHANGE RATIO"--See Section 4.1(b);

    "EXCLUDED SHARES"--See Section 4.1(a);

    "FINANCIAL STATEMENTS"--See Section 5.7;

    "FIXED ASSET WORKPAPERS"--See Section 5.13;

    "GAAP" shall mean generally accepted accounting principles in the United States;

    "GOVERNMENTAL ENTITY" shall mean any federal, state or foreign governmental or public body, agency or authority;

    "HAZARDOUS SUBSTANCE"--See Section 5.26(d);

    "HSR ACT"--See Section 6.5;

    "HSR TERMINATION DATE"--See Section 15.1(e);

    "INTANGIBLE ASSETS" shall mean all intangible personal property rights, including, without limitation, all rights on the part of the Company to proceeds of any insurance policies and all claims on the part of the Company for recoupment, reimbursement and coverage under any insurance policies and all goodwill of the Company, including, without limitation, those items listed in
SCHEDULE 5.14 hereto;

    "INTELLECTUAL PROPERTY" shall mean all of the following owned by, issued to or licensed to the Company: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works (including, without limitation, all software developed by the Company), all copyrights, and all applications, registrations and renewals in connection therewith; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including object code, source code, data and related documentation); (vii) all Internet Websites, including domain name registrations and content and software included therein;
(viii) all other proprietary rights; (ix) all rights to recover for past infringements of any of the foregoing; and (x) all copies and tangible embodiments thereof (in whatever form or medium); including, without limitation, those items listed in SCHEDULE 5.14 hereto;

    "LEASED REAL PROPERTY"--See Section 5.12;

    "LEASES"--See Section 5.12;

    "LICENSES AND PERMITS"--See Section 5.15;

    "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction;

    "LOAN SUSPENSE ACCOUNT" shall mean the "Loan Suspense Account" as defined in the ESOP;

    "MERGER"--See Recitals hereto;

    "MERGER SUB"--See Preamble hereto;

    "MSOP" shall mean the Management Stock Ownership Plan of Halstead Industries, Inc., effective January 1, 1989 and as amended through and following the date of this Agreement;

    "MSOP ADMINISTRATION COMMITTEE" shall mean the "Administration Committee" as defined in the MSOP;

    "MSOP PARTICIPANTS" shall mean those persons having an account balance under the MSOP;

    "MSOP TRUST" shall mean the trust established by the MSOP Trust Agreement;

    "MSOP TRUST AGREEMENT" shall mean the Management Stock Ownership Trust of Halstead Industries, Inc., originally effective January 1, 1989 and as amended through and following the date of this Agreement;

    "MULTIEMPLOYER PLANS"--See Section 5.20(e);

    "NLRB"--See Section 5.25(b);

    "NYSE"--See Section 4.1(b);

    "OCCURRENCE"--See Section 5.27(b);

    "OTHER CONTRACTS" shall mean all Equipment and Machinery leases, and all indentures, loan agreements, security agreements, partnership or joint venture agreements, license agreements, maintenance contracts, service contracts, employment, commission and consulting agreements, suretyship contracts, letters of credit, reimbursement agreements, distribution agreements, contracts or commitments limiting or restraining the Company from engaging or competing in any lines of business or with any Person, documents granting the power of attorney with respect to the affairs of the Company, agreements not made in the ordinary course of business of the Company, options to purchase any assets or property rights of the Company, working capital maintenance or other form of guaranty agreements, and all other agreements to which the Company is a party, but excluding Leases, Purchase Orders, Sales Orders and Plans;

    "OWNED REAL PROPERTY"--See Section 5.11;

    "PARENT"--See Preamble hereto;

    "PARENT COMMON STOCK"--See Section 4.1(b);

    "PARENT SEC REPORTS" shall mean Parent's (i) Annual Report on Form 10-K for the fiscal year ended December 27, 1997, (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 28, 1998 and June 27, 1998, (iii) Proxy Statement, dated May 7, 1998, for the 1998 Annual Meeting of Stockholders and
(iv) other Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Commission after December 27, 1997 and prior to the Closing Date;

    "PARTIES" shall mean Parent, Merger Sub and the Company;

    "PENSION PLAN"--See Section 5.20(d);

    "PERSON" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity;

    "PLANS"--See Section 5.20(a);

    "POST-RETIREMENT BENEFITS"--See Section 5.20(g);

    "PRODUCT LIABILITY LAWSUITS"--See Section 5.27(a);

    "PRODUCTS"--See Section 5.27(a);

    "PROSPECTUS/PROXY STATEMENT"--See Section 11.2;

    "PURCHASE ORDERS" shall mean all the Company's outstanding purchase orders, contracts or other commitments to suppliers of goods and services for materials, supplies or other items used in its businesses;

    "REGISTRATION STATEMENT EFFECTIVE DATE"--See Section 15.1(e);

    "RETROFITS"--See Section 5.27(a);

    "S-4 REGISTRATION STATEMENT"--See Section 11.2;

    "SALES ORDERS" shall mean all the Company's sales orders, contracts or other commitments to purchasers of goods and services of its businesses;

    "SECURITIES ACT" shall mean the Securities Act of 1933, as amended;

    "SHARE CONSIDERATION"--See Section 4.2(a);

    "SUBSIDIARY" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries;

    "SURVIVING CORPORATION"--See Section 2.1;

    "TAX RETURN" shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes;

    "TAXES" shall mean all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker's compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not; and "TAX" shall mean any one of them;

    "WELFARE PLAN"--See Section 5.20(c).

                                  ARTICLE II.
                                   THE MERGER

    SECTION 2.1.  THE MERGER.   Upon the terms and subject to the conditions
hereof, on the Effective Date (as defined in Section 2.2), Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

    SECTION 2.2. Effective Date of the Merger. The Merger shall become effective at the date and time (the "EFFECTIVE DATE") when a properly executed Certificate of Merger (the "CERTIFICATE OF MERGER") is duly filed with the Secretary of State of the State of Delaware. The Parties shall cause the Certificate of Merger to be executed and filed as aforesaid on the Closing Date upon the satisfaction or waiver of the conditions contained in Articles XII, XIII and XIV hereto.

                                  ARTICLE III.
                           THE SURVIVING CORPORATION

    SECTION 3.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Date, and thereafter may be amended as provided therein or by law.

    SECTION 3.2. By-Laws. The By-Laws of the Company as in effect on the Effective Date shall be the By-Laws of the Surviving Corporation, and thereafter may be amended as provided therein or by law.

    SECTION 3.3. Board of Directors; Officers. The directors of Merger Sub immediately prior to the Effective Date shall be the directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Date shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

    SECTION 3.4. Effects of Merger. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the "DGCL").

                                  ARTICLE IV.
                              CONVERSION OF SHARES

    SECTION 4.1. Exchange Ratio. On the Effective Date, by virtue of the Merger and without any action on the part of any holder of any common stock, $.10 par value, of the Company ("COMPANY COMMON STOCK"):

    (a) All shares of Company Common Stock issued and outstanding immediately prior to the Effective Date which are held by the Company, and any shares of Company Common Stock issued and outstanding immediately prior to the Effective Date owned by Parent, Merger Sub or any other Subsidiary of Parent, shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist ("EXCLUDED SHARES").

    (b) Subject to Sections 4.1(e) and 4.4, each share of Company Common Stock issued and outstanding immediately prior to the Effective Date, other than Excluded Shares, shall be converted into that number of shares (the "EXCHANGE RATIO") of fully paid and nonassessable shares of the common stock, par value $.01 per share, of Parent ("PARENT COMMON STOCK") determined by dividing (A) $92,750,000 less the amount of expenses incurred by the Company for all services rendered, and expenses advanced, in connection with the Merger by the Company's and the ESOP's and MSOP's accountants, attorneys and financial advisors prior to the Closing Date by (B) the product of (i) the total number of shares of

Company Common Stock issued and outstanding immediately prior to the Effective Date, other than Excluded Shares, and (ii) the daily average per share closing sale price of one share of Parent Common Stock as reported on the New York Stock Exchange, Inc. (the "NYSE") composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for each of the 30 trading days ending on the trading day immediately prior to the Closing Date, rounded to the fourth decimal place.

    (c) In the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares, or other similar transaction, with respect to, or rights issued in respect of, Parent Common Stock after the date hereof and prior to the Effective Date, the Exchange Ratio shall be adjusted accordingly so as to maintain the relative proportionate interests of the holders of Company Common Stock and the holders of Parent Common Stock.

    (d) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Date shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

    (e) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a Person (a "DISSENTING STOCKHOLDER") who duly demands appraisal of his shares of Company Common Stock pursuant to the DGCL and complies with all the provisions of the DGCL concerning the right of holders of Company Common Stock to demand appraisal of their shares in connection with the Merger ("DISSENTING SHARES") shall not be converted as described in Section 4.1(b) but shall become the right to receive such cash consideration as may be determined to be due to such Dissenting Stockholder as provided in the DGCL. If, however, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his shares shall be deemed to be converted as of the Effective Date into the right to receive the Share Consideration without interest. The Company shall give Parent (i) prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

    SECTION 4.2.  Exchange of Certificates

    (a) Prior to the Closing, Parent shall select Continental Stock Transfer & Trust Co. or such other Person or Persons reasonably satisfactory to the Company to act as Exchange Agent for the Merger (the "EXCHANGE AGENT"). As soon as practicable after the Effective Date, Parent shall make available, and each holder of Company Common Stock (other than holders of Excluded Shares) will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates ("CERTIFICATES") representing such stock for cancellation, (x) (i) certificates representing the number of shares of Parent Common Stock into which such shares are converted in the Merger, and (ii) cash in consideration of fractional shares as provided in Section 4.4 (the consideration in clauses (i) and (ii) collectively, the "SHARE CONSIDERATION"), and (y) after the Effective Date, if applicable, any dividends or other distributions with respect to Parent Common Stock to be issued or paid pursuant to Section 4.3. The consideration in clauses (x) and (y) is collectively referred to hereinafter as the "EXCHANGE FUND."

    (b) Promptly after the Effective Date, the Exchange Agent shall mail to each holder of record of Company Common Stock (other than holders of Excluded Shares)
(i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree prior to the Effective Date, and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for (A) certificates representing shares of Parent Common Stock as provided in Section 4.1(b) hereof, (B) any unpaid dividends and other distributions as provided in Section 4.3 hereof and (C) cash in lieu of fractional shares as provided in Section 4.4 hereof. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this
Article IV, (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares as provided in
Section 4.4 hereof plus (B) any unpaid dividends or other distributions that such holder has the right to receive pursuant to Section 4.3 hereof and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

    (c) In the event that any certificates for any shares of Parent Common Stock are to be issued in a name other than that in which the Certificates representing shares of Company Common Stock surrendered in exchange therefor are registered, it shall be a condition of such exchange that the certificate or certificates so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

    (d) Any holder of shares of Company Common Stock who has not exchanged his shares for Parent Common Stock in accordance with Section 4.2(b) within six months after the Effective Time shall have no further claim upon the Exchange Agent and shall thereafter look only to Parent for payment in respect of his shares of Company Common Stock. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for six months after the Effective Date shall be paid to Parent. Until so surrendered, Certificates representing shares of Company Common Stock shall represent solely the right to receive the Share Consideration and after the Effective Date, if applicable, any dividends or other distributions with respect to Parent Common Stock to be issued or paid pursuant to Section 4.3, in each case, without any interest thereon. If any Certificates representing shares of Company Common Stock entitled to payment pursuant to Section 4.1(b) shall not have been surrendered for such payment prior to such date on which any payment in respect thereof would otherwise escheat to or become the property of any governmental agency or other Governmental Entity, such shares of Company Common Stock shall, to the extent permitted by applicable law, be deemed to be canceled and no money or other property will be due to the holder thereof. Notwithstanding the foregoing, neither the Exchange Agent nor any Party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to any applicable escheat laws.

    SECTION 4.3. DIVIDENDS AND OTHER DISTRIBUTIONS. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding on the Effective Date and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is on or after the Effective Date, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions that are declared or made on Parent Common Stock will be paid to Persons entitled to receive certificates representing Parent Common Stock pursuant to this Agreement until such Persons surrender their Certificates representing Company Common Stock. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Date and a payment date on or prior to such time of surrender payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Date but with a payment date subsequent to surrender.

    SECTION 4.4. NO FRACTIONAL SHARES. No certificates or scrip representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of Certificates representing Company Common Stock pursuant to
Section 4.1(b). In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to
Section 4.1(b) shall be paid upon such surrender cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional Parent Common Stock issued pursuant to this Section 4.4. As soon as practicable following the Effective Date, the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock (such excess being herein called the "EXCESS SHARES"), and the Exchange Agent, as agent for the former holders of Company Common Stock, shall sell the Excess Shares at the prevailing prices on the NYSE. The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall deduct from the proceeds of the sale of the Excess Shares all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former stockholders of the Company, the Exchange Agent will hold such proceeds in trust for such former stockholders. As soon as practicable after the determination of the amount of cash to be paid to former stockholders of the Company in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former stockholders.

    SECTION 4.5. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to Section 4.3 upon the due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement.

    SECTION 4.6. AFFILIATES. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any Affiliate (as determined pursuant to Section 11.6) of the Company shall not be exchanged until Parent has received a written agreement from such Person substantially in the form of EXHIBIT A.

    SECTION 4.7. CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Date, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall be made thereafter. In the event that, after the Effective Date, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for Parent Common Stock and/or cash as provided in this Article IV.

    SECTION 4.8. CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place (i) at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019, at 9:00 A.M. local time on the day which is the second Business Day after the day on which the last of the conditions set forth in Articles XII, XIII and XIV is fulfilled or waived or
(ii) at such other time and place as Parent and the Company shall agree in writing (the "CLOSING DATE").

                                   ARTICLE V.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent and Merger Sub as follows:

    SECTION 5.1. CORPORATE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as now conducted. Copies of the Certificate of Incorporation and By-Laws of the Company, with all amendments thereto to the date hereof, have been furnished to Parent or its representatives, and such copies are accurate and complete.

    SECTION 5.2. QUALIFICATION TO DO BUSINESS; AUTHORIZATION AND VALIDITY OF AGREEMENT. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties and assets owned or leased by it or the nature of the business conducted by it makes such qualification necessary. SCHEDULE 5.2 sets forth all jurisdictions in which the Company is qualified to do business. The Company has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance of the Company's obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors of the Company, and (except for the approval of the holders of the Company Common Stock as contemplated by Section 12.1) no other corporate proceedings on the part of the Company are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by the Company and constitutes the Company's valid and binding obligation, enforceable against the Company in accordance with its terms.

    SECTION 5.3. NO CONFLICT OR VIOLATION. Except as set forth on SCHEDULE 5.3, and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 5.4 are duly and timely obtained or made and the approval of the Merger and this Agreement by the holders of Company Common Stock has been obtained, the execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of the Company, (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which any of its properties or assets is subject,
(iv) result in the creation or imposition of any Lien upon any of the assets, properties or rights of the Company, or (v) result in the cancellation, modification, revocation or suspension of any of the Licenses and Permits, other than, in the case of (iii), (iv) and (v) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a material adverse effect on the Company or its business as now conducted, materially impair the ability of the Company to perform its obligations thereunder or have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

    SECTION 5.4. CONSENTS AND APPROVALS. SCHEDULE 5.4 sets forth a true and complete list of each consent, waiver, authorization or approval of any Governmental Entity, or of any other Person, and each declaration to or filing or registration with any such Governmental Entity, that is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except where the failure to obtain any such consent, waiver, authorization or approval or to make such declaration of filing would not have a material adverse effect on the Company or its business as now conducted or have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

    SECTION 5.5. CAPITAL STOCK AND RELATED MATTERS. As of the date hereof, the authorized capital stock of the Company consists of 12,000 shares of Company Common Stock, of which 10,970 shares are issued

(7,461 shares of Company Common Stock are held as treasury stock and 3,509 shares of Company Common Stock are outstanding). SCHEDULE 5.5 sets forth the names of the beneficial and record owners of the Company Common Stock and the number of shares held by each such owner. The Company Common Stock has been duly authorized and validly issued and is fully paid and nonassessable. Except as set forth above or on SCHEDULE 5.5, no shares of Company Common Stock are outstanding; the Company does not have outstanding any securities convertible into or exchangeable for any shares of capital stock, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock; and the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

    SECTION 5.6. SUBSIDIARIES AND EQUITY INVESTMENTS. The Company has no Subsidiaries. Except as set forth on SCHEDULE 5.6, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity.

    SECTION 5.7. FINANCIAL STATEMENTS. The Company has heretofore furnished to Parent (a) copies of the audited balance sheets of the Company as of December 31, 1996 and 1997 audited by Arthur Andersen LLP, together with the related audited statements of operations and cash flows for the fiscal years then ended and the notes thereto, accompanied by the reports thereon of such public accountants, and (b) copies of the balance sheet of the Company as of June 26, 1998, together with the related unaudited statements of operations and cash flows for the period then ended (all the financial statements referred to in clauses (a) and (b) above being hereinafter collectively referred to as the "FINANCIAL STATEMENTS"). The Financial Statements, including the notes thereto,
(i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (ii) present fairly the financial position, results of operations and cash flows of the Company as of such dates and for the periods then ended (subject, in the case of the unaudited interim Financial Statements, to typical accrual practices consistent with past practice and to normal year-end audit adjustments consistent with prior periods), (iii) are complete, correct and in accordance with the books of account and records of the Company, (iv) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Company for federal income tax purposes and (v) reflect accurately in all material respects all costs and expenses of the Company.

    SECTION 5.8.  ABSENCE OF CERTAIN CHANGES OR EVENTS.

    (a) Except as set forth on SCHEDULE 5.8, since December 31, 1997, there has not been:

        (i) any material adverse change in the business of the Company, or any event that has had a material adverse effect on the foregoing, except for any material adverse effect resulting from general economic conditions including, but not limited to, reductions in product margins;

        (ii) any material loss, damage, destruction or other casualty to the assets or properties of the Company;

        (iii) any change in any method of accounting or accounting practice of the Company; or

        (iv) any loss of the employment, services or benefits of any key employee of the Company.

    (b) Since December 31, 1997, the Company has operated in the ordinary course of its businesses consistent with past practice and, except as set forth on
SCHEDULE 5.8 hereto, has not:

        (i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of business consistent with past practice;

        (ii) failed to discharge or satisfy any Lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of its assets, properties or rights;

        (iii) mortgaged, pledged or subjected to any Lien any of its assets, properties or rights, except for mechanics' Liens and Liens for Taxes not yet due and payable and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of its assets, properties or rights;

        (iv) sold or transferred any of its assets or canceled any debts or claims or waived any rights, except in the ordinary course of business consistent with past practice;

        (v) disposed of any patents, trademarks or copyrights or any patent, trademark or copyright applications;

        (vi) defaulted on any material obligation;

        (vii) entered into any transaction material to its business, except in the ordinary course of business consistent with past practice;

        (viii) written down the value of any inventory or written off as uncollectible any of its accounts receivable or any portion thereof not reflected in the December 31, 1997 Balance Sheet;

        (ix) granted any increase in the compensation or benefits of its employees other than increases in accordance with past practice or entered into any employment or severance agreement or arrangement with any of them;

        (x) made any capital expenditure in excess of $25,000, or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance;

        (xi) laid off any of its employees;

        (xii) incurred any obligation or liability for the payment of severance benefits;

        (xiii) declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or other securities, or agreed to do so; or

        (xiv) entered into any agreement or made any commitment to do any of the foregoing.

    SECTION 5.9. TAX MATTERS. Except as disclosed on SCHEDULE 5.9., (i) the Company has filed when due all Tax Returns required by applicable law to be filed and the Company has paid all Taxes required to be paid in respect of the periods covered by such Tax Returns; (ii) the information contained in such Tax Returns is true, complete and accurate; (iii) Taxes of the Company for periods ending on or before the Closing Date (whether or not shown on any Tax Return), if required to have been paid, have been paid (except for Taxes which are being contested in good faith); (iv) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company in respect of any Tax or assessment, nor, to the knowledge of the Company, is there any claim for additional Tax or assessment asserted by any Tax authority; (v) any liability of the Company for Taxes that are not yet due and payable, or which are being contested in good faith, have been provided for in the financial statements of the Company in accordance with GAAP; (vi) to the knowledge of the Company, since January 1, 199 , no claim has been made by any Tax authority in a jurisdiction where the Company does not currently file a Tax Return that either it is or may be subject to Tax by such jurisdiction, nor to the knowledge of the Company, is any such assertion threatened; (vii) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns; (viii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company; (ix) none of the assets, properties or rights of the Company are "tax-exempt use property" within the meaning of Section 168(h) of the Code; (x) none of the assets, properties or rights of the Company include any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954; (xi) there is no Lien affecting any of the assets, properties or rights of the Company that arose in connection with any failure or alleged failure to pay any Tax; (xii) the Company has not filed any agreement or consent under Section 341(f) of the Code; (xiii) the Company is not a party to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (xiv) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company; (xv) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (xvi) the Company has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

    SECTION 5.10.  ABSENCE OF UNDISCLOSED LIABILITIES.  Except as set forth on
SCHEDULE 5.10, to its knowledge, the Company has no indebtedness or liability, absolute or contingent, which is not shown or provided for on the December 31, 1997 Balance Sheet other than liabilities as shall have been incurred or accrued in the ordinary course of business since December 31, 1997. Except as shown in the December 31, 1997 Balance Sheet or on SCHEDULE 5.10, the Company is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any Person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

    SECTION 5.11.  OWNED REAL PROPERTY.

    (a) SCHEDULE 5.11 sets forth a complete and accurate description of all real property owned by the Company (the "OWNED REAL PROPERTY"), including the recorded metes and bounds or other recorded description of each land parcel.

    (b) The Company has good and marketable title in fee simple to the Owned Real Property and the Owned Real Property is not subject to any Liens (other than the Lien of current property Taxes and assessments not in default); and none of such real properties is subject to any easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments that materially and adversely affect the value thereof or that materially interfere with or impair the present and continued use thereof in the usual and normal conduct of the Company's businesses. Except as set forth on SCHEDULE 5.11, none of the Owned Real Property is subject to any lease, license or other agreement granting to any Person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof.

    (c) All improvements on the Owned Real Property and the operations therein conducted conform to all applicable health, fire, environmental, safety, zoning and building laws, ordinances and administrative regulations, Permits and other regulations (including, without limitation, the Americans with Disabilities
Act), except for possible nonconforming uses or violations that do not and will not materially interfere with the present use, operation or maintenance thereof by the Company as now used, operated or maintained or access thereto, and that do not and will not materially affect the value thereof, and the Company has not received any notice to the contrary. To the knowledge of the Company, all buildings, structures, improvements and fixtures owned, leased or used by the Company conform to all applicable codes and rules adopted by national, state and local associations and boards of insurance underwriters and the Company has not received any notice to the contrary.

    (d) The buildings, driveways and all other structures and improvements upon the Owned Real Property are all within the boundary lines of such property or have the benefit of valid, perpetual and non-terminable easements and there are no encroachments thereon that would materially affect the use thereof. To the knowledge of the Company, there are no outstanding requirements or recommendations by any insurance company that has issued a policy covering the Owned Real Property, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any such property.

    (e) The Company has not received any notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for any of the Owned Real Property.

    (f) There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Company, threatened against the Owned Real Property. The Company does not have any knowledge of, and the Company has not received any notice of, any pending or contemplated (i) rezoning or condemnation proceeding affecting the Owned Real Property; (ii) special assessment against the Owned Real Property; or (iii) litigation against the Company with respect to the Owned Real Property, the use thereof, or agreements affecting the same.

    (g) To the knowledge of the Company, each parcel of real property comprising any part of the Owned Real Property, including without limitation all buildings and improvements thereon, and the present use, operation or condition thereof:
(i) is assessed as one or more separate tax lots and no part of such property is part of a tax lot which includes other property which is not a part of the Owned Real Property; (ii) is not located in an area designated as a flood zone; and
(iii) is not subject to any purchase option, right of first refusal or first offer or other similar right.

    (h) All brokerage commissions and other compensation and fees payable by the Company by reason of the Company's acquisition of the Owned Real Property have been paid in full.

    (i) Except for defects and deferred maintenance items which do not have a material adverse effect on the use of the Owned Real Estate for the purposes for which they are currently being used in connection with the business of the Company, (x) the buildings, structures, improvements and fixtures at the Owned Real Properties are all in good operating condition and repair and are fully usable for their intended purposes in connection with the business of the Company (y) the plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems in such buildings or improvements located at the Owned Real Property are in good working order and condition, and the roof, basement and foundation walls of such buildings and improvements are in good condition and free of leaks and other defects and (z) there are no physical defects or deferred maintenance items at the Owned Real Property that interfere with or impede the Company's use of the Owned Real Property in the ordinary course of its business.

    (j) To the Company's knowledge, each parcel of the Owned Real Property is occupied and used by the Company pursuant to and in conformity with a validly issued final certificate of occupancy which currently remains in effect. Except as set forth on SCHEDULE 5.11, there is currently no construction or development activity at or affecting the Owned Real Property and, except as set forth on
SCHEDULE 5.11, there has been no such activity during 1998.

    (k) Except as set forth on SCHEDULE 5.11, each parcel of the Owned Real Property is used and occupied by the Company solely in the pursuit of its business and no portion thereof is leased or licensed to, or used or occupied by, any Person other than the Company.

    (l) True and complete copies of all existing policies of title insurance for all parcels of the Owned Real Property for which such policies exist, together with all surveys referred to in such title insurance policies or otherwise in the Company's possession, have been delivered to Parent and are identified on
SCHEDULE 5.11 hereto.

    (m) To the knowledge of the Company, access from public streets and provision for parking and loading/unloading at each parcel of the Owned Real Property conforms to all applicable legal requirements and is adequate for the conduct of the business of the Company in the normal course. To the knowledge of the Company, there is no pending or threatened governmental action to modify such access from public streets into the Owned Real Property.

    SECTION 5.12.  LEASES.

    (a) SCHEDULE 5.12 sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all amendments and supplements thereto, with respect to all properties in which the Company has a leasehold interest, whether as lessor or lessee (each, a "LEASE" and collectively, the "LEASES"; the property covered by Leases under which the Company is a lessee is referred to herein as the "LEASED REAL PROPERTY"). The Company has furnished true, correct and complete copies of all Leases to Parent or its representatives. No option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to Parent or its representatives with the corresponding Lease. Except as set forth on SCHEDULE 5.12, the transactions contemplated by this Agreement do not require the consent or approval of the other party to the Leases, nor will such transactions violate any Lease or cause the Company to be in default under any Lease.

    (b) Each Lease is in full force and effect and no Lease has been modified or amended except pursuant to an amendment referred to on SCHEDULE 5.12. Neither the Company nor any other party to a Lease has given to the other party written notice of or has made a claim with respect to any breach or default. The Company is not in default under any Lease and, to the knowledge of the Company, no other party to a Lease is in default.

    (c) Except as set forth on SCHEDULE 5.12, none of the Leased Real Property is subject to any sublease, license or other agreement granting to any Person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof. The Company has not received any notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for any of the Leased Real Property. The Leased Real Property, all improvements thereon and thereto, and the operations therein conducted conform to all applicable health, fire, insurance, environmental, safety, zoning and building laws, ordinances and administrative regulations, Permits and other regulations (including, without limitation, the Americans with Disabilities Act) except for possible nonconforming uses or violations that do not and will not materially interfere with the present use, operation or maintenance thereof by the Company as now used, operated or maintained or access thereto, and that do not and will not materially affect the value thereof, and the Company has not received any notice to the contrary.

    (d) Except for defects which do not have a material adverse effect on the use of the Leased Real Property for the purposes for which it is currently being used in connection with the business of the Company, (x) the plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems for which the Company is responsible under the Leases in the buildings or improvements are in good working order and condition, and the roof, basement and foundation walls of such buildings and improvements for which the Company is responsible under the Leases are in good condition and free of leaks and other defects, (y) all such mechanical and structural systems and such roofs, basement and foundation walls for which others are responsible under said Leases are in good working order and condition and free of leaks and other defects and (z) there are no other physical defects or deferred maintenance items at any Leased Real Property that interfere with or impede the Company's use of such properties in the ordinary course of its business or that the Company is obligated under any of the Leases to repair or otherwise correct.

    (e) There are no guaranties (from the Company or from other Persons) in favor of the lessors of any of the Leased Real Property.

    (f) The Company has not sold, assigned, transferred, pledged or encumbered all or any part of its leasehold interests in the Leased Real Property.

    (g) To the knowledge of the Company, access from public streets and provision for parking and loading/unloading at any Leased Real Property conforms to all applicable legal requirements and is adequate for the conduct of the business of the Company in the normal course.

    (h) Except as set forth on SCHEDULE 5.12, to the knowledge of the Company, there is no pending or threatened: (i) condemnation of any part of the Leased Real Property by any governmental authority; (ii) special assessment against any part of the Leased Real Property; or (iii) litigation against the Company or any lessor for breach of any restrictive covenant affecting any part of the Leased Real Property.

    SECTION 5.13.  ASSETS OF THE COMPANY.

    (a) The assets, properties and rights of the Company (i) acquired as of December 31, 1997 are set forth in the book depreciation workpapers as of December 31, 1997 and (ii) acquired since December 31, 1997 and on or prior to June 26, 1998 are listed on the capital expense rollforward ((i) and (ii) being referred to collectively as the "FIXED ASSET WORKPAPERS"), furnished to Parent constitute all of the assets and rights which are used in the operation of the businesses of the Company immediately prior to Closing and which are necessary or required for the conduct of such businesses as currently conducted. There are no material assets, properties, rights or interests of any kind or nature that the Company has been using, holding or operating in its businesses prior to the Closing that will not be used, held or owned by the Company immediately following the Closing.

    (b) The Company has good and marketable title, free and clear of any Liens, to, or a valid leasehold interest under enforceable leases in, all of the assets, properties and rights of the Company reflected in the Company's Financial Statements, except (i) Liens for current Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings; (ii) such secured indebtedness as is disclosed in the Company's Financial Statements;
(iii) Liens and imperfections of title which do not individually or in the aggregate materially detract from the value, or impair the use, of the properties as currently used; (iv) inchoate mechanics and materialmen's Liens for construction in progress; (v) Liens of workmen, repairmen, warehousemen and carriers arising in the ordinary course of business which are not, either individual or in the aggregate, material in amount; and (vi) in the case of leased property, Liens arising as a result of actions or inactions of the lessor or owner of such properties unrelated to any default by the Company.

    (c) A complete and correct list and brief description of each item of Equipment and Machinery having an original purchase cost or aggregate lease cost exceeding $25,000 is included in the Fixed Asset Workpapers, other than fixed assets acquired subsequent to June 26, 1998. The Equipment and Machinery is in good operating condition and repair (normal wear and tear excepted).

    SECTION 5.14. INTELLECTUAL PROPERTY; INTANGIBLE ASSETS. (a) SCHEDULE 5.14 sets forth a complete and correct listing of all applications, registrations and patents included in the Intellectual Property. The Company owns, or has a valid license or otherwise has the right to use, in all jurisdictions in which it carries on business, all Intellectual Property without violating or conflicting with the rights of others. Except as set forth on SCHEDULE 5.14, all Intellectual Property is owned by the Company, free and clear of all Liens, except (i) such secured indebtedness as is disclosed in the Company's Financial Statements and (ii) in the case of licensed Intellectual Property, Liens arising as a result of actions or inactions of the licensee or owner of such Intellectual Properties unrelated to any default by the Company. There has not been communicated to the Company the threat of any claim that the holder of such Intellectual Property is in violation or infringement of any service mark, patent, trademark, trade name, trademark or trade name registration, copyright or copyright registration of any other Person. To the Company's knowledge, the consummation of the transactions contemplated by this Agreement will not prohibit the Company from using any of the Intellectual Property in a manner substantially similar to its current use of such Intellectual Property in its businesses.

    (b) SCHEDULE 5.14 sets forth a true and complete list of all of the Intangible Assets and a summary description of each such item. There is no restriction affecting the use of any of the Intangible Assets, and no license has been granted with respect thereto. To the knowledge of the Company, each of the Intangible Assets is valid and in good standing, is not currently being challenged, is not involved in any pending or threatened administrative or judicial proceeding, and does not conflict with any rights of any other Person. The Company's rights in and to the Intangible Assets are sufficient and adequate in all material respects to permit the conduct of the businesses of the Company as now conducted and none of the products or operations of the businesses of the Company involves any infringement of any proprietary right of any other Person.

    SECTION 5.15. LICENSES AND PERMITS. SCHEDULE 5.15 sets forth a true and complete list of all licenses, permits, franchises, authorizations and approvals issued or granted to the Company by any Governmental Entity (the "LICENSES AND PERMITS"), and all pending applications therefor. To the knowledge of the Company, each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. The Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the businesses of the Company in the manner now conducted and, to the knowledge of the Company, none of the operations of the Company are being conducted in a manner that violates any of the terms or conditions under which any License and Permit was granted. To the knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not result in the termination or suspension of any License or Permit.

    SECTION 5.16. COMPLIANCE WITH LAW. The operations of the businesses of the Company have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Company and its assets, properties and operations, except for possible violations which have not had and will not have a material adverse effect on the Company or its business as now conducted. The Company has not received notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Company or any of its assets, properties or operations except for possible defaults which have not had and will not have a material adverse effect on the Company or its business as now conducted. This
Section 5.16 does not apply to laws, regulations, order and other requirements relating to employee plans (which are covered by Section 5.20 hereof), labor matters (which are covered by Section 5.25 hereof) and environmental matters (which are covered by Section 5.26 hereof).

    SECTION 5.17 LITIGATION. Except as set forth on SCHEDULE 5.17, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the knowledge of the Company, threatened, before any national, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Company or, to the knowledge of the Company, any of its officers, directors, employees, agents or Affiliates involving, affecting or relating to the Company, the assets, properties or rights of the Company or the transactions contemplated by this Agreement, nor is any basis known to the Company for any such action, suit, proceeding or investigation. SCHEDULE 5.17 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither the Company nor its assets, properties or rights are subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, that affects or might affect the businesses, assets, properties or rights of the Company, or that would or might materially interfere with the transactions contemplated by this Agreement.

    SECTION 5.18  CONTRACTS.

    (a) Except for employment contracts deemed to have been created by conduct, oral statements, written rules or policies or other publications, none of which were published or stated intending to create an employment contract nor, to the knowledge of the Company, has been asserted as the basis for the claimed existence of an employment contract, SCHEDULE 5.18 sets forth a complete and correct list and, if such contract is not in writing, a summary description of all Contracts (as in effect on the date hereof). To the extent that the items listed in SCHEDULES 5.4, 5.8, 5.10, 5.11, 5.12, 5.14 and 5.15 may be considered Contracts, such items need not be included on the list set forth on SCHEDULE 5.18.

    (b) Each Contract is valid, binding and enforceable against the Company in accordance with its terms and is in full force and effect on the date hereof. The Company is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except in each such case, possible defaults as to which the Company has no knowledge and which would not have a material adverse effect on the Company or its business as now conducted. To the knowledge of the Company, no other party to any Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except for possible defaults which would not have a material adverse effect on the Company or its business as now conducted. The Company has delivered to Parent or its representatives true and complete originals or copies of all the Contracts.

    SECTION 5.19. INVENTORIES. The inventories of the Company (including tooling, spare parts and supplies) reflected on the December 31, 1997 Balance Sheet, or acquired by the Company after the date thereof and prior to the Closing Date, are carried at not more than the lower of cost or market, and the Company has no reason to believe that such inventories include any obsolete inventory or surplus inventory for which adequate reserves have not been established on the Financial Statements. As used herein, "obsolete inventory" is inventory which, at December 31, 1997, was not usable or salable in the lawful and ordinary course of business of the Company as now conducted because of legal restrictions, failure to meet specifications, loss of market, damage, physical deterioration or for any other cause, in each case net of reserves provided therefor on the December 31, 1997 Balance Sheet; and "surplus inventory" is inventory that, at December 31, 1997, exceeded known or anticipated requirements in the reasonable business judgment of the Company.

    SECTION 5.20.  EMPLOYEE PLANS.

    (a) SCHEDULE 5.20(A) sets forth all pension, savings, retirement, health, insurance, severance and other employee benefit or fringe benefit plans maintained or sponsored by the Company and any trade or business (whether or not incorporated) under common control with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code (the "Controlled Group"), or with respect to which the Company has any responsibility or liability (collectively referred to herein as the "PLANS"). Notwithstanding the foregoing, "Plans" shall not include employment related contracts deemed to have been created by conduct, oral statements, written rules or policies or other publications, none of which were published or stated intending to create an employment related contract nor, to the knowledge of the Company, has been asserted as the basis for the claimed existence of an employment related contract. With respect to the Plans, the Company and any member of the Controlled Group have delivered to Parent or its representatives current copies of: (i) the Plan documents, and, where applicable, related trust agreements, and any related agreements which are in writing; (ii) summary Plan descriptions; (iii) the most recent Internal Revenue Service determination letter relating to each Plan for which a letter of determination was obtained; (iv) to the extent required to be filed, the most recent Annual Report (Form 5500 Series and accompanying schedules of each Plan and applicable financial statements) as filed with the Internal Revenue Service; and (v) audited financial statements, if any.

    (b) In all material respects, each Plan conforms to, and its administration is in substantial compliance with, all applicable requirements of law, including, without limitation, ERISA and the Code and all of the

Plans are in full force and effect as written, and all premiums, contributions and other payments required to be made by the Company or any member of the Controlled Group under the terms of any Plan have been made or accrued.

    (c) Each Plan maintained by the Company or any member of the Controlled Group that is intended to be qualified under Section 401(a) of the Code and each trust maintained pursuant thereto has been determined to be exempt from Federal taxation by the Internal Revenue Service and has a favorable determination letter from the Internal Revenue Service with respect to each such Plan, and, to the knowledge of the Company, nothing has occurred since the date of such letter which could adversely impact such qualification and tax exemption. No Plan maintained by the Company or any member of the Controlled Group that is an employee welfare benefit plan as defined in Section 3(1) of ERISA (the "WELFARE PLAN") is funded through a voluntary employees' beneficiary association as defined in Section 501(c)(9) of the Code.

    (d) Except as set forth in SCHEDULE 5.20(D) neither the Company nor any member of the Controlled Group has maintained, contributed to or incurred any liability with respect to any Plan subject to Title IV of ERISA or Section 412 of the Code (a "Pension Plan") within the six-year period ending on the date of this Agreement. There is no "amount of unfunded benefit liabilities," as defined in Section 4001(a)(18) of ERISA, in any of the Pension Plans. The "benefit liabilities", as defined in Section 4001(a)(16) of ERISA, of each of the Pension Plans do not exceed the fair market value of the assets of such Pension Plan. Neither the Company nor any member of the Controlled Group has incurred any material liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA which remains unsatisfied. Neither the Company nor any member of the Controlled Group has engaged in any transaction described in Section 4069 of ERISA.

    (e) There are no multiemployer plans (as defined in Subsection 3(37) of ERISA) ("MULTIEMPLOYER PLANS") to which the Company or any other member of the Controlled Group is, or has been within the six-year period ending on the date of this Agreement, required to make a contribution or other payment. Neither the Company nor any member of the Controlled Group has incurred any withdrawal liability on account of a complete or partial withdrawal from any Multiemployer Plan, nor has any of them incurred any liability due to the termination or reorganization of such a Multiemployer Plan, in either case which remains unsatisfied.

    (f) There has been no non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Part 4 of Subtitle B of Title I of ERISA) with respect to any Plan or penalty incurred with respect to any Plan under Section 502(i) of ERISA.

    (g) Except as set forth on SCHEDULE 5.20(G), the Company does not maintain any Plan providing post-retirement benefits other than Plans qualified under
Section 401(a) of the Code ("POST-RETIREMENT BENEFITS"). The Company is not liable for Post-Retirement Benefits under any plan not maintained by the Company. The Company has complied in all material respects with the requirements of Section 4980B of the Code and Sections 601 et seq. of ERISA relating to continuation coverage for group health plans.

    (h) There has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Plans.

    (i) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the knowledge of the Company, threatened, against the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or, to the knowledge of the Company, against any fiduciary of the Plans with respect to the operation of such Plans (other than routine benefit claims).

    (j) The Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations.

    (k) There has been no mass layoff or plant closing as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local "plant closing" law with respect to the employees of the Company which resulted in any liability of the Company which remains unsatisfied.

    (l) To the knowledge of the Company, the execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of events occurring subsequent to the date hereof and up to and including the Closing Date, result in (i) except as set forth on SCHEDULE 5.20(L), any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or (ii) the Company's failing to be able to deduct for Federal income tax purposes any items on account of Section 280G of the Code.

    SECTION 5.21. SMALL BUSINESS CORPORATION. Immediately following the termination of the MSOP in accordance with Section 9.8, to the knowledge of the Company, the Company shall qualify as a "small business corporation" within the meaning of Section 1361(b) of the Code, but without regard to paragraph (1)(C) thereof.

    SECTION 5.22. INSURANCE. SCHEDULE 5.22 lists the fidelity bonds and the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers' compensation and other forms of insurance insuring the Company and its assets, properties and operations. The Company has furnished a true, complete and accurate copy of all such policies and bonds to Parent or its representatives. Except as set forth on SCHEDULE 5.22, all such policies and bonds are in full force and effect. The Company shall maintain the coverage under all policies and bonds listed on SCHEDULE 5.22 in full force and effect through the Closing Date. To the knowledge of the Company, the Company is not in default under any provisions of any such policy of insurance nor has the Company received notice of cancellation of any such insurance. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The insurance maintained by the Company in connection with its business is adequate in accordance with industry standards and the requirements of any applicable Leases.

    SECTION 5.23. TRANSACTIONS WITH DIRECTORS, OFFICERS AND AFFILIATES. Except as set forth on SCHEDULE 5.23, the Company is not a party to any agreement or arrangement with any of the directors, officers or stockholders of the Company or any Affiliate or family member of any of the foregoing under which they: (i) lease any real or personal property (either to or from such Person), (ii) license technology (either to or from such Person), (iii) are obligated to purchase any tangible or intangible asset from or sell such asset to such Person, (iv) purchase products or services from such Person, (v) pay or receive commissions, rebates or other payments or (vi) provide or receive any other material benefit. The Company does not employ as an employee or engage as a consultant any family member of any of the directors, officers or stockholders of the Company. Except as set forth on SCHEDULE 5.23, to the knowledge of the Company, during the past three years none of the directors, officers or stockholders of the Company, or any family member of any of such Persons, has been a director or officer of, or has had any direct or indirect interest in, any Person which during such period has been a supplier, customer or sales agent of the Company or has competed with or been engaged in any business of the kind being conducted by the Company. No Affiliate of the Company owns or has any rights in or to any of the assets, properties or rights used by the Company in the ordinary course of its businesses.

    SECTION 5.24. RECEIVABLES. Except as set forth on SCHEDULE 5.24, all notes and accounts receivable payable to or for the benefit of the Company reflected on the December 31, 1997 Balance Sheet, or acquired by the Company after the date thereof and before the Closing Date, have been collected or are (or will be) current and collectible in amounts not less than the aggregate amount thereof (net of reserves established in accordance with prior practice) carried (or to be carried) on the books of the Company, and are not subject to any counterclaims or set-offs.

    SECTION 5.25.  LABOR MATTERS.

    (a) Except as set forth on SCHEDULE 5.25(A): (i) the Company is not a party to any outstanding employment agreements or contracts with officers or employees of the Company that are not terminable at will, or that provide for the payment of any bonus or commission; (ii) the Company is not a party to any agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees of the Company (other than as required by law); (iii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to employees of the Company nor does the Company know of any activities and proceedings of any labor union to organize any such employees; and (iv) the Company is not a party to any consulting agreements.

    (b) Except as set forth on SCHEDULE 5.25(B): (i) to the knowledge of the Company, the Company is in compliance with all applicable laws relating to employment and employment practices, wages, hours, and terms and conditions of employment; (ii) to the knowledge of the Company, there is no unfair labor practice charge or complaint pending before the National Labor Relations Board ("NLRB") relating to the Company; (iii) to the knowledge of the Company, there is no labor strike, material slowdown or material work stoppage or lockout pending or threatened against or affecting the Company, and the Company has not experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to employees of the Company since 1995; (iv) to the knowledge of the Company, there is no representation claim or petition pending before the NLRB or any similar foreign agency and no question concerning representation exists relating to the employees of the Company; (v) to the knowledge of the Company, there are no charges with respect to or relating to the Company pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (vi) the Company has received no notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Company and no such investigation is in progress.

    (c) The Company has heretofore delivered to Parent or its representative a list dated as of August 5, 1998 containing the name, position, starting employment date, current annual salary and bonus and commissions in 1997 of each current employee of the Company.

    SECTION 5.26.  ENVIRONMENTAL MATTERS.  Except as set forth on SCHEDULE 5.26:

    (a) The operations of the Company are, and have been, in compliance with all applicable Environmental Laws and permits issued thereunder.

    (b) The Company does not reasonably expect that material expenditures are or will be necessary for the Company to maintain full compliance with Environmental Laws currently in effect or proposed or anticipated to be adopted.

    (c) The Company has obtained, or has made timely and complete application for or for renewal of, all permits required under Environmental Laws for the operation of the Company's business, except where the failure to do so would not have a material adverse effect on the Company or its business as now conducted.

    (d) No substance identified or regulated pursuant to any Environmental Law, including, without limitation, any hazardous substance, hazardous waste, toxic substance, pollutant, contaminant or petroleum or any fraction thereof ("HAZARDOUS SUBSTANCE"), has come to be located on, at, beneath, or near any real property currently or, to the knowledge of the Company, formerly owned, operated, leased, or used by the Company, except where the presence of such Hazardous Substance would not have a material adverse effect on the Company or its business as now conducted.

    (e) To the knowledge of the Company, no real property currently or formerly owned, operated, leased, or used by the Company contains or formerly contained any underground or aboveground storage tank, surface impoundment, landfill, land disposal area, polychlorinated biphenyls, asbestos or urea formaldehyde insulation.

    (f) The Company has not disposed of, transported, or arranged for the disposal or transportation of any Hazardous Substance at or to any facility at which, to the knowledge of the Company, there has been a release or threatened release of a Hazardous Substance.

    (g) The Company has not received notice of, nor is there pending or, to the knowledge of the Company, threatened against the Company, any claim, investigation, order, decree or lawsuit pursuant to any Environmental Law arising out of the operation of the Company's business ("ENVIRONMENTAL CLAIM").

    (h) To the knowledge of the Company, no other party with whom the Company has contracted for environmental matters is or has been the subject of any claim, action or proceeding arising out of the violation or alleged violation of any Environmental Law or the disposal, arrangement for the disposal, release or threatened release of any Hazardous Substance generated by the Company.

    (i) The Company has not, by agreement or otherwise, assumed any liability of or duty to indemnify any other party for any claim, damage or loss arising out of the use, treatment, storage or disposal of any Hazardous Substance.

    (j) To the knowledge of the Company, no Hazardous Substance has migrated from any real property currently or formerly owned, operated, leased or used by the Company to any other real property, nor, to the knowledge of the Company, has any Hazardous Substance migrated from any other real property onto any real property owned, operated, leased or used by the Company.

    (k) In connection with the operation of its businesses, the Company has not committed any act or omission which could reasonably be expected to give rise to liability under any Environmental Law, except for any such act or omission which would not have a material adverse effect on the Company or its business as now conducted.

    (l) There is no condition in existence on, at, beneath or near any real property owned, leased or used by the Company which could give rise to any claim against, liability of, or loss by, Parent pursuant to Environmental Laws, except for conditions which would not have a material adverse effect on the Company or its business as now conducted.

    (m) The Company has provided Parent or its representatives with copies of all (i) permits held by the Company pursuant to Environmental Law, (ii) notices, demands, claims or actions against the Company pursuant to Environmental Law, and (iii) reports, data or other documentation of which it has knowledge related to all investigations, audits or assessments of environmental conditions at property owned, leased or used by the Company and the Company's compliance with Environmental Law.

    SECTION 5.27. PRODUCTS LIABILITY. (a) Except as set forth on SCHEDULE 5.27, to the knowledge of the Company, (i) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any court or governmental or other regulatory or administrative agency, commission or authority, domestic or foreign, against or involving any products manufactured, produced, distributed or sold by or on behalf of the Company (including any parts or components) (collectively, "PRODUCTS"), or class of claims or lawsuits involving the same or similar Product which is pending or threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any Product, or any alleged failure to warn, or from any breach of implied warranties or representations (collectively, "PRODUCT LIABILITY LAWSUITS"); (ii) there has not been any OCCURRENCE (as hereinafter defined); and (iii) there has not been, within the past 12 months, nor is there under consideration or investigation by the Company, any Product rework or retrofit (collectively, "RETROFITS") conducted by or on behalf of the Company.

    (b) For purposes of this Section 5.27, the term "OCCURRENCE" shall mean any accident, happening or event which takes place at any time which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship including, without limitation, any alleged failure to warn or any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving any Product that can reasonably be expected to result in a claim or loss.

    SECTION 5.28. COMPANY ACTION. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of all directors present
(a) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) approved the Merger in accordance with the provisions of Section 251 of the DGCL, (c) recommended the approval of this Agreement and the Merger by the holders of the Company Common Stock and directed that the Merger be submitted for consideration by the Company's stockholders at the Company Meeting, (d) taken all necessary steps to render Section 203 of the DGCL inapplicable to the Merger and the transactions contemplated by this Agreement and the Voting Agreement, and (e) adopted a resolution having the effect of causing the Company not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the transactions contemplated by this Agreement.

    SECTION 5.29. ACCOUNTING AND TAX MATTERS. To the knowledge of the Company, neither the Company nor any of its Affiliates has taken or agreed to take any action, nor does the Company have any knowledge of any fact or circumstance, that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. The foregoing is subject to the qualification that the applicability of "pooling of interests" accounting may depend upon actions taken by other Persons whose actions may not be known by the Company.

    SECTION 5.30. ACCURACY OF INFORMATION. None of the representations, warranties or statements of the Company contained in this Agreement, or in the exhibits hereto, contains any untrue statement of a material fact.

                                  ARTICLE VI.

                   REPRESENTATIONS AND WARRANTIES OF PARENT.

    Parent hereby represents and warrants to the Company as follows:

    SECTION 6.1. CORPORATE ORGANIZATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. Copies of the Certificate of Incorporation and By-Laws of the Parent, with all amendments thereto, have been furnished to the Company or its representatives, and such copies are accurate and complete. Each Parent Subsidiary is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation except where the failure to be so organized, existing and in good standing would not have a material adverse effect on the business of Parent and its Subsidiaries considered as one enterprise.

    SECTION 6.2. QUALIFICATION TO DO BUSINESS. Parent is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary. Each Parent Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary except where the failure to be so qualified and in good standing would not have a material adverse effect on the business of Parent and its Subsidiaries considered as one enterprise.

    SECTION 6.3. AUTHORIZATION AND VALIDITY OF AGREEMENT. Parent has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by Parent of this Agreement and the performance of Parent's obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Parent and constitutes Parent's valid and binding obligation, enforceable against Parent in accordance with its terms.

    SECTION 6.4. NO CONFLICT OR VIOLATION. The execution, delivery and performance by Parent of this Agreement does not and will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Parent, (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Parent is a party or by which it is bound or to which any of its properties or assets is subject,
(iv) result in the creation or imposition of any Lien upon any of the assets, properties or rights of Parent, or (v) result in the cancellation, modification, revocation or suspension of any license or permit material to the business of the Parent, other than, in case of (iii), (iv) and (v) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not have a material adverse effect on the business of Parent and its Subsidiaries considered as one enterprise, materially impair the ability of Parent to perform its obligations thereunder or prevent the consummation of any of the transactions contemplated hereby.

    SECTION 6.5. CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement by Parent does not require the consent or approval of, or filing with, any Governmental Entity or any other Person, except for (i) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR ACT") and (ii) such consents, approvals and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the business of Parent and its Subsidiaries considered as one enterprise or have a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby.

    SECTION 6.6. CAPITAL STOCK AND RELATED MATTERS. As of June 27, 1998: (i) Parent's authorized capital stock consisted of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share, of which 35,613,294 shares of Parent Common Stock were outstanding; (ii) except pursuant to the employee benefit plans of Parent or as set forth in the Parent SEC Reports, neither Parent nor any of its Subsidiaries has outstanding any stock or other securities convertible into or exchangeable for any shares of capital stock, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock; and (iii) except pursuant to the employee benefit plans of Parent or as set forth in the Parent SEC Reports, neither Parent nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock.

    SECTION 6.7. AUTHORIZATION AND VALIDITY OF PARENT COMMON STOCK. The Parent Common Stock, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and not subject to any preemptive right.

    SECTION 6.8. PARENT SEC REPORTS. As of their respective dates, the Parent SEC Reports complied in all material respects with the requirements of the Securities Exchange Act of 1934 (the "EXCHANGE ACT") and the rules and regulations of the Securities and Exchange Commission (the "COMMISSION") thereunder applicable to such Parent SEC Reports. As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the Parent SEC Reports: have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto); and present fairly, in all material respects, the financial position of Parent and its Subsidiaries as at the dates thereof and the results of their operations and cash flow for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder.

    SECTION 6.9. ABSENCE OF CERTAIN CHANGES OR EVENTS. There has not been any material adverse change in the business of Parent and its Subsidiaries considered as one enterprise since June 27, 1998, or any event that has had a material adverse effect on the foregoing, except for any material adverse effect resulting from general economic conditions including, but not limited to, reductions in product margins.

    SECTION 6.10.  CONFIRMATION OF REPRESENTATIONS AND WARRANTIES OF MERGER
SUB. Parent represents and warrants that each of the representations and warranties of Merger Sub contained in Article VII hereof are true and correct in all material respects.

                                  ARTICLE VII.
                 REPRESENTATIONS AND WARRANTIES OF MERGER SUB.

    Merger Sub hereby represents and warrants to the Company as follows:

    SECTION 7.1. CORPORATE ORGANIZATION. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted. Copies of the Certificate of Incorporation and By-Laws of Merger Sub, with all amendments thereto, have been furnished to the Company or its representatives, and such copies are accurate and complete.

    SECTION 7.2. QUALIFICATION TO DO BUSINESS. Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary.

    SECTION 7.3. AUTHORIZATION AND VALIDITY OF AGREEMENT. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery by Merger Sub of this Agreement and the performance by Major Sub of its obligations hereunder have been duly authorized by all necessary corporate action by the Board of Directors of Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Merger Sub and constitutes Merger Sub's valid and binding obligation, enforceable against Merger Sub in accordance with its terms.

    SECTION 7.4. NO CONFLICT OR VIOLATION. The execution, delivery and performance by Merger Sub of this Agreement does not and will not violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Merger Sub and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate nor will result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Merger Sub is a party or by which it is bound or to which any of its properties or assets is subject.

    SECTION 7.5. CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement by Merger Sub does not require the consent or approval of, or filing with, any Governmental Entity or any other Person, except for (i) the filing of a pre-merger notification report under the HSR Act and
(ii) such consents, approvals and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of Merger Sub to consummate the transactions contemplated hereby.

    SECTION 7.6. CAPITALIZATION OF MERGER SUB. The authorized stock of Merger Sub consists of 100 shares of common stock, par value $.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding stock of Merger Sub is, and at the Effective Date will be, owned by Parent, and there are (i) no other shares of stock or voting Securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue or deliver, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Date will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

                                 ARTICLE VIII.
                         REPRESENTATIONS AND WARRANTIES
                       OF THE COMPANY REGARDING THE ESOP

    The Company represents and warrants to Parent and Merger Sub as follows:

    SECTION 8.1. ESOP TRUSTEE. The ESOP Trustee has been properly appointed as trustee of the ESOP Trust. The Company has delivered to the ESOP Trustee complete, current and accurate copies of the ESOP plan document and the ESOP Trust Agreement. The ESOP Trustee is independent of the Company.

    SECTION 8.2. LEGAL COUNSEL; INDEPENDENT FINANCIAL ADVISOR. The ESOP Trustee, at the expense of the Company, has retained independent legal counsel knowledgeable in matters regarding ERISA and Code fiduciary responsibilities and has retained an independent financial advisor to advise the ESOP Trustee regarding the transactions contemplated by this Agreement.

    SECTION 8.3. OPINION OF FINANCIAL ADVISOR. The ESOP has received the final opinion of Parker/Hunter Incorporated, financial advisor to the ESOP Trustee, to the effect that (i) the consideration to be received by the ESOP Trust in the Merger is not less than "adequate consideration," as defined in Section 3(18)(B) of ERISA and Department of Labor Proposed Regulation Section 2510.3-18(b) and
(ii) the Merger is fair to the ESOP from a financial point of view.

    SECTION 8.4. ESOP LOANS. The ESOP Trust has no outstanding indebtedness other than the ESOP Loans.

                                  ARTICLE IX.
                           COVENANTS OF THE COMPANY.

    The Company hereby covenants as follows:

    SECTION 9.1. CONDUCT OF BUSINESS BEFORE THE CLOSING DATE. (a) Without the prior written consent of Parent, between the date hereof and the Closing Date, the Company shall not, except as required or expressly contemplated by this Agreement or as required by applicable laws or regulations or orders of a Governmental Entity:

        (i) make any material change in the conduct of the businesses of the Company or enter into any transaction other than in the ordinary course of business consistent with past practices;

        (ii) make any change in its Certificate of Incorporation or By-Laws; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for capital stock or alter in any way its outstanding securities or make any change in outstanding shares of capital stock or other ownership interests or the capitalization of the Company, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

        (iii) make any sale, assignment, transfer, abandonment or other conveyance of the assets, properties or rights of the Company or any part thereof, except transactions pursuant to existing Contracts set forth in the Schedules hereto and dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practice;

        (iv) subject any of the assets, properties or rights of the Company, or any part thereof, to any Lien or suffer such to exist other than such Liens as may arise in the ordinary course of business consistent with past practice by operation of law and that will not, individually or in the aggregate, have a material adverse effect on the Company;

        (v) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock of the Company or declare, set aside or pay any dividends or other distribution in respect of such shares;

        (vi) acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practice;

        (vii) enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practice; provided that, other than with respect to ESOP and MSOP contributions approved at the April 7, 1998 meeting of the Company's Board of Directors (in the amount of $1,593,000 with respect to the ESOP and $50,000 with respect to the MSOP), the immediately preceding exception shall not apply to the ESOP, the ESOP Trust Agreement, the MSOP or the MSOP Trust Agreement; and further provided that this Section 9.1(a)(vii) shall not apply to any payment subject to the provisions of Section 14.4.

        (viii) make or commit to make any capital expenditure in excess of $100,000 except with respect to prior commitments and except in the ordinary course of business consistent with past practice;

        (ix) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates;

        (x) fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained;

        (xi) take any other action that would cause any of the representations and warranties made by the Company in this Agreement not to remain true and correct;

        (xii) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write down the value of any inventory or write off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practice;

        (xiii) make, change or revoke any election or method of accounting with respect to Taxes affecting or relating to the Company;

        (xiv) enter into any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company;

        (xv) settle, release or forgive any claim or litigation or waive any right thereto;

        (xvi) except in the ordinary course of business consistent with past practice and except for any Contract subject to the provisions of Section 14.4, make, enter into, modify, amend in any material respect or terminate any Contract, bid or expenditure, where such Contract, bid or expenditure is for (A) a Contract entailing payments in excess of $50,000 or (B) a Contract having a term in excess of six months;

        (xvii) cause or allow the ESOP Trust to incur any indebtedness other than the ESOP Loans, including for this purpose causing or allowing the ESOP Trust to draw any additional funds pursuant to the ESOP Loan Agreements; or

        (xviii)  commit to do any of the foregoing.

    (b) From and after the date hereof and until the Closing Date, the Company shall:

        (i) continue to maintain, in all material respects, the assets, properties, rights and operations of the Company in accordance with present practice in a condition suitable for their current use;

        (ii) file, when due or required, all Tax Returns and other reports required to be filed and pay when due all Taxes lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

        (iii) continue to conduct the businesses of the Company in the ordinary course consistent with past practice;

        (iv) keep its books of account, files and records in the ordinary course and in accordance with existing practice; and

        (v) use commercially reasonable efforts to preserve intact the operations, organization and reputation of the Company, keep available the services of the Company's present officers and key employees and preserve the goodwill and business relationships of the suppliers and customers of the Company.

    SECTION 9.2. CONSENTS AND APPROVALS. The Company shall (a) use commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Entities, and of all other Persons, required in connection with the execution, delivery and performance by the Company of this Agreement, and (b) diligently assist and cooperate with Parent and Merger Sub in preparing and filing all documents required to be submitted by Parent and Merger Sub to any Governmental Entities, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by Parent and Merger Sub in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to Parent and Merger Sub all information concerning the Company that counsel to Parent reasonably determines is required to be included in such documents or could reasonably be expected to be helpful in obtaining any such required consent, waiver, authorization or approval).

    SECTION 9.3. NEGOTIATIONS. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article XV hereof, the Company shall not, and shall not permit or cause any of the officers and directors of the Company, or any Persons acting on behalf of the Company to, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person or group (other than Parent or its representatives) concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving the Company or any other transaction inconsistent with the transactions contemplated hereby. The Company shall promptly communicate to Parent any inquiries or communications concerning any such transaction which the Company may receive or of which the Company may become aware.

    SECTION 9.4. BEST EFFORTS. Upon the terms and subject to the conditions of this Agreement, the Company shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner reasonably practicable the transactions contemplated hereby.

    SECTION 9.5. NOTICE OF BREACH. Through the Closing Date, the Company shall promptly give written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement.

    SECTION 9.6. ESOP VOTING PROCEDURES. The Company shall ensure that the procedures used by the ESOP Trustee to solicit voting instructions from ESOP Participants in connection with approving the Merger comply with the requirements of ERISA and the guidelines established by the Department of Labor for participant pass-through votes, including but not limited to the requirements that (i) the voting instructions of individual ESOP Participants not be disclosed to the Company or any officer, director or employee thereof,
(ii) ESOP Participants receive full and accurate information regarding the Merger, including a copy of the Prospectus/Proxy Statement, (iii) any misinformation regarding the Merger which to the knowledge of the Company is disseminated to the ESOP Participants is promptly corrected and (iv) the ESOP Participants not be subject to undue influence.

    SECTION 9.7. MSOP VOTING PROCEDURES. The Company shall ensure that the procedures used by the MSOP Administration Committee to solicit voting instructions from MSOP Participants in connection with approving the Merger comply with (i) the procedures described in Section 13.05 of the MSOP (except to the extent required by applicable law) and (ii) any applicable law.

    SECTION 9.8. TERMINATION OF THE MSOP. At least ten Business Days prior to the Closing Date, the Company shall terminate the MSOP. Coincident with such termination, the shares of Company Common Stock and all other assets held in the MSOP Trust accounts of each MSOP Participant shall be distributed to such MSOP Participant, provided that each MSOP Participant timely satisfies any tax withholding obligation in cash upon such distribution.

    SECTION 9.9. SMALL BUSINESS CORPORATION. Following the termination of the MSOP in accordance with Section 9.8, the Company shall take no action which could cause it to cease to qualify as a "small business corporation" within the meaning of Section 1361(b) of the Code, but without regard to paragraph (1)(C) thereof.

                                   ARTICLE X.
                    COVENANTS OF THE PARENT AND MERGER SUB.

    SECTION 10.1. ACTIONS BEFORE EFFECTIVE DATE. Neither Parent nor Merger Sub shall take any action which shall cause it to be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement. Each of Parent and Merger Sub shall use commercially reasonable efforts to perform and satisfy all conditions to Closing to be performed or satisfied by it under this Agreement as soon as possible, but in no event later than the Closing Date.

    SECTION 10.2. CONSENTS AND APPROVALS. Each of Parent and Merger Sub shall use commercially reasonable efforts to obtain all consents and approvals of third parties required to be obtained by it to effect the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, in connection with any filing or submission or other action required to be made or taken by any party to this Agreement to effect the Merger and the transactions contemplated hereby, the Company shall not without the prior written consent of Parent commit to any divestiture transaction and Parent shall not be required to divest or hold separate or otherwise take or commence to take any action that, in the reasonable discretion of Parent, limits in any material respect its freedom of action with respect to, or its ability to retain, the Company or any material portion of the assets of the Company.

    SECTION 10.3. STOCK EXCHANGE LISTING. Parent shall use its best efforts to list on the NYSE, upon official notice of issuance, the Parent Common Stock to be issued pursuant to the Merger.

    SECTION 10.4. REPAYMENT OF ESOP ADVANCE; TERMINATION OF THE ESOP. (a) As soon following the Closing as (i) legally allowable under the Securities Act and
(ii) allowed without disqualifying the Merger as a "pooling of interests" for accounting purposes, the Surviving Corporation shall cause the ESOP Trust to sell, in the public market, that number of shares of Parent Common Stock allocated to the accounts of ESOP Participants which are attributable to distributions made to ESOP Participants with the proceeds of a $950,000 advance made by the Company to the ESOP Trust in July 1998, the net proceeds of which sale shall be adequate to repay such advance. Immediately following the completion of such sale, the Surviving Corporation shall cause the ESOP Trust to repay such advance to the Surviving Corporation; [provided that if the net proceeds of such sale are less than $950,000, the Surviving Corporation shall forgive the balance of the advance.]*

    (b) No later than sixty days following the Closing, the Surviving Corporation shall terminate the ESOP. As soon following such termination as (i) legally allowable under the Securities Act and (ii) allowed without disqualifying the Merger as a "pooling of interests" for accounting purposes, the Surviving Corporation shall cause the ESOP Trust to sell in the public market, from the Loan Suspense Account, shares of Parent Common Stock sufficient to generate proceeds equal to the sum of (i) the unpaid principal on the ESOP Loans, (ii) any accrued interest on the ESOP Loans and (iii) any prepayment penalty and other fees and payments required to be paid to the ESOP Lender upon the complete prepayment of the ESOP Loans. Immediately following the completion of such sale, the Surviving Corporation shall cause the ESOP Trust to prepay the ESOP Loans in full, including any accrued interest, prepayment penalties and other fees and payments required to be paid to the ESOP Lender in connection therewith. The Surviving Corporation shall cause any assets remaining in the Loan Suspense Account after such prepayment to be allocated to the ESOP accounts of those Persons who were ESOP Participants on the Closing Date, based on the relative ESOP account balances of such ESOP Participants as of the Closing Date. The Surviving Corporation's obligation to cause those actions described in this
Section 10.4 is subject to (i) the requirements of ERISA and the Code, (ii) obtaining any necessary consents from the ESOP Lender and (iii) the agreement of the ESOP Trustee, to the extent necessary. If one or more of such actions cannot occur because of the limitations described in the preceding sentence, the Surviving Corporation shall cause to be taken such actions which may be taken which as closely as possible accomplish the purpose and intent of this Section
10.4. Promptly following the termination of the ESOP, the Surviving Corporation shall submit the ESOP to the appropriate District Director of the Internal Revenue Service, seeking a determination letter to the effect that the termination of the ESOP does not adversely effect its tax qualification and tax exemption under Sections 401(a) and 501(a) of the Code, respectively. Within sixty days following its receipt of such determination letter, the Surviving Corporation shall provide distribution election forms to the ESOP Participants, and promptly thereafter distribute the assets of the ESOP, or take other appropriate actions, in accordance with such elections.

    SECTION 10.5. BENEFITS TO COMPANY EMPLOYEES. Parent shall or shall cause the Surviving Corporation to take the following action with respect to each Company employee (other than any Person listed on Schedule 14.4) employed in Greensboro, North Carolina or as President of the Line Set Division or as President of the Mill Division on the Closing Date: offer a comparable position at their current employment location at a comparable base rate of pay. For any employee who accepts such employment and who is subsequently terminated, the Surviving Corporation agrees to pay to such employee severance benefits at least equal to the severance benefits that the employee would have received under the existing severance policy of the Company attached hereto as Schedule 10.5. Nothing in this Section 10.5 shall be construed as creating any employment contract between any employee of the Company and Parent or the Surviving Corporation or to diminish or restrict in any way Parent's or the Surviving Corporation's right to terminate without the payment of severance benefits any employee for poor job performance, unexcused

------------------------

* Each of the parties to the Merger Agreement has waived the requirement that the Surviving Corporation forgive the balance of the advance if the net proceeds of such sale are less than $950,000.

absences or other good cause. Parent will recognize the time of service of the Company's employees with respect to the granting of and eligibility for Parent benefits.

                                  ARTICLE XI.
                      ADDITIONAL COVENANTS OF THE PARTIES.

    SECTION 11.1. ASSISTANCE IN CONSUMMATION OF THE MERGER. Each of Parent, Merger Sub and the Company shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Agreement. Parent shall cause Merger Sub to perform all of its obligations in connection with this Agreement. Parent, as the sole stockholder of Merger Sub, shall approve, and hereby approves, this Agreement and the Merger.

    SECTION 11.2. INFORMATION SUPPLIED. The Company and Parent each agrees, as to itself and, in the case of Parent, its Subsidiaries, that to their respective knowledge, none of the information supplied or to be supplied by it or, in the case of Parent, its Subsidiaries for inclusion or incorporation by reference in
(i) the Registration Statement on Form S-4 to be filed with the Commission by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the "PROSPECTUS/PROXY STATEMENT") constituting a part thereof) (the "S-4 REGISTRATION STATEMENT") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 11.3. COMPANY MEETING. The Company will take, in accordance with its Certificate of Incorporation and By-Laws, all action necessary to convene a meeting of holders of Company Common Stock (the "COMPANY MEETING") as promptly as practicable after the S-4 Registration Statement is declared effective by the Commission to consider and vote upon the approval of the Merger and the transactions contemplated hereby and the Company's board of directors will recommend such approval by the holders of Company Common Stock, will not withdraw or modify such recommendation and shall use all commercially reasonably efforts to solicit such approval.

    SECTION 11.4. S-4 REGISTRATION STATEMENT. (a) Parent and the Company shall promptly prepare and file with the Commission the Prospectus/Proxy Statement, and Parent shall prepare and file with the Commission the S-4 Registration Statement as promptly as practicable. Each of Parent and the Company shall use its reasonable best efforts to have the S-4 Registration Statement declared effective by the Commission under the Securities Act as promptly as practicable after such filing, and promptly thereafter the Company shall mail the Prospectus/Proxy Statement to the holders of Company Common Stock. Parent shall also use its reasonable best efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement.

    (b) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, executive officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of Parent's Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

    SECTION 11.5. ACCOUNTING TREATMENT. Neither Parent nor the Company shall take or cause to be taken any action, whether before or after the Effective Date, that would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code. Each of Parent and the Company agrees to use its reasonable best efforts to cure any impediment to the qualification of the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

    SECTION 11.6. COMPLIANCE WITH THE SECURITIES ACT. (a) At least 45 days prior to the Effective Date, the Company shall cause to be delivered to Parent an opinion (satisfactory to counsel for Parent) of Amos, Jeffries & Robinson, L.L.P. identifying all Persons who may be deemed to be, in its opinion, at the time of the Company Meeting convened in accordance with Section 11.3, "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "AFFILIATES"). The certificates representing Parent Common Stock received by such Affiliates shall bear a customary legend regarding applicable Securities Act restrictions and "pooling restrictions."

    (b) The Company shall use its best efforts to cause each Person who is identified as an Affiliate in such opinion to deliver to Parent at least 30 days prior to the Effective Date a written agreement, substantially in the form of EXHIBIT A, that he or she will not (i) offer to sell, sell or otherwise dispose of any of the Parent Common Stock issued to him or her pursuant to the Merger, except in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act or (ii) sell or in any other way reduce his or her risk relative to any such Parent Common Stock or any Company Common Stock until such time as financial results (including combined sales and net income) covering at least 30 days of post-Merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the Commission.

    SECTION 11.7. TRANSFER TAXES. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes (including, without limitation, any New York State Real Estate Transfer Tax) and any other fees and similar taxes which become payable in connection with the Merger.

    SECTION 11.8. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) From and after the Effective Date, Parent and the Surviving Corporation shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof, an officer or director of the Company or an employee of the Company who acts as a fiduciary under the MSOP, ESOP or any other qualified benefit plan of the Company (the "INDEMNIFIED PARTIES") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities, fines, penalties or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or such employee of the Company whether pertaining to any matter of fact existing or occurring at or prior to the Effective Date ("INDEMNIFIED LIABILITIES"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent permitted under applicable law (and Parent and the Surviving Corporation will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Date), (i) the Indemnified Parties may retain counsel (which shall be reasonably acceptable to Parent) and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) Parent and the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this

Section 11.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent and the Surviving Corporation, but the failure so to notify shall not relieve a party from any liability that it may have under this Section 11.8, except to the extent such failure materially prejudices such party. The Indemnified Parties as a group my retain only one law firm to represent them with respect to each such matter in each applicable jurisdiction unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Parent and Merger Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties (including in the Certificate of Incorporation or Bylaws of the Company) with respect to matters occurring through the Effective Date, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities. Parent shall cause the provisions providing for the exculpation of directors and officers liability and indemnification contained in the Certificate of Incorporation of the Surviving Corporation to be substantively the same as the provisions providing for the exculpation of directors and officers liabilities and indemnification contained in the Certificate of Incorporation of the Company in effect immediately prior to the Effective Date. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Certificate of Incorporation or Bylaws of the Company, under the DGCL or otherwise. The provisions of this Section 11.8 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

    (b) For a period of six years after the Effective Date, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent my substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Date; provided, however, that Parent shall not be required to pay an annual premium for such insurance in excess of (i) 250% of the last annual premium paid by the Company prior to the date hereof, for each of the first three annual premiums, and (ii) 200% of the last annual premium paid by the Company prior to the date hereof, thereafter; provided, further, that in the event such maximum amounts are applicable, Parent shall purchase as much coverage as possible for such amount.

    (c) Parent shall reimburse an Indemnified Party for reasonable legal expenses actually incurred by such Indemnified Party in enforcing the provisions of this Section 11.8 if such Indemnified Party is ultimately determined to be the prevailing party in a final adjudication by a court from which there is no further right of appeal (or any such right of appeal has expired).

    SECTION 11.9. ACCESS TO PROPERTIES AND RECORDS; CONFIDENTIALITY. (a) The Company shall afford to Parent, and to the accountants, counsel and representatives of Parent, full access during normal business hours through the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article XV) to all properties, books, Contracts, commitments and files and records (including, but not limited to, Tax Returns and correspondence with accountants) of the Company and, during such period, shall furnish promptly to Parent all other information concerning the Company and its properties and personnel as Parent may reasonably request, provided that no investigation or receipt of information pursuant to this Section 11.9 shall qualify any representation or warranty of the Company or the conditions or the obligations of Parent and Merger Sub. The Company also shall afford to Parent full access to all assets and operations of the Company throughout the period prior to the Closing Date.

    (b) Parent shall cause its officers, employees and other representatives to hold in confidence all confidential information obtained under (a) above, other than any information (i) that is or becomes publicly known to Parent or such Persons otherwise than in violation of this Agreement, (ii) known to the party to whom disclosed prior to such disclosure, or disclosed to such party by a third party not under an obligation of confidentiality to the Party to this Agreement disclosing the same, (iii) developed by the party to whom disclosed independently of the information so disclosed, or (iv) required to be disclosed by law. Parent shall not (and shall insure that such other Persons do not), without the prior written consent of the Company use such information other than in connection with this Agreement and the Merger or disclose such information to others. To the extent that any such confidential information relates to the customers of the Company, such information shall not be disclosed, directly or indirectly, to any employee of Parent who is directly, or indirectly, involved in selling to or setting prices for the sale to customers in competing transactions.

    (c) If this Agreement is terminated, Parent shall, and each shall cause its representatives to, promptly return or cause to be destroyed all copies of confidential information furnished to it and its representatives and all notes and summaries of the confidential information.

                                  ARTICLE XII.
                               MUTUAL CONDITIONS

    The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

    SECTION 12.1. STOCKHOLDER APPROVAL. The Merger and the transactions contemplated hereby shall have been duly approved by holders of the Company Common Stock, in accordance with applicable law and the Company's Certificate of Incorporation and By-Laws, constituting a majority of the outstanding shares of Company Common Stock.

    SECTION 12.2. NYSE LISTING. The shares of Parent Common Stock issuable to the holders of Company Common Stock pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

    SECTION 12.3. FORM S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the Commission.

    SECTION 12.4. HSR ACT. Any applicable waiting period under the HSR Act shall have expired or been terminated.

    SECTION 12.5. TAX OPINION. Parent and the Company shall have received a favorable opinion of Willkie Farr & Gallagher, based upon certain factual representations from the Company, Parent and Merger Sub, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company, Parent and Merger Sub will each be a party to that reorganization within the meaning of
Section 368(a) of the Code.

                                 ARTICLE XIII.
              CONDITIONS PRECEDENT TO PERFORMANCE BY THE COMPANY.

    The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Company in its sole discretion:

    SECTION 13.1. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. All representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct on and as of the Closing Date as if again made by Parent and Merger Sub on and as of such date (except for any representation and warranty made as of a specified date, which shall have been true and correct as of such date), and the Company shall have received a certificate to that effect dated the Closing Date and signed by any Vice President of Parent and Merger Sub.

    SECTION 13.2.  PERFORMANCE OF THE OBLIGATIONS OF PARENT AND MERGER
SUB. Parent and Merger Sub shall have performed all obligations required under this Agreement to be performed by Parent and Merger Sub on or before the Closing Date, and the Company shall have received a certificate to that effect dated the Closing Date and signed by any Vice President of Parent and Merger Sub.

    SECTION 13.3. CONSENTS AND APPROVALS. All consents, waivers, authorizations and approvals of any Governmental Entities, and of any other Person, required in connection with the execution, delivery and performance of this Agreement and set forth on SCHEDULE 13.3 shall have been duly obtained and shall be in full force and effect on the Closing Date.

    SECTION 13.4. NO VIOLATION OF ORDERS. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any court or regulatory authority, domestic or foreign, shall have been instituted or threatened by any Governmental Entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in any such case has a reasonable likelihood of success in the opinion of counsel to the Company.

    SECTION 13.5. NO MATERIAL ADVERSE CHANGE. During the period from June 27, 1998 to the Closing date, there shall not have been any material adverse change in the business of Parent and its Subsidiaries considered as one enterprise, except for any material adverse change resulting from general economic conditions including, but not limited to, reductions in product margins.

    SECTION 13.6. OPINION OF COUNSEL. The Company shall have received an opinion, dated as of the Closing Date, from Parent's general counsel, covering the matters set forth on EXHIBIT B, subject to customary qualifications, limitations and qualifications for opinions given in transactions of the kind contemplated hereby.

    SECTION 13.7. OTHER CLOSING DOCUMENTS. The Company shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of Parent and Merger Sub or in furtherance of the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

    SECTION 13.8. LEGAL MATTERS. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Parent and Merger Sub under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Parent and Merger Sub in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel to Company.

                                  ARTICLE XIV.
         CONDITIONS PRECEDENT TO PERFORMANCE BY PARENT AND MERGER SUB.

    The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Parent and Merger Sub in their sole discretion:

    SECTION 14.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. All representations and warranties made by the Company in this Agreement shall be true and correct on and as of the Closing Date as if again made by the Company on and as of such date (except for any representation and warranty made as of a specified date, which shall have been true and correct as of such date), and Parent shall have received a certificate to that effect dated the Closing Date and signed by any Vice President of the Company.

    SECTION 14.2. PERFORMANCE OF THE OBLIGATIONS OF THE COMPANY. The Company shall have performed all obligations required under this Agreement to be performed by it on or before the Closing Date, and Parent shall have received a certificate to that effect dated the Closing Date and signed by any Vice President of the Company.

    SECTION 14.3. CONSENTS AND APPROVALS. All consents, waivers, authorizations and approvals of any Governmental Entity and of any other Person, required in connection with the execution, delivery and performance of this Agreement and set forth on SCHEDULE 14.3 shall have been duly obtained and shall be in full force and effect on the Closing Date.

    SECTION 14.4. COMPANY PAYMENTS. The Company shall have paid any and all payments required to be made by the Company (i) to the executives and present and former employees of the Company by reason, or as a result of, the Merger in the amounts set forth next to such Person's name on SCHEDULE 14.4, and the Company shall have received a release from each such Person of all claims against the Company, and (ii) to its and the ESOP's and MSOP's accountants, attorneys and financial advisors for all services rendered, and expenses advanced, in connection with the Merger.

    SECTION 14.5. NO VIOLATION OF ORDERS. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of the Company shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any Governmental Entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in either such case has a reasonable likelihood of success in the opinion of counsel to Parent.

    SECTION 14.6. NO MATERIAL ADVERSE CHANGE. During the period from June 26, 1998 to the Closing Date, there shall not have been any material adverse change in the Company or its business, except for any material adverse change resulting from (i) payments made pursuant to Section 14.4 and (ii) general economic conditions including, but not limited to, reductions in product margins.

    SECTION 14.7. OPINION OF COUNSEL. Parent shall have received an opinion, dated as of the Closing Date, from Amos, Jeffries & Robinson L.L.P., covering the matters set forth on EXHIBIT C, subject to customary qualifications, limitations and qualifications for opinions given in transactions of the kind contemplated hereby.

    SECTION 14.8. OTHER CLOSING DOCUMENTS. Parent shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Company or in furtherance of the transactions contemplated by this Agreement as Parent or its counsel may reasonably request.

    SECTION 14.9. LEGAL MATTERS. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Company under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Company in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel to Parent.

    SECTION 14.10. POOLING OF INTERESTS LETTER. The Company shall have received a letter from Arthur Andersen LLP, dated the Closing Date, as to whether or not the Company qualifies for "pooling of interests" accounting treatment if the Merger is consummated in accordance with this Agreement.

    SECTION 14.11. APPRAISAL RIGHTS. The holders of not more than 5% of the outstanding shares of Company Common Stock shall have exercised their appraisal rights in the Merger in accordance with the DGCL.

                                  ARTICLE XV.
                                  TERMINATION.

    SECTION 15.1. CONDITIONS OF TERMINATION. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

    (a) By mutual consent of the board of directors of the Company and the board of directors of Parent;

    (b) By Parent if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement and has not cured such breach within ten (10) business days after written notice to the Company (provided, that Parent and Merger Sub are not then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 14.1 or Section 14.2 hereof, as the case may be, will not be satisfied;

    (c) By the Company if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement and has not cured such breach within ten (10) business days after written notice to Parent (provided, that the Company is not then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 13.1 or Section 13.2 hereof, as the case may be, will not be satisfied;

    (d) By the Company or Parent if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would make consummation of the transactions contemplated hereby illegal; or

    (e) By the Company or Parent if the Closing shall not have been consummated by December 23, 1998, unless on or before November 13, 1998, the applicable waiting period under the HSR Act shall not have expired or been terminated (the "HSR TERMINATION DATE") or the S-4 Registration Statement shall not have been declared effective by the Commission (the "REGISTRATION STATEMENT EFFECTIVE DATE"), in which event this Agreement may not be terminated pursuant to this
Section 15.1(e) until the earlier to occur of (x) February 25, 1999 or (y) the date which is 40 days following the later to occur of the HSR Termination Date and the Registration Statement Effective Date.

    SECTION 15.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 15.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Parent or Merger Sub, or their respective officers, directors, stockholders, partners, option holders or other Persons under their control, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement, and provided that the provisions of Articles XV, XVI and XVII hereof shall remain in full force and effect and survive any termination of this Agreement.

                                  ARTICLE XVI.
                                   SURVIVAL.

    SECTION 16.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representations or warranties contained in this Agreement shall survive the Effective Date. The covenants made by the parties in this Agreement with respect to action to be taken or omitted after the Closing Date shall survive the Closing and the consummation of the transactions contemplated by this Agreement.

                                 ARTICLE XVII.
                                 MISCELLANEOUS.

    SECTION 17.1. SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

    SECTION 17.2. GOVERNING LAW, JURISDICTION. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the State of Delaware or the United States of America for the District of Delaware.

    SECTION 17.3. EXPENSES. All the fees, expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, expenses and costs.

    SECTION 17.4. BROKER'S AND FINDER'S FEES. Parent represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement. The Company represents and warrants that neither the Company nor the ESOP Trustee has dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement.

    SECTION 17.5. SEVERABILITY. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect so long as, and only so long as, the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto or to the stockholders of the Company or Parent. Upon a determination that any provision is invalid, illegal or incapable of being enforced and does not adversely affect the substance of these transactions in a material way, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

    SECTION 17.6. NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission;
(iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or
(iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

    If to the Company:

                                          Halstead Industries, Inc.
                                          300 North Greene Street
                                          Suite 1700
                                          Greensboro, North Carolina 27401
                                          Attn: Michael E. Stoll
                                          Telecopy: (336) 274-5619

    Copy to:

                                          Amos, Jeffries & Robinson, L.L.P.
                                          230 North Elm Street
                                          Greensboro, North Carolina 27401
                                          Attn: Jerry W. Amos, Esq.
                                          Telecopy: (336) 273-2435

    If to Parent or Merger Sub:

                                          Mueller Industries
                                          6799 Great Oaks Road, Suite 200
                                          Memphis, Tennessee 38138
                                          Attn: William H. Hensley, Esq.
                                          Telecopy: (901) 753-3251

    Copy to:

                                          Willkie Farr & Gallagher
                                          787 Seventh Avenue
                                          New York, New York 10019
                                          Attn: Neil Novikoff, Esq.
                                          Telecopy: (212) 728-8111

    Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

    SECTION 17.7. AMENDMENTS; WAIVERS. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

    SECTION 17.8. PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Party prior to making the disclosure).

    SECTION 17.9. ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

    SECTION 17.10. PARTIES IN INTEREST. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.

    SECTION 17.11. SCHEDULED DISCLOSURES. Unless otherwise provided in this Agreement, disclosure of any matter, fact or circumstance in a Schedule to this Agreement shall not be deemed to be disclosure thereof for purposes of any other Schedule hereto.

    SECTION 17.12. SECTION AND PARAGRAPH HEADINGS. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

    SECTION 17.13. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                MUELLER INDUSTRIES, INC.

                                By:  /s/ WILLIAM D. O'HAGAN
                                     -----------------------------------------
                                     William D. O'Hagan
                                     President and Chief
                                     Executive Officer

                                MUELLER ACQUISITION CORP.

                                By:  /s/ WILLIAM H. HENSLEY
                                     -----------------------------------------
                                     William H. Hensley
                                     President

                                HALSTEAD INDUSTRIES, INC.

                                By:  /s/ WILLIAM B. HALSTEAD
                                     -----------------------------------------
                                     William B. Halstead
                                     Chief Executive Officer and
                                     Chairman of the Board

                                                                      APPENDIX B

                 FORM OF AMENDED AND RESTATED VOTING AGREEMENT

    AMENDED AND RESTATED VOTING AGREEMENT, dated as of August   , 1998, between
MUELLER INDUSTRIES, INC., a Delaware corporation ("Parent"), and the stockholder of HALSTEAD INDUSTRIES, INC., a Delaware corporation (the "Company"), whose name and signature is set forth on the signature page hereof (the "Stockholder").

                                    RECITALS

    The Company, Parent and Mueller Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which, subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into the Company (the "Merger"), and each outstanding share of Company Common Stock, other than shares owned by the Company or Parent or their respective Subsidiaries and other than Dissenting Shares, will be converted into the right to receive shares of common stock, $.01 par value per share, of Parent, all as more fully set forth in the Merger Agreement.

    As of the date hereof, the Stockholder is the beneficial owner and, except as set forth on the signature page hereof, the record owner of the number of shares of Company Common Stock set forth on the signature page hereof (the "Existing Shares" and, together with any shares of Company Common Stock acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, the "Shares").

    As an inducement and a condition to its entering into the Merger Agreement and incurring the obligations set forth therein, Parent has required that the Stockholder enter into this Agreement.

    The Stockholder and Parent desire to set forth their agreement with respect to the voting of the Shares in connection with the Merger, upon the terms and subject to the conditions set forth herein.

                                   AGREEMENT

    To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

    1. AGREEMENT TO VOTE. The Stockholder hereby agrees that, from and after the date hereof and until the Expiration Date (as defined in Section 3), at any meeting of the stockholders of the Company, however called, or in connection with any solicitation of written consents of the stockholders of the Company, the Stockholder shall vote (or cause to be voted) or act by written consent with respect to the Shares in favor of adoption and approval of the Merger Agreement and the Merger and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement

    2. PROXY. THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, AND EACH OF THE CHIEF EXECUTIVE OFFICER AND THE CHIEF FINANCIAL OFFICER OF PARENT, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER'S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO THE SHARES IN ACCORDANCE WITH SECTION 1 HEREOF. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE, AND THE STOCKHOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF

THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY HIM WITH RESPECT TO THE SHARES.

    3. EXPIRATION OF PROXY. The proxy set forth in Section 2 hereof shall terminate on the Expiration Date. As used herein, the term "Expiration Date" means the earlier of (i) the Effective Date and (ii) the termination of the Merger Agreement pursuant to Article XV thereof (unless either such date shall be extended by the mutual written consent of Parent and the Stockholder).

    4. REPRESENTATION AND WARRANTIES OF PARENT. Parent represents and warrants to the Stockholder as follows:

        (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        (b) Parent has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's Board of Directors and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and (assuming the valid authorization, execution and delivery of this Agreement by the Stockholder) is a valid and binding obligation of Parent, enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

        (c) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or any of its subsidiaries, (ii) conflict with or violate any federal, state, local or foreign law, statute, ordinance, rule, regulation, permit, order, judgment or decree (collectively, "Laws") applicable to Parent or any of its subsidiaries or by which any of their respective properties is bound, or
    (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any lien, claim, security interest or other charge or encumbrance (collectively, "Encumbrances") on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries or any of their respective properties is bound, except for any thereof that could not reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

        (d) The execution and delivery of this Agreement by Parent do not require Parent to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign ("Governmental Entity"), based on the Laws of any Governmental Entity, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

        (e) There is no suit, action, investigation or proceeding pending or, to the knowledge of the executive officers of Parent, threatened against Parent or any of its subsidiaries at law or in equity before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that could reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby, and there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, board, bureau, agency, instrumentality or arbitrator to which Parent or any of its subsidiaries is subject that could reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

    5. REPRESENTATION AND WARRANTIES OF THE STOCKHOLDER. The Stockholder represents and warrants to Parent as follows:

        (a) If the Stockholder is a corporation, partnership or trust, the Stockholder has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization.

        (b) If the Stockholder is a corporation, partnership or trust, the Stockholder has all necessary corporate, partnership or trust power and authority (including, if necessary, authority of the beneficial owner of the Existing Shares or the Shares) to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If the Stockholder is a corporation, partnership or trust, the execution, delivery and performance of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate, partnership or trust action on the part of the Stockholder and, if necessary, the beneficial owner of the Existing Shares or the Shares.

        (c) This Agreement has been duly executed and delivered by the Stockholder and (assuming the valid authorization, execution and delivery of this Agreement by Parent) is a valid and binding obligation of the Stockholder and, if necessary, the beneficial owner of the Existing Shares or the Shares, enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

        (d) The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not, if the Stockholder is a corporation, partnership or trust, conflict with or violate the Certificate of Incorporation or By-Laws, or other organizational documents, of the Stockholder.

        (e) There is no suit, action, investigation or proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder at law or in equity before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that could reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby, and there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, board, bureau, agency, instrumentality or arbitrator to which the Stockholder is subject that could reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

        (f) The Existing Shares are owned beneficially (unless the Stockholder is a trust) and, except as set forth on the signature page hereof, of record by the Stockholder. The Existing Shares constitute all of the shares of Company Common Stock owned of record or (except as set forth on the signature page hereof) beneficially by the Stockholder (or, if the Stockholder is a trust, owned in its capacity as trustee). All of the Existing Shares are issued and outstanding and, except as indicated on the signature page hereto, the Stockholder does not own, of record or beneficially, any warrants, options or other rights to acquire any shares of Company Common Stock. The Stockholder has (except as set forth on the signature page hereof) sole voting power and sole power of disposition with respect to all of the Existing Shares with no restrictions, subject to applicable federal securities laws, on the

    Stockholder's rights of disposition pertaining thereto. The Stockholder has good and valid title to the Existing Shares free and clear of all Encumbrances.

    6. INVESTMENT REPRESENTATIONS OF THE STOCKHOLDER. The Stockholder represents and warrants to, and agrees with, Parent that the Stockholder has reviewed the Merger Agreement and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such document, the Company, Parent and the business and prospects of the Company and Parent which the Stockholder deems necessary to evaluate the merits and risks related to the Stockholder's determination to enter into this Agreement and to consummate the transactions contemplated hereby.

    7. AGREEMENTS OF THE STOCKHOLDER. The Stockholder hereby agrees as follows:

        (a) The Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby or except with the prior written consent of Parent, not to take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing his obligations under this Agreement.

        (b) The Stockholder hereby agrees, while this Agreement is in effect, to notify promptly Parent of the number of any new shares of Company Common Stock acquired by the Stockholder, if any, after the date hereof.

        (c) Such Stockholder agrees to place the following legend on any and all certificates evidencing the Shares:

           THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THAT CERTAIN AMENDED AND RESTATED VOTING AGREEMENT, DATED AS OF AUGUST 6, 1998, BY AND BETWEEN MUELLER INDUSTRIES, INC. AND SUCH STOCKHOLDER, INCLUDING THE GRANTING BY SUCH STOCKHOLDER OF AN IRREVOCABLE PROXY AS TO CERTAIN MATTERS PURSUANT TO SECTION 2 OF SUCH AGREEMENT.

        (d) Such Stockholder agrees that prior to any sale, transfer, pledge, encumbrance, assigning or other disposition (a "Transfer") of any of the Existing Shares or any Shares acquired after the date hereof, such Stockholder will as a condition to such Transfer cause the transferee to agree to be bound by the provisions of this Agreement as if such transferee were a party hereto, and acknowledge the irrevocable proxy granted pursuant to Section 2 hereof, such agreement and acknowledgment to be in a form reasonably acceptable to Parent. Any Transfer of such Existing Shares or Shares in violation of the terms of this Agreement shall be null and void and of no effect whatsoever.

    8. ADJUSTMENT. If, between the date of this Agreement and the Effective Date, the Company declares, pays or makes any dividend or other distribution of any kind of cash or property on the Company Common Stock, the Stockholder shall receive and hold such cash or property for the benefit of Parent and shall deliver such cash or property, with appropriate instruments of transfer, if necessary, to Parent on the Effective Date.

    9. FURTHER ASSURANCES. From time to time, at the other party's reasonable request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

    10. SURVIVAL. The covenants of the parties hereto, and the representations and warranties of the parties hereto, shall survive until the Expiration Date.

    11. MISCELLANEOUS. (a) This Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise.

        (b) This Agreement may not be amended or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. Parent or the Stockholder may, from time to time, waive, on such terms and conditions as Parent or the Stockholder, as the case may be, may specify in such instrument, any of the requirements of this Agreement. Any such amendment shall be binding upon the parties thereto and any such waiver shall be binding upon Parent or the Stockholder, as the case may be, executing the same. No such waiver shall extend to any subsequent or other event or circumstance or impair any right consequent thereon.

        (c) All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the date delivered, if delivered personally, (ii) on the first business day following the deposit thereof with Federal Express, if sent by Federal Express, and (iii) on the fourth business day following the mailing thereof with postage prepaid, if mailed by registered or certified mail (return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (i) if to the Stockholder, to it at its address set forth on the signature page hereof; and

        (ii) if to Parent, to it at:

           Mueller Industries, Inc.

          6799 Great Oaks Road
           Suite 200
           Memphis, Tennessee 38138
           Attention: William H. Hensley, Esq.
                    Vice President, General Counsel and Secretary

           with copies to:

          Willkie Farr & Gallagher
           787 Seventh Avenue
           New York, New York 10019-6099
           Attention: Neil Novikoff, Esq.

        (d) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        (e) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Chancery Courts of the State of Delaware (and any appellate courts therefrom).

        (f) This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

        (g) The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        (h) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

                         [Signatures appear on next page.]

    IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                MUELLER INDUSTRIES, INC.

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                THE STOCKHOLDER:

                                 ---------------------------------------------
                                                 (Print Name)

                                By:
                                     -----------------------------------------
                                     Name:
                                     Title:

                                Number of Existing Shares:

                                Number of shares of Company Common Stock owned of record by the Employee Stock Ownership Plan of Halstead Industries, Inc. that are beneficially owned by the Stockholder:

                                Number of shares of Company Common Stock owned of record by the Management Stock Ownership
                                Plan of Halstead Industries, Inc. that are beneficially owned by the Stockholder:

                                Address:

                                ---------------------------------------------

                                ---------------------------------------------

                                ---------------------------------------------

                                ---------------------------------------------

                                                                      APPENDIX C

August 5, 1998

First Commercial Trust Company as trustee for the Employee Stock Ownership Plan of Halstead Industries, Inc.
400 West Capital Avenue
Little Pock, Arkansas 72201

Ladies and Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the Employee Stock Ownership Plan of Halstead Industries, Inc. (the "Plan") of the consideration to be paid to the Plan pursuant to the Agreement and Plan of Merger (the "Agreement") among Mueller Industries, Inc. ("Mueller") and its subsidiaries and Halstead Industries, Inc. (the "Company") pursuant to which a Mueller subsidiary will merge into the Company (the "Merger") with the Company surviving the Merger. The Agreement provides, among other things, that each share of Common Stock, par value $0.10 per share, of the Company will be converted into that number of shares of the common stock, par value $0.01 per share, of Mueller ("Mueller Common Stock") equal to the "Exchange Ratio" as defined in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

    Parker/Hunter Incorporated, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, the purchase and sale of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as financial advisor to the Plan in connection with the valuation of the Company's stock held by the Plan.

    In connection with our opinion, we have reviewed, among other things, the following: (i) the draft of the Agreement dated August 4, 1998; (ii) the Company's audited financial statements as of December 31, 1997 and for the five fiscal years then ended and the Company's unaudited internal financial statements for the six month period ended June 26, 1998; (iii) certain other internal Company information, primarily financial in nature, including financial projections for the Company prepared by the management of the Company; (iv) the nature and financial terms of certain recent business combinations which we believe to be relevant; and (v) certain publicly available information regarding companies that we believe to be comparable to the Company as well as trading market information for certain of such other companies' securities. We have also met with certain senior officers of the Company to discuss the foregoing as well as the operations, financial condition, history and prospects of the Company and other matters we believe relevant. We have taken into account our assessment of general economic, market and financial conditions and our experience in securities valuation generally. We have also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria which we deemed relevant. The amount of consideration was determined pursuant to negotiations between the Company and Mueller and not pursuant to recommendations of Parker/Hunter. We have not been requested to and did not solicit third party indications of interest in acquiring all or any part of the Company.

                                                  First Commercial Trust Company
                                                                  August 5, 1998
                                                                          Page 2

    In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information that was publicly available or furnished or otherwise communicated to us by the Company. We have not made an independent evaluation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such evaluations or appraisals. With respect to the Company's financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company's management and we express no opinion with respect to such projections or the assumptions on which they are based. Our opinion is necessarily based upon the business, market, monetary, economic, and other conditions as they exist on, and can be evaluated as of, the date of this letter and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. Further, our opinion does not address the relative merits of the merger and any other potential transactions or business strategies considered by the Company's Board of Directors, and does not constitute a recommendation to any holder of Common Stock as to how such holder should vote with respect to the Merger. In the past, we have provided investment banking services to the Plan for which we have received customary compensation.

    It is understood that this letter is for the information of the Trustee for the Plan and may not be used for any other purpose without our prior written consent, except that this opinion may be included only in its entirety in any proxy, information statement, prospectus or other materials mailed to Plan participants in connection with the Merger and this opinion may be made available to the Securities and Exchange Commission or any state securities regulators or any other governmental authority.

    Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the consideration is fair, from a financial point of view, to the Plan.

Very truly yours,

PARKER/HUNTER INCORPORATED

                                                                      APPENDIX D

                        DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation, and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger of consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

    A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

    In accordance with Section 145 of the DGCL, the Mueller Certificate and the Mueller Bylaws provide that Mueller shall, to the fullest extent permitted by the DGCL, as the same exists or may be hereafter amended or supplemented, or by any successor thereto, indemnify each person made or threatened to be made a party to an action or proceeding, whether criminal, civil or investigative, by reason of fact that such person is or was an officer or employee or agent of Mueller (including such person's testator or intestate) or is or was serving at the request of Mueller as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided by the Mueller Bylaws shall not be deemed exclusive of any other rights to which any of those seeking indemnification may be entitled under the Mueller Certificate, any agreement, vote of stockholders or disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Mueller Certificate further provides that a director of Mueller shall not be personally liable to Mueller or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Mueller or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

    The Mueller Bylaws provide that Mueller may purchase and maintain insurance on behalf of its directors, officers, employees and agents or is or was otherwise serving at the request of Mueller as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liabilities asserted against such persons arising out of such capacities, whether or not Mueller would have the power to indemnify him against such liability under the provisions of Mueller's Bylaws or under Section 145 of the DGCL or any other provision of law.

ITEM 21. EXHIBITS.

    (a) The following Exhibits are filed as part of this report:

       2   Agreement and Plan of Merger, dated as of August 7, 1998, among Halstead Industries,
           Inc., Mueller Industries, Inc., and Mueller Acquisition Corp. (included as Appendix A to the Proxy Statement/Prospectus).

      3.1  Certificate of Incorporation of Mueller Industries, Inc., as amended.*

      3.2  Bylaws of Mueller Industries, Inc., as amended and restated, effective November 10,
           1994 (incorporated herein by reference to Exhibit 3(ii) of the Registrant's Current
           Report on Form 8-K dated November 14, 1994).

      4.1  Common Stock Specimen (incorporated herein by reference to Exhibit 4.1 of the
           Registrant's Current Report on Form 8-K dated December 28, 1990).

      4.2  Rights Agreement, dated as of November 10, 1994, between the Registrant and
           Continental Stock Transfer and Trust Company, as Rights Agent, which includes the Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating
           Preferred Stock of the Registrant, as Exhibit A, the Form of Rights Certificate, as
           Exhibit B, and the Summary of Rights to Purchase Preferred Stock, as Exhibit C
           (incorporated by reference to Exhibit 99.1 of the Registrant's Current Report on Form
           8-K, dated November 14, 1994).

       5   Opinion of Willkie Farr & Gallagher with respect to the legality of Mueller Shares being registered.*

       8   Opinion of Willkie Farr & Gallagher with respect to certain tax matters.*

     23.1  Consent of Ernst and Young LLP.

     23.2  Consent of Arthur Andersen LLP.

     23.3  Consent of Willkie Farr & Gallagher (included in its opinions filed as Exhibits 5 and
           8).*

      24   Power of Attorney (included on the signature pages hereto).

     99.1  Form of Halstead Proxy.

     99.2  Letter to Participants in the Halstead Industries, Inc. Employee Stock Ownership
           Program.

     99.3  Consent of Parker/Hunter Incorporated.

------------------------

*   To be filed by amendment.

    (b) Financial Schedules

    None.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; PROVIDED, HOWEVER, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in registration statements on Form S-3 or Form S-8 and the periodic reports filed by the Registrant pursuant to
       Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter with the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on September 30, 1998.

                                          MUELLER INDUSTRIES, INC.
                                          /s/ HARVEY L. KARP
       -------------------------------------------------------------------------
                                          Harvey L. Karp
                                          Chairman of the Board

                               POWER OF ATTORNEY

    The undersigned officers and directors of the Registrant hereby severally constitute and appoint Earl W. Bunkers, Kent A. McKee and William H. Hensley, and each of them, attorney-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated:

             NAME                          TITLE                    DATE
------------------------------  ---------------------------  -------------------

      /s/ HARVEY L. KARP        Chairman of the Board and
------------------------------    Director                   September 30, 1998
        Harvey L. Karp

     /s/ ROBERT B. HODES        Director
------------------------------                               September 30, 1998
       Robert B. Hodes

                                Director
------------------------------                               September   , 1998
        Allan Mactier

    /s/ WILLIAM D. O'HAGAN      President, Chief Executive
------------------------------    Officer, Director          September 30, 1998
      William D. O'Hagan

                                Director
------------------------------                               September   , 1998
    Robert J. Pasquarelli

     /s/ EARL W. BUNKERS        Executive Vice President,
------------------------------    Chief Financial Officer    September 30, 1998
       Earl W. Bunkers

                                 EXHIBIT INDEX

                                                                                                             SEQUENTIAL
                                                                                                                PAGE
  EXHIBIT                                             DESCRIPTION                                              NUMBER
-----------  ---------------------------------------------------------------------------------------------  -------------

        2    Agreement and Plan of Merger, dated as of August 7, 1998, among Halstead Industries, Inc.,
             Mueller Industries, Inc., and Mueller Acquisition Corp. (included as Appendix A to the Proxy
             Statement/Prospectus).

       23.1  Consent of Ernst and Young LLP.

       23.2  Consent of Arthur Andersen LLP.

       24    Power of Attorney (included on the signature pages hereto).

       99.1  Form of Halstead Proxy.

       99.2  Letter to Participants in the Halstead Industries, Inc. Employee Stock Ownership Program.

       99.3  Consent of Parker/Hunter Incorporated.